                                                                   EXHIBIT 10.11


================================================================================

                   SECOND AMENDED AND RESTATED LOAN AGREEMENT

                           Dated as of April 29, 1996

                                     between

                        BANNER'S CENTRAL ELECTRIC, INC.,

                                       and

        BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as Agent,

                                       and

             THE FINANCIAL INSTITUTIONS THAT ARE SIGNATORIES HERETO

                                   $60,000,000


================================================================================

                                TABLE OF CONTENTS

                                    ARTICLE I

                                  DEFINITIONS AND CONSTRUCTION..................................................  1

           1.1    Definitions...................................................................................  1

           1.2    Construction.................................................................................. 28

           1.3    Accounting Terms.............................................................................. 28

           1.4    Disclosure Statement.......................................................................... 29


                                   ARTICLE II

                                  AMOUNT AND TERMS OF LOANS..................................................... 29

           2.1    Revolving Credit Facility..................................................................... 29

           2.2    Letters of Credit............................................................................. 30

           2.3    Authorization and Issuance of the Notes....................................................... 33

           2.4    Rate Designation.............................................................................. 33

           2.5    Interest Rates; Payment of Principal and Interest............................................. 33

           2.6    Default Rate.................................................................................. 35

           2.7    Computation of Interest and Fees.............................................................. 35

           2.8    Request for Borrowing......................................................................... 35

           2.9    Conversion or Continuation.................................................................... 37

           2.10    Loans by Banks............................................................................... 39

           2.11    Termination or Reduction of Commitment....................................................... 39

           2.12    Voluntary Prepayments........................................................................ 40

           2.13    Fees......................................................................................... 40

           2.14    Replacement of Banks......................................................................... 41

           2.15    Eurodollar Costs............................................................................. 41

           2.16    Special Eurodollar Circumstances............................................................. 43

           2.17    Taxes........................................................................................ 44

           2.18    Increased Capital Cost....................................................................... 45

           2.19    Funding Sources.............................................................................. 46

           2.20    Holidays..................................................................................... 46

           2.21    Place of Borrowings.......................................................................... 46

           2.22    Time and Place of Payments................................................................... 46

           2.23    Survivability................................................................................ 46


                                   ARTICLE III

                                  CONDITIONS TO LOANS........................................................... 47

           3.1    Conditions Precedent to Initial Loans......................................................... 47

           3.2    Conditions Precedent to All Loans............................................................. 49

           3.3    Condition Subsequent to Initial Loans......................................................... 50

           3.4    Determinations Under Section 3.1.............................................................. 50


                                   ARTICLE IV

                                  REPRESENTATIONS AND WARRANTIES
                                           OF BORROWER.......................................................... 50

           4.1    Due Organization; Subsidiaries................................................................ 51

           4.2    Capital Stock or Interests of Borrower........................................................ 51

           4.3    Requisite Power and Authorization............................................................. 51

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
   4.4     Binding Agreements ...............................       52

   4.5     Other Agreements .................................       52

   4.6     Litigation; Adverse Facts ........................       52

   4.7     Government Consents ..............................       53

   4.8     Financial Condition ..............................       53

   4.9     Title to Assets; Liens ...........................       54

   4.10    Tax Examination ..................................       55

   4.11    Payment of Taxes .................................       55

   4.12    Governmental Regulation ..........................       55

   4.13    Securities Activities ............................       56

   4.14    Employee Benefit Plans ...........................       56

   4.15    Disclosure .......................................       57

   4.16    Indebtedness .....................................       57

   4.17    Licenses, Patents, Trademarks, and Intellectual
           Property .........................................       57

   4.18    Burdensome Agreements ............................       58

   4.19    Existing Defaults ................................       58

   4.20    Contract Warranties ..............................       58

   4.21    Compliance with Consumer Finance Laws ............       59

   4.22    Leases ...........................................       59

   4.23    Fire, Explosion, and Labor Disputes ..............       59

   4.24    Location of Chief Executive Office ...............       59

   4.25    No Partnerships ..................................       59

   4.26    Employment Agreements and Relations ..............       59

   4.27    Environmental Matters ............................       60

   4.28    Solvency .........................................       60

   4.29    No Default .......................................       60

   4.30    Representations and Warranties Relating to Central
           Ram ..............................................       60

                                    ARTICLE V

                    AFFIRMATIVE COVENANTS OF BORROWER .......       61

   5.1     Accounting Records and Inspection ................       62

   5.2     Financial Statements and Other Information .......       62

   5.3     Corporate Existence ..............................       67

   5.4     Payment of Taxes and Claims ......................       68

   5.5     Maintenance of Properties ........................       68

   5.6     Insurance ........................................       68

   5.7     Compliance with Laws .............................       69

   5.8     Compliance with ERISA ............................       69

   5.9     Consumer Finance Regulations .....................       69

   5.10    Further Assurances ...............................       69

   5.11    Compliance by Central Ram ........................       70

   5.12    Intercompany Services ............................       70

   5.13    Collection and Disbursement Procedures ...........       71


                                   ARTICLE VI

                    NEGATIVE COVENANTS OF BORROWER ..........       71

   6.1     Indebtedness .....................................       71

   6.2     Liens ............................................       72

   6.3     Investments ......................................       72

   6.4     Accommodation Obligations ..........................       73

   6.5     Dividends ..........................................       73

   6.6     Financial Covenants ................................       74

   6.7     Restriction on Fundamental Changes .................       76

   6.8     Sales and LeaseBacks ...............................       77

   6.9     Sale of Assets .....................................       77

   6.10    Transactions with Shareholders and Affiliates ......       78

   6.11    Conduct of Business ................................       80

   6.12    Issuance of Preferred Stock ........................       80

   6.13    Prepayment of Indebtedness .........................       80

   6.14    Use of Proceeds ....................................       80

   6.15    ERISA ..............................................       80

   6.16    Misrepresentations .................................       81

   6.17    Change in Location of Chief Executive Office and
           Assets .............................................       81

   6.18    Warehouse Receipts .................................       81

   6.19    Margin Regulation ..................................       81

   6.20    Amendments or Waivers of Certain Documents .........       81

   6.21    Amendment of Rewrite Policy ........................       82

   6.22    Change of Fiscal Periods ...........................       82

   6.23    Compliance by Central Ram ..........................       82


                                   ARTICLE VII

                EVENTS OF DEFAULT AND REMEDIES ................       82

   7.1     Events of Default ..................................       82

   7.2     Remedies ...........................................       87


                                  ARTICLE VIII

                THE AGENT AND THE BANKS .......................       88

   8.1     Appointment and Powers of Agent ....................       88

   8.2     Agent's Reliance ...................................       88

   8.3     Defaults ...........................................       89

   8.4     Rights as a Bank ...................................       89

   8.5     Indemnification ....................................       90

   8.6     NonReliance by Banks ...............................       90

   8.7     Failure to Act .....................................       91

   8.8     Excess Payments ....................................       91

   8.9     Obligations Several ................................       91

   8.10    Resignation by or Removal of Agent .................       91

   8.11    Intercreditor Agreements ...........................       92


                                   ARTICLE IX

                BANKS' REPRESENTATIONS ........................       92

   9.1     Investment Representation ..........................       92

   9.2     Assignment of Interest in Notes; Compliance with Law       92

   9.3     Confidentiality ....................................       93


                                    ARTICLE X

                EXPENSES AND INDEMNITIES ......................       93

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
   10.1     Expenses ...............................................................................       93

   10.2     Indemnity ..............................................................................       94


                                   ARTICLE XI

                 MISCELLANEOUS .....................................................................       95

   11.1     No Waivers; Remedies ...................................................................       95

   11.2     Waivers and Amendments .................................................................       95

   11.3     Changes in Accounting Principles .......................................................       96

   11.4     Confirmation ...........................................................................       96

   11.5     Notices ................................................................................       97

   11.6     Transfers of Notes .....................................................................       97

   11.7     Availability of Funds ..................................................................       97

   11.8     Successors and Assigns .................................................................       98

   11.9     Headings.............................................................................         100

   11.10    Execution in Counterparts; Effectiveness.............................................         100

   11.11    GOVERNING LAW........................................................................         101

   11.12    Arbitration..........................................................................         101

   11.13    Severability of Provisions...........................................................         103

   11.14    Survival of Agreements, Representations, and
            Warranties...........................................................................         103

   11.15    Setoff...............................................................................         103

   11.16    Independence of Covenants............................................................         104

   11.17    Complete Agreement...................................................................         104

   11.18    Relationship to Prior Loan Agreement.................................................         104

   11.19    Increase in Commitment...............................................................         104



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


                    EXHIBITS AND SCHEDULES TO LOAN AGREEMENT

Exhibits

A-1               Assignment and Acceptance

B-1               Borrowing Base Certificate

C-1               Pro Rata Share of the Commitment of Each Bank

N-1               Note

N-2               Notice of Borrowing

N-3               Notice of Conversion/Continuation

O-1               Officer's Compliance Certificate

S-1               Supplemental Signature Page

3.1(c)            Opinion of Borrower's Counsel

3.1(w)            Certificate Regarding California Commercial Code Section
                  9102(5)-(7)

11.5              Notice Information

Schedules

A-1               List of Ancillary Documents

D-1               Disclosure Statement

                   SECOND AMENDED AND RESTATED LOAN AGREEMENT

         THIS SECOND AMENDED AND RESTATED LOAN AGREEMENT, dated as of April 29, 1996, is entered into between BANNER'S CENTRAL ELECTRIC, INC., a California corporation ("Borrower"), on the one hand, and, on the other hand, the financial institutions that either now or in the future are signatories hereto (collectively referred to as "Banks" and individually as a "Bank"), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as agent (hereinafter, in such capacity, together with any successors thereto in such capacity, referred to as "Agent") for Banks hereunder. This Agreement is made with reference to that certain Loan Agreement dated as of the Signing Date, between Borrower and Agent (herein the "Prior Loan Agreement"). Subject to and as provided in Section 11.18 hereof, this Agreement amends and restates in its entirety, and supersedes, the Prior Loan Agreement.

                                    ARTICLE I

                          DEFINITIONS AND CONSTRUCTION

         1.1 Definitions. For purposes of this Agreement, the following initially capitalized terms shall have the following meanings:

                           "Accommodation Obligation" shall mean, as applied to
                  any Person and without duplication of amounts, any obligation of such Person guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to such Person) any indebtedness, lease, dividend, letter of credit, or other obligation ("primary obligation") of any other Person ("primary obligor") in any manner, whether directly or indirectly, including any obligation of such Person (irrespective of whether contingent) (a) to purchase any such primary obligation or any Asset constituting direct or indirect security therefor, (b) to advance or supply funds (whether in the form of a loan, advance, stock purchase, capital contribution, or otherwise) (i) for the purchase, repurchase, or payment of any such primary obligation or any Asset constituting direct or indirect security therefor, or
                  (ii) to maintain working capital or equity capital of the primary obligor, or to otherwise maintain the net worth, solvency, or other financial condition of the primary obligor,
                  (c) to purchase or make payment for any Asset, security, service, or lease if primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or
                  (d) to otherwise assure or hold harmless the owner of such primary obligation against loss in respect thereof;


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



                  provided, however, that the term "Accommodation Obligation" shall not include (i) endorsements of instruments for deposit or collection in the ordinary course of such Person's business, or (ii) indemnities arising in the ordinary course of business, including indemnities arising in connection with the sale or other disposition of a Person's Assets or in connection with the incurrence of Indebtedness. The amount of any Accommodation Obligation shall be deemed to be an amount equal to the maximum amount of a Person's liability with respect to the stated or determinable amount of the primary obligation for which such Accommodation Obligation is incurred, or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by Agent.

                           "Account Debtor" shall mean the Person or Persons
                  obligated on a Contract.

                           "Affiliate" shall mean, as applied to any Person, any
                  other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

                           "Agent" shall have the meaning ascribed to such term
                  in the introduction to this Agreement. Where appropriate according to the context, Agent also refers to Agent acting as Collateral Agent.

                           "Agreement" shall mean this Amended and Restated Loan
                  Agreement between Borrower, Agent, and Banks, together with all exhibits and schedules hereto, as amended, restated, supplemented, or otherwise modified from time to time.

                           "Ancillary Documents" shall mean: (a) the documents
                  listed on Schedule A-1 attached hereto; (b) any other documents, agreements, or instruments, including any Hedge Agreement but excluding this Agreement and the Notes, setting forth contractual obligations of Borrower or any Affiliate of Borrower in favor of Agent or any Bank, at any time executed and delivered by Borrower or any Affiliate of Borrower in connection with the transactions contemplated by this Agreement; and (c) any amendments, restatements, supplements or other modifications of any of the foregoing.

                           "Anniversary Date" shall mean any date that is an
                  annual anniversary of the Signing Date, or, if such date is not a Domestic Business Day, the next succeeding Domestic Business Day.

                           "Applicable Basic Rate Margin" shall mean 0.875% per
                  annum.

                           "Applicable Eurodollar Rate Margin" shall mean 2.375%
                  per annum.

                           "Applicable Percentage" shall mean the percentage
                  applicable to the Net Unpaid Balances of Eligible Contracts for purposes of determining a portion of the Borrowing Base as determined by Agent based on its determination of the Dilution Percentage after conducting a periodic audit. If Agent determines that the Dilution Percentage is 12.5% or less, the Applicable Percentage shall be 75%. For every percentage point (or portion thereof) by which the Dilution Percentage exceeds 12.5%, the Applicable Percentage shall be reduced by a percentage point. By way of illustration, set forth below are six (6) levels of Applicable Percentages:


                                Dilution                         Applicable
                                Percentage                       Percentage
                                ----------                       ----------

                           12.5% or less                                  75%

                           Greater than 12.5%
                           to and including 13.5%                         74%

                           Greater than 13.5%
                           to and including 14.5%                         73%

                           Greater than 14.5%
                           to and including 15.5%                         72%

                           Greater than 15.5%
                           to and including 16.5%                         71%

                           Greater than 16.5%
                           to and including 17.5%                         70%

                  Each Applicable Percentage shall be effective from the date on which Agent determines the Dilution Percentage until the date on which the Agent determines that the Dilution Percentage has changed. Agent's determination of the Applicable Percentage shall be conclusive absent manifest error. If for any reason the Agent is prohibited from conducting any audit or is otherwise unable to compute the Dilution Percentage, the Applicable Percentage shall automatically be a percentage which is 2% below the Applicable Percentage then in effect until such time as Agent determines a new Dilution Percentage.

                           "Asset" shall mean any interest of a Person in any
                  kind of property or asset, whether real, personal, or mixed real and personal, or whether tangible or intangible.

                           "Assignment and Acceptance" means an assignment and
                  acceptance entered into by a Bank and an Eligible Assignee, and accepted by Agent, in substantially the form of Exhibit A-1 attached hereto.

                           "Audit Contracts Location Percentage" shall mean a
                  percentage equal to the difference between (i) that percentage of Contracts, by volume, that were not located in a test sampling during an audit and (ii) 10% for the first audit undertaken after the date of this Agreement and 5% for each audit thereafter. By way of illustration only, if at the first audit undertaken after the date of this Agreement Agent could not locate 12% of Contracts in a test sampling, the Audit Contracts Location Percentage would be 2%. An Audit Contracts Location Percentage shall be effective from the date it is determined by Agent until such time as Agent determines a new Audit Test Percentage.

                           "Audit Percentage" shall mean the Audit Contracts
                  Location Percentage plus the Audit Proof of Delivery
                  Percentage.

                           "Audit Proof of Delivery Percentage" shall mean a
                  percentage equal to the difference between (i) that percentage of Contracts, by volume, for which proof of delivery location was insufficient in a test sampling during an audit and (ii) a percentage determined by Agent in its sole discretion to reflect an acceptable percentage of such Contracts. By way of illustration only, if at any audit Agent should find that proof of delivery location was insufficient for 22% of Contracts in a test sampling and has determined that an acceptable percentage of Contracts for which proof of delivery was insufficient was 20%, the Audit Proof of Delivery Percentage would be 2%. An Audit Proof of Delivery Percentage shall be effective from the date it is determined by Agent until such time as Agent determines a new Audit Proof of Delivery Percentage.

                           "Auditors" shall mean Deloitte & Touche or such other
                  nationally recognized independent certified public accountants to Borrower acceptable to Agent and Required Banks.

                           "Bank" and "Banks" shall have the respective meanings
                  ascribed to such terms in the introduction to this Agreement, and shall include any additional Bank that becomes a party hereto pursuant to Section 11.19, and any Eligible Assignee that becomes a party hereto pursuant to
                  Section 11.8.

                           "Bankruptcy Code" shall mean The Bankruptcy Reform
                  Act of 1978 (Title 11), as amended or supplemented from time to time, and any successor statute, and all of the rules and regulations issued or promulgated in connection therewith.

                           "Base LIBOR" shall mean, for any Interest Period, the
                  rate per annum (rounded upward, to the nearest one-hundredth (1/100) of one percent (1%)), as determined by Agent in accordance with its usual procedures (which determination shall be conclusive in the absence of manifest error), equal to the arithmetic average of the rates per annum at which deposits in Dollars are offered by each Reference Bank in London, England to prime banks in the London interbank market at 11:00 a.m. (London time) two Eurodollar Business Days before the first day of such Interest Period in an amount substantially equal to the proposed Eurodollar Rate Borrowing and for a period equal to such Interest Period. If any Reference Bank fails to provide its offered rate to Agent by 11:00 a.m. (London time) two Eurodollar Business Days before the first day of such Interest Period, the Eurodollar Rate shall be determined on the basis of the average of the offered rate(s) furnished by the Reference Bank(s) which so notify Agent at or prior to said 11:00 a.m. (London time).

                           "Base Rate" shall mean, at any time, a fluctuating
                  rate per annum equal to the higher of (a) the Reference Rate, and (b) the Federal Funds Rate plus 0.5%.

                           "BASI" shall mean BA Securities, Inc., its successors
                  and assigns, its Affiliates, and the officers, directors, employees, agents, and attorneys-in-fact of such Persons and Affiliates.

                           "Basic Rate" shall mean a fluctuating rate, per
                  annum, equal to the Base Rate plus the Applicable Basic Rate Margin.

                           "Basic Rate Loan" shall mean any Loan that bears
                  interest at the Basic Rate.

                           "Basic Rate Borrowing" shall mean any Borrowing
                  designated by Borrower as a Basic Rate Borrowing pursuant to Sections 2.8 or 2.9 hereof, or any Borrowing which, pursuant to Section 2.9 hereof, is deemed to be converted to a Basic Rate Loan.

                           "Basic Rate Loan" shall mean any Loan under the
                  Revolving Credit Facility that bears interest at the Basic
                  Rate.

                           "BofA" shall mean Bank of America National Trust and
                  Savings Association, and its successors.

                           "BofA Funding Amount" means that dollar amount equal
                  to (a) the total principal amount of all Loans outstanding to Borrower on the Effective Date immediately prior to the effectiveness hereof (including any Loans funded on such date), divided by (b) 84.

                           "Borrower" shall have the meaning ascribed to such
                  term in the introduction to this Agreement.

                           "Borrowing" shall mean a borrowing consisting of
                  Loans made severally by each Bank to Borrower.

                           "Borrowing Base" shall mean, on the date any
                  determination thereof is to be made, an amount equal to the sum of (a) (I) the Net Unpaid Balances of Eligible Contracts less the Contracts Reserve; multiplied by (II) the Applicable Percentage, plus (b) (I) Eligible Inventory; multiplied by
                  (II) fifty percent (50%); provided, however, that the amount of the Borrowing Base attributable to Eligible Inventory shall not exceed Four Million Dollars ($4,000,000); provided further, however, that the Borrowing Base shall not include amounts attributable to Eligible Inventory until such time as Agent has (x) obtained a first priority, perfected security interest in the Inventory, and (y) completed, at Borrower's expense, a field audit of the Inventory to determine its acceptability.

                           "Borrowing Base Certificate" shall mean that certain
                  certificate, from time to time to be delivered by Borrower to Agent in accordance herewith, executed by the chief financial officer or controller of Borrower, and substantially in the form of Exhibit B-1 attached hereto.

                           "Capital Expenditures" shall mean, when used in
                  connection with any Person, any expenditure (whether paid in cash or accrued as liabilities and including that portion of Capitalized Leases which is properly capitalized on a balance sheet) made by such Person for fixed or capital Assets which should be capitalized in accordance with GAAP.

                           "Capitalized Lease" shall mean any lease of an Asset
                  by a Person as lessee which would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.

                           "Cash Collateral Account" shall mean a deposit
                  account of Borrower maintained with Agent deposits in which shall bear interest at a rate per annum equal to the Federal Funds Rate minus 0.125% per annum.

                           "Cash Equivalents" shall mean (i) marketable direct
                  obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (or, if at any time neither such rating service shall be rating such obligations, then from such other nationally recognized rating services acceptable to Agent); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's (or, if at any time neither such rating service shall be rating such obligations, then from such other nationally recognized rating services acceptable to Agent); (iv) certificates of deposit (domestic or eurodollar) or bankers' acceptances maturing within one year from the date of acquisition thereof issued by
                  (A) any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, and whose long-term debt is rated "A" or better by Moody's and S&P and with combined capital and surplus of not less than $500,000,000, or (B) any Bank (collectively, "Qualifying Banks"); and (v) investments in money market funds that invest solely in Cash Equivalents described in clauses
                  (i) through (iv) above.

                           "Central Ram" shall mean Central Ram, Inc., a
                  Delaware corporation and a wholly-owned subsidiary of Borrower.

                           "Change of Control Event" shall mean the occurrence
                  of an event which results in West Coast no longer owning or controlling, directly or indirectly, at any time, (i) at least fifty-one percent (51%) of the voting power of issued and outstanding capital stock of BCE Holdings, or (ii) at least fifty-one percent (51%) of the voting power of issued and outstanding capital stock of Borrower. For purposes of this definition, the term "control" shall have the meaning ascribed to such term in the definition of "Affiliate."

                           "Clarification Letter" shall mean a letter agreement
                  dated as of the Signing Date, entered into between West Coast and Agent, in form and substance satisfactory to Agent, clarifying that the Net Worth Maintenance Agreement continues to apply for the benefit of Agent and Banks under this Agreement and the Loan Documents, and clarifying the understanding of the parties as to the meaning of certain of the provisions of the Net Worth Maintenance Agreement. The Clarification Letter is not intended by the parties to constitute an amendment or modification of the Net Worth Maintenance Agreement, but rather merely a clarification of its meaning as intended by the parties thereto.

                           "Closing Date" shall mean the date as of which all of
                  the conditions precedent set forth in Section 3.1 are satisfied, or waived or deferred in the sole discretion of Agent.

                           "Closing Deadline" shall mean September 18, 1992, or
                  such later date as may be agreed upon by Borrower and Banks.

                           "Code" shall mean the Internal Revenue Code of 1986,
                  as amended or supplemented from time to time, or any successor or superseding tax laws of the United States of America, and all of the rules and regulations issued or promulgated in connection therewith.

                           "Collateral" shall mean all Assets of Borrower
                  subject to a Lien in favor of Agent on behalf of the Banks pursuant to any Loan Document.

                           "Collateral Agency Intercreditor Agreement" shall
                  mean that certain Amended and Restated Collateral Agency Intercreditor Agreement dated of even date herewith, among Collateral Agent and Banks.

                           "Collateral Agent" shall mean Agent, acting as
                  collateral agent for itself and Banks, pursuant to the terms of the Collateral Agency Intercreditor Agreement.

                           "Commercial Letter of Credit" shall mean any letter
                  of credit issued hereunder (including any letter of credit issued under the Prior Loan Agreement that is converted on the Closing Date to a letter of credit issued hereunder and is deemed to have been issued hereunder) for the purpose of supporting Borrower's obligations incurred in the ordinary course of business and which is conditioned upon the presentation of documents (as that term is defined in Section5103(b) of the UCC).

                           "Commitment" shall mean, at the time any
                  determination thereof is to be made, Banks' aggregate commitment to extend credit to Borrower under the Sections 2.1 and 2.1A; such commitment shall equal, subject to the effect of Section 2.11 hereof, Sixty Million Dollars ($60,000,000) and, upon the addition of one or more additional Banks hereunder in accordance with Section 11.19, up to Seventy-Five Million Dollars ($75,000,000). The amount of the Commitment at any time shall be the sum of $60,000,000 and the amount set forth on each Supplemental Signature Page executed by Borrower, a New Bank, and Agent. The initial pro rata share of the Commitment of each Bank is set forth on Exhibit C-1 attached hereto.

                           "Commitment Fee" shall have the meaning ascribed to
                  such term in Section 2.13 of this Agreement.

                           "Confidential Information" shall mean information
                  that Borrower or any agent of Borrower has delivered to Agent or any Bank in connection with this Agreement, but does not include any information that is or becomes generally available to the public or that is or becomes available to Agent or such Bank from a source other than Borrower or any agent of Borrower that is not, to the best of Agent's or such Bank's knowledge, acting in violation of an agreement with Borrower, or in breach of a duty, regarding the confidential nature of such information.

                           "Contracts" shall mean all present and future written
                  consumer credit agreements, consumer installment contracts, chattel paper, and any other documents of a similar nature which (i) evidence an obligation of an Account Debtor to pay Borrower or Central Ram for purchased goods, (ii) create in Borrower or Central Ram a first priority perfected security interest in such goods, and (iii) have been or will be assigned or pledged to Agent as security for the payment of the Secured Indebtedness to Banks and Agent.

                           "Contracts Reserve" shall mean the balance due on all
                  Contracts times the Audit Percentage.

                           "Contractual Obligation" shall mean, as applied to
                  any Person, any provision of any security agreement entered into by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement, or other instrument to which that Person is a party or by which it or any of its owned Assets is bound or to which it or any of its owned Assets is subject.

                           "Default Rate" shall have the meaning ascribed
                  thereto in Section 2.6.

                           "Designated Event of Default" shall mean (a) any
                  Event of Default under Section 7.1(a) hereof, or (b) any other Event of Default that is not fully cured or waived by the tenth (10th) Domestic Business Day after notice of the existence thereof is given by Agent to Borrower. Nothing in this paragraph (w) shall require Agent to give any such notice to Borrower, (x) shall require Agent or any Bank to waive any Event of Default, (y) shall give Borrower any grace period or cure right with respect to Events of Default not otherwise provided for in the Loan Documents, or (z) shall affect any right or remedy (other than the right to charge the Default
                  Rate) available to Agent or Banks by reason of any Event of Default.

                           "Dilution Percentage" shall mean, expressed as a
                  percentage for any date of determination and calculated on a rolling twelve-month basis, the sum of the total cost of returned merchandise plus the total balance due on write-offs plus the total amount of other credit adjustments (including without limitation allowances, discounts, and other non-cash reductions) divided by the average balance due on Contracts as at the beginning of each month. Each component of the Dilution Percentage shall be determined by Agent in its reasonable discretion based on audits conducted semi-annually or more frequently as permitted under this Agreement.

                           "Disclosure Statement" shall mean that certain
                  statement, executed and delivered by a Responsible Officer of Borrower, which sets forth information regarding or exceptions to the representations, warranties, and covenants made by Borrower herein, as amended from time to time to the extent permitted hereby, a true copy of which, as in effect on the Signing Date, is attached hereto as Schedule D-1.

                           "Dollars" and "$" shall mean United States of America
                  dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

                           "Domestic Business Day" shall mean a day (other than
                  a Saturday or Sunday) on which major commercial banks are open for business in California.

                           "Effective Date" means the first Domestic Business
                  Day as of which the conditions precedent to the effectiveness hereof set forth in Section 3 hereof are satisfied, or waived by the parties to whose benefit such conditions run. Upon occurrence of the Effective Date, Agent will confirm same to the other parties for purposes of future reference.

                           "Eligible Assignee" shall mean any of the following
                  Persons:

                                    (a) A commercial bank organized under the
                           laws of the United States, or any State thereof;

                                    (b) A commercial bank organized under the
                           laws of any other country, or a political subdivision thereof, provided that (x) such foreign bank is acting through a branch or agency located in the United States, or (y) such Bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and

                                    (c) A Person that is:

                                             (i) a Subsidiary of an Eligible
                                    Assignee described in clause (a) or (b)
                                    above; or

                                             (ii) a Subsidiary of a "bank
                                    holding company" (as defined in the federal
                                    Bank Holding Company Act) of which an
                                    Eligible Assignee described in clause (a) or
                                    (b) above also is a Subsidiary;

                           provided that, in either case, for the purpose of this clause (c), such Person is acting through an office located in the United States and is a corporation or other similar type of entity primarily engaged in the business of asset-based commercial lending to businesses.

                           "Eligible Contracts" shall mean any Contract which,
                  in the opinion of Agent in its sole and absolute discretion, meets acceptable standards as to creditworthiness of Account Debtors, adequacy of security interests, disclosures, documentation, or any other matters. Agent shall provide oral or written notice to Borrower of the rejection of any Contract as an Eligible Contract and the reason for such rejection.

                           "Eligible Inventory" shall mean, on the date any
                  determination thereof is to be made, the value (determined at the lower of cost (determined on either a first-in, first-out basis or an average cost basis) or fair market value in accordance with GAAP) of Inventory consisting of finished goods owned by and in the control of Borrower or Central Ram and located in the United States of America except the following: (a) Inventory which Agent determines, in the exercise of reasonable discretion, to be unacceptable for borrowing purposes due to age, quality, type, category, or quantity; (b) Inventory with respect to which Agent does not have a valid, first priority and fully perfected security interest; and (c) Inventory with respect to which there exists any Lien in favor of any Person other than Agent. For purposes of the foregoing clause (a), Agent shall under no circumstances be deemed to have unreasonably exercised its discretion if Agent acts in accordance with its customary practices and procedures.

                           "ERISA" shall mean the Employee Retirement Income
                  Security Act of 1974, as amended or supplemented from time to time, and any successor statute, and all of the rules and regulations issued or promulgated in connection therewith.

                           "ERISA Affiliate" shall mean any trade or business
                  (irrespective of whether incorporated) which is a member of a group of which Borrower is a member within the meaning of Section414 of the Code.

                           "Eurodollar Base Rate" shall mean, for any Interest
                  Period, the rate per annum (rounded upwards to the nearest whole one-hundredth (1/100) of one percent), determined by Agent as the quotient of: (a) Base LIBOR; divided by (b) the number equal to one hundred percent (100%) minus the LIBOR Reserve Percentage. Each determination of a Eurodollar Rate by Agent, including any determination as to the applicability or allocability of reserves to eurocurrency liabilities or as to the amount of such reserves, shall be conclusive in the absence of manifest error. A change in the LIBOR Reserve Percentage during any Interest Period shall not result in any adjustment of the Eurodollar Base Rate for such period.

                           "Eurodollar Business Day" shall mean any Domestic
                  Business Day on which major commercial banks are open for international business (including dealings in Dollar deposits) in Los Angeles, California, New York, New York, and London, England.

                           "Eurodollar Illegality" shall have the meaning
                  ascribed to such term in Section 2.16(a) of this Agreement.

                           "Eurodollar Rate" shall mean the rate, per annum,
                  equal to the Eurodollar Base Rate plus the Applicable Eurodollar Rate Margin.

                           "Eurodollar Rate Borrowing" shall mean any Borrowing
                  designated by Borrower as a Eurodollar Rate Borrowing pursuant to Sections 2.8 or 2.9 of this Agreement.

                           "Eurodollar Rate Loan" shall mean any Loan that bears
                  interest at a rate based upon the Eurodollar Rate.

                           "Event of Default" shall have the meaning ascribed to
                  such term in Article VII of this Agreement.

                           "Exchange Act" shall mean the Securities Exchange Act
                  of 1934, as amended or supplemented from time to time, and any successor statute, and all of the rules and regulations issued or promulgated in connection therewith.

                           "Federal Funds Rate" shall mean, for any period, a
                  fluctuating interest rate per annum equal for each day during such period to the weighted average (rounded upwards to the nearest 1/100th of one percent) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upwards to the nearest 1/100th of one percent) of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent.

                           "Federal Reserve Board" shall mean the Board of
                  Governors of the Federal Reserve System or any successor thereto.

                           "Fee Letter" shall mean that certain letter, dated as
                  of the Signing Date, from BofA to Borrower, setting forth certain fees payable in connection with this Agreement, including a periodic administrative and collateral agent fee.

                           "Fees" shall mean, depending on the context, any or
                  all of the Commitment Fee, the Participation Fee, any fees payable pursuant to Section 2.2(c) with respect to Letters of Credit, or any fees set forth in the Fee Letter.

                           "Finance" shall mean Central Consumer Finance
                  Company, a Delaware corporation (formerly known as Banner's Central Electric Consumer Finance Company).

                           "Floor Plan Lender" shall mean ITT Commercial Finance
                  Corp., a Nevada corporation, and any other or successor inventory floor plan lender to Borrower and/or Central Ram (a) that is a commercial finance company or bank regularly engaged in California in the business of providing floor plan inventory financing to retailers of consumer goods and that has a stature and reputation in such capacity comparable with that of leading floor plan lenders such as ITT Commercial Finance Corp., or (b) that is otherwise acceptable to Agent and Required Banks in their discretion.

                           "GAAP" shall mean Generally Accepted Accounting
                  Principles recognized as such in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

                           "Hedge Agreements" shall mean any interest rate swap
                  agreement, interest rate collar agreement, or other similar agreement or arrangement entered into by Borrower and BofA, but expressly excluding cap agreements.

                           "Hedge Reserve" shall mean, as of any date of
                  determination thereof, the reserve, if any, from time to time established by Required Banks based on a percentage of the notional principal amounts of any outstanding Hedge Agreements.

                           "Highest Lawful Rate" shall mean, with respect to any
                  Bank, the maximum non-usurious interest rate, as in effect from time to time, which may be charged, contracted for, reserved, received, or collected by such Bank in connection with this Agreement or the Notes, or any other documents executed in connection herewith or therewith.

                           "Holdings" shall mean Banner Holdings, Inc., a
                  Delaware corporation.

                           "Huntington Park Expansion" shall mean the
                  contemplated expansion of Borrower's business involving the opening in 1992 of an additional retail store location in the Pacific Randolph Shopping Center, 6051 Pacific Boulevard, Huntington Park, California, in a leased facility with approximately 26,912 square feet of commercial space, including execution of the Huntington Park Lease, and including related leasehold improvements and installation of fixtures and equipment.

                           "Huntington Park Lease" shall mean a lease of
                  approximately 26,912 square feet of commercial space in the Pacific Randolph Shopping Center, 6051 Pacific Boulevard, Huntington Park, California, between Daisy Lady Victoria, Ltd., a California limited partnership, as lessor, and Borrower, as lessee, for an initial term of 10 years, with two 5-year renewal options, with an initial rental payment of approximately $32,300 per month, with provisions for rental adjustments in future years, which lease either has been entered into as of the Signing Date, or is contemplated to be entered into soon after the Signing Date.

                           "Indebtedness" shall mean, with respect to any
                  Person, the aggregate amount of, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of such Person in respect of letters of credit, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (c) all obligations of such Person to pay the deferred purchase price of Assets or services, exclusive of trade payables which, by their terms, are due and payable within ninety (90) calendar days of the creation thereof; (d) all obligations under Capitalized Leases of such Person; (e) all obligations or liabilities of others secured by a Lien on any Asset owned by such Person, irrespective of whether such obligation or liability is assumed, to the extent of the lesser of such obligation or liability or the fair market value of such Asset; and (f) all Accommodation Obligations of such Person.

                           "Indemnified Liabilities" shall have the meaning
                  ascribed to such term in Section 10.2 of this Agreement.

                           "Indemnitee" shall have the meaning ascribed to such
                  term in Section 10.2 of this Agreement.

                           "Initial Basic Rate Loan Interest Payment Date" means
                  the day that is the first day of the first calendar month that begins after the Closing Date.

                           "Intangible Property" shall mean trade secrets,
                  secret processes or other confidential information or know-how, brand names, copyrights, patents, service marks, trademarks, trade names, and all registrations or applications for registration of any of the foregoing.

                           "Interest Payment Date" shall mean, with respect to
                  any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that in the case of any Interest Period in excess of three (3) months, "Interest Payment Date" shall also include the last day of each three-month period following the commencement of that Interest Period.

                           "Interest Period" shall mean, with respect to each
                  Eurodollar Rate Borrowing, the period commencing on the date of such Eurodollar Rate Borrowing and ending one (1), two (2), three (3), six (6), or, subject to the approval of all Banks, twelve (12) months thereafter, as Borrower may elect pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that:

                                    (i) any Interest Period which would
                           otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;

                                    (ii) Any Interest Period which begins on the
                           last Eurodollar Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of the calendar month at the end of such Interest Period; and

                                    (iii) Any Interest Period designated to
                           begin on a date that is less than 90 days after the Closing Date shall not be more than one month unless all Banks in their discretion agree otherwise.

                           "Inventory" shall mean all goods, now owned or
                  hereafter acquired by Borrower and wherever located, which are held for sale or lease or are to be furnished under any contract of service, including raw materials, work in process, or materials used or consumed in the business of Borrower, and including goods the sale or other disposition of which has given rise to Contracts and which have been returned to or repossessed or stopped in transit by Borrower, and all proceeds thereof.

                           "Investment" shall mean, as applied to any Person,
                  any direct or indirect purchase or other acquisition by that Person of, or beneficial interest in, stock, instruments, bonds, debentures or other securities of any other Person, or any direct or indirect loan, advance (other than advances to employees for moving, travel, or payroll expenses, drawing accounts, or similar expenditures in the ordinary course of such Person's business), or capital contribution by such Person to any other Person, including all indebtedness and accounts receivable from that other Person which did not arise from sales or the rendition of services to that other Person in the ordinary and usual course of such Person's business, and deposit accounts (including certificates of deposit). The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

                           "Issuing Bank" shall mean BofA or any other Bank
                  which, with the consent of Agent and Required Banks and on behalf of all Banks, issues a Letter of Credit requested by Borrower hereunder.

                           "Landlord Waivers" shall mean those certain Landlord
                  Waivers executed in September of 1991 by S.D.J. Enterprises and the Perelmans, respectively, and Security Pacific National Bank, as predecessor in interest of Collateral Agent. At such time as the Huntington Park Lease is executed and delivered by the lessor and lessee thereunder, "Landlord Waivers" also shall include a Landlord Waiver to be entered into between the lessor under the Huntington Park Lease and Collateral Agent, in form and substance satisfactory to Collateral Agent and its counsel (which Landlord Waiver shall be deemed satisfactory in form and substance to Collateral Agent and its counsel if it is in substantially the same form as the other Landlord Waivers delivered in September of 1991).

                           "Letters of Credit" shall mean, depending on the
                  context, any or all of the Commercial Letters of Credit or Standby Letters of Credit issued pursuant to the terms of Sections 2.1(e) or 2.2 of this Agreement, including without limitation the letters of credit issued and outstanding under the Prior Loan Agreement on the Closing Date that are converted to Letters of Credit outstanding hereunder.

                           "Letter of Credit Amount" shall mean an amount equal
                  to Three Million Dollars ($3,000,000).

                           "Letter of Credit Usage" shall mean, as of any date
                  of determination thereof, the sum of: (a) the Stated Amount of each Letter of Credit then outstanding; and (b) the aggregate amount of all Unpaid Drawings.

                           "LIBOR Reserve Percentage" shall mean, as of any date
                  of determination thereof, the maximum percentage (rounded upward to the nearest whole one-hundredth (1/100) of one percent (1%)), as determined by Agent in accordance with its usual procedures (which determination shall be conclusive in the absence of manifest error), which is in effect on such date as prescribed by the Federal Reserve Board for determining the reserve requirements (including supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") of a member bank in the Federal Reserve System.

                           "Lien" shall mean any lien, mortgage, pledge,
                  assignment (including any assignment of rights to receive payments of money), security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

                           "Loan" and "Loans" shall mean the loans or extensions
                  of credit to be made severally (not jointly and not jointly and severally) by Banks to Borrower pursuant to Article II of this Agreement.

                           "Loan Documents" shall mean this Agreement, the Notes
                  and the Ancillary Documents, as any one or more of them from time to time may be amended, restated, supplemented or modified.

                           "Material Adverse Effect" shall mean a material and
                  adverse effect on the business, operations, Assets, or condition (financial or otherwise) of a Person, taken as a whole.

                           "Maturity Date" shall mean the earlier of (a) August
                  30, 1996, and (b) such earlier date of termination if the entire Commitment is terminated pursuant to the terms of
                  Section 2.11 hereof.

                           "Merger Sub" shall mean BBS Merger Sub, Inc., a
                  California corporation, which corporation heretofore was merged into Borrower.

                           "Multiemployer Plan" shall mean a "multiemployer
                  plan" as defined in Section4001(a)(3) of ERISA, Section 414 of the

                  Code, or Section 3(37) of ERISA which is maintained for employees of Borrower or an ERISA Affiliate.

                           "Net Cash Proceeds" shall mean the excess, if any,
                  of: (a) the gross cash proceeds received by Borrower from sale or disposition of any Asset of Borrower plus, as and when received, all cash payments received subsequent to such sale or disposition representing any deferred portion of the purchase price therefor; less (b) the sum of: (i) a reasonable reserve for Taxes payable incident to such sale or disposition, the amount of which shall be adjusted to reflect the actual Taxes paid in connection therewith; plus (ii) a reasonable reserve for the after tax cost of indemnification payments (fixed and contingent) attributable to seller's indemnities to the purchaser undertaken by Borrower in connection with such sale or disposition; plus (iii) the direct costs and expenses incurred by Borrower in connection with such sale or disposition (including underwriting fees and commissions, brokers' fees, and attorneys' fees); all as reflected in an officer's certificate delivered by a Responsible Officer of Borrower to Agent.

                           "Net Contracts" shall mean the total amount owed to
                  Borrower and Central Ram under Contracts less all unearned interest or finance charges thereon.

                           "Net Unpaid Balances" shall mean the total owing to
                  Borrower or Central Ram, as the case may be, on its Eligible Contracts less: (i) all unearned interest or finance charge thereon; (ii) all amounts owing thereon for commercial services and warranty agreements; (iii) unearned insurance premiums; and (iv) all amounts owing under each such agreement with respect to which any payment is more than sixty (60) days past due.

                           "Net Worth Maintenance Agreement" shall mean that
                  certain letter agreement, dated as of September 20, 1991, executed by West Coast in favor of Security Pacific National Bank, as the predecessor of Agent, which letter agreement states in the introductory paragraph thereof that it may be referred to as the "Net Worth Maintenance Agreement."

                           "New Bank" shall mean a financial institution
                  acceptable to BASI that would meet the requirements for becoming an Eligible Assignee hereunder.

                           "New Mortgages" shall mean mortgages or deeds of
                  trust to be hereafter entered into by Borrower in favor of financial institutions that provide New Mortgage Loans, which shall pertain to the financing of new retail premises of Borrower, which shall encumber such retail premises, and which in each instance shall be upon terms and conditions (including the scope of the Liens provided for therein) acceptable to each Bank.

                           "New Mortgage Loan" shall mean any term loans
                  hereafter obtained by Borrower from financial institutions and secured by New Mortgages, pertaining to the financing of new retail premises of Borrower, in each instance in amounts and upon terms and conditions acceptable to each Bank.

                           "Notes" shall mean any one or more of the promissory
                  notes issued by Borrower to the order of a Bank evidencing the obligation of Borrower to repay the Loans made by such Bank.

                           "Notice of Borrowing" shall mean a notice (which,
                  except as set forth in Section 2.8(e) hereof, shall be irrevocable) from Borrower to Agent of Borrower's intention to borrow all or any portion of the Loans (or request the issuance of all or any portion of the Letters of Credit permitted hereunder) substantially in the form of Exhibit N-2 attached hereto, executed by a Responsible Officer of Borrower and delivered to Agent pursuant to Section 2.8 hereof.

                           "Notice of Conversion/Continuation" shall mean an
                  irrevocable notice from Borrower to Agent of Borrower's request to convert all or any portion of the Loans bearing interest at one rate to Loans bearing interest at another rate or continue the Loans for another designated Interest Period, substantially in the form of Exhibit N-3 hereto, executed by a Responsible Officer of Borrower and delivered to Agent pursuant to Section 2.9 hereof.

                           "Officer's Compliance Certificate" shall mean a
                  certificate of the chief financial officer or controller of Borrower, substantially in the form of Exhibit O-1 attached hereto.

                           "Operating Lease" shall mean, as applied to any
                  Person, any lease of any Asset which is not a Capitalized Lease, other than any such lease under which such Person is the lessor.

                           "Participation Fee" shall have the meaning ascribed
                  to such term in Section 2.13.

                           "PBGC" shall mean the Pension Benefit Guaranty
                  Corporation, as defined in Title IV of ERISA, or any successor thereto.

                           "Pension Protection Act" shall mean Part II of
                  Subtitle D of Title IX of the Omnibus Budget Reconciliation Act of 1987, as amended or supplemented from time to time, and any successor statute, and all of the rules and regulations issued or promulgated in connection therewith.

                           "Perelman Subordinated Note" shall mean that certain
                  promissory note, in the original principal amount of $2,000,000 and dated May 9, 1991, issued by Merger Sub to the Perelmans, and subject to the terms of the Perelman Subordination Agreement.

                           "Perelman Subordination Agreement" shall mean that
                  certain agreement, dated on or about September 20, 1991, by the Perelmans for the benefit of the holders of certain Indebtedness of Borrower, whereby the Indebtedness evidenced by the Perelman Subordinated Note is subordinated to certain Indebtedness (including the Secured Indebtedness).

                           "Perelmans" shall mean Mr. Myron Richard Perelman and
                  Mrs. Arleen Frances Perelman, individually and as trustees of the Perelman Family Trust U/T/A dated June 19, 1980.

                           "Permanent Subordinated Debt" shall mean Subordinated
                  Debt incurred by Borrower to any one or more of its Affiliates, provided that the subordination agreement executed in connection with such Subordinated Debt shall provide, among other things, that payments of interest (at a rate not exceeding 10% per annum) may be made on the Permanent Subordinated Debt, subject to the subordination provisions thereof, but that no principal payments may be made.

                           "Permitted Expansions" shall mean one or more future
                  expansions of the business locations of Borrower to add additional retail selling or warehouse facilities, in each case subject to the prior approval by Required Banks of each of the following: (a) the location and size of the proposed expansion facility; (b) the terms of any real property leases pertaining to the proposed expansion facility; (c) the proposed capital expenditure budget pertaining to such proposed expansion; and (d) a business plan and projections pertaining to such proposed expansion. The foregoing notwithstanding, the Huntington Park Expansion is a Permitted Expansion and has been approved by Required Banks, subject to approval by Agent of the form and substance of the Huntington Park Lease and subject to the execution and delivery by the lessor under such lease and Collateral Agent of a Landlord Waiver with respect thereto.

                           "Permitted Liens" shall mean:

                           (i) Liens for Taxes, assessments, or governmental charges or claims the payment of which is not at the time required by Section 5.4;

                           (ii) Statutory Liens of landlords and liens of
                  carriers, warehousemen, mechanics, materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

                           (iii) Liens incurred or deposits made in the ordinary
                  course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                           (iv) Any attachment or judgment lien unless the
                  judgment it secures (A) shall, within forty-five (45) days after the entry thereof, not have been discharged or execution thereof stayed pending appeal, or (B) shall not have been discharged within forty-five (45) days after the expiration of any such stay, or (C) involves the payment of money in an amount (individually or in the aggregate with all other attachments and judgments) of Two Hundred Thousand Dollars ($200,000) or more in excess of any insurance coverage with respect thereto (as to which the insurer has not disputed its liability in respect of such coverage);

                           (v) Easements, rights-of-way, restrictions,
                  covenants, conditions, licenses, zoning requirements, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Borrower or materially adversely affecting the value of the relevant Asset;

                           (vi) Liens in favor of Agent, for the benefit of Banks, or any of its successors or assigns;

                           (vii)  Liens in favor of Floor Plan Lenders
                  securing Indebtedness permitted under Section 6.1(h);

                           (viii) Purchase money security interests in favor of
                  vendors of Borrower in and to the inventory (and identifiable cash proceeds thereof received on or before delivery thereof by Borrower to a purchaser) sold by such vendors to Borrower securing Indebtedness in an aggregate amount not to exceed at any time Five Hundred Thousand Dollars ($500,000);

                           (ix) Liens arising from filing UCC financing statements regarding Operating Leases;

                           (x) Liens (a) in favor of lessors under Capitalized
                  Leases or (b) taken by or granted to a Person who, by making advances or incurring an obligation gives value to enable Borrower to acquire rights in or the use of furniture, fixtures, or equipment of Borrower encumbered by such Liens; provided, however, that Liens under clauses (a) or (b) shall qualify as Permitted Liens only to the extent that the aggregate Indebtedness secured by all such Liens, together with the aggregate Indebtedness owed to lessors under Capitalized Leases which are not secured by Permitted Liens, at any time outstanding during any fiscal year of Borrower, does not exceed by more than Two Hundred Fifty Thousand Dollars ($250,000) the amount equal to the maximum aggregate Indebtedness of Borrower at any time outstanding during the immediately preceding fiscal year of Borrower that was secured by Liens described in clauses (a) or (b) of this paragraph or that was owed to lessors under Capitalized Leases not secured by Permitted Liens;

                           (xi)  Liens set forth in the Disclosure Statement;

                  and

                           (xii)  Liens provided for in the New Mortgages.

                           "Person" shall mean and include natural persons,
                  corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

                           "Plan" shall mean an "employee benefit plan" as
                  defined in Section (3) of ERISA in which any personnel of the Borrower or an ERISA Affiliate participate or from which any such personnel may derive a benefit, excluding any Multiemployer Plan, but including any plan either established or maintained by Borrower or any ERISA Affiliate and to which such Person contributes under the laws of any foreign country.

                      "Preferred Stock" shall mean, for any corporation, any
                  class or series of equity securities of such corporation which is entitled, upon any distribution of such corporation's Assets, whether by dividend or by liquidation, to a preference over another class or series of equity securities of such corporation, and which by its terms is either: (a) entitled to receive cash distributions (or Asset distributions or distributions of securities other than distributions in kind of preferred stock of the same class and series) of such corporation's Assets, whether by dividend or by liquidation; or (b) mandatorily redeemable or redeemable at the option of the issuer or holder thereof for cash (or Assets or securities other than distributions in kind of preferred stock of the same class and series) by such corporation, or is convertible or exchangeable, mandatorily or at the option of the issuer or holder thereof, into Indebtedness of such corporation.

                           "Prior Loan Agreement" shall have the meaning
                  ascribed to such term in the introduction to this Agreement.

                           "Reference Bank" shall mean BofA or, in the event no
                  rate quotations are available from BofA, such other comparable bank as Agent may deem appropriate.

                           "Reference Rate" shall mean the rate of interest most
                  recently announced by BofA at its headquarters office in San Francisco, California, as its "Reference Rate." The Reference Rate is one of BofA's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. The Reference Rate is evidenced by the recording thereof after its announcement in such internal publication or publications of BofA as Agent may designate and may not be the lowest of BofA's base rates. Any change in any of the interest rates chargeable hereunder resulting from a change in the Reference Rate shall become effective as of 12:01 a.m. on the Domestic Business Day on which each change in the Reference Rate is announced by BofA.

                           "Reportable Event" shall mean any event described in
                  Section 4043 (excluding subsections (b)(7) and (b)(9)) of
                  ERISA.

                           "Required Banks" shall mean, as of any date of
                  determination thereof, Banks having at least sixty-six and two-thirds percent (66-2/3%) of the aggregate unpaid principal amount then outstanding of the Loans, or, if no Loans are outstanding at the date of determination thereof, Banks having at least sixty-six and two-thirds percent (66-2/3%) of the Commitment; provided that, at any time that there are two or more Banks, Required Banks shall include at least two Banks.

                           "Responsible Officer" shall mean the president, chief
                  executive officer, chief operating officer, chief financial officer, executive vice president, vice president, or controller of a Person, or such other officer of such Person designated by a Responsible Officer in a writing delivered to Agent.

                           "Revolving Credit Facility" shall mean the revolving
                  credit facility described in Section 2.1 hereof.

                           "Revolving Loan" shall mean a Loan made pursuant
                  to Section 2.1.

                           "Rewrite Policy" shall mean Borrower's policy with
                  regard to rewriting and/or extending Contracts with Account Debtors, as such policy may be amended, supplemented, or otherwise modified from time to time.

                           "Sanwa" shall mean Sanwa Bank California.

                           "Sanwa Funding Amount" shall mean that dollar amount
                  equal to (a) the total principal amount of all Loans outstanding to Borrower on the Effective Date immediately prior to the effectiveness hereof (including any Loans funded on such date), divided by (b) 42.

                           "Sister Companies" shall mean, collectively, all
                  direct Subsidiaries of Holdings, excluding Borrower; individually a "Sister Company."

                           "Sumitomo" shall mean Sumitomo Bank of California.

                           "SEC" shall mean the Securities and Exchange
                  Commission of the United States of America or any successor thereto.

                           "Secured Indebtedness" shall mean all Indebtedness
                  and obligations of Borrower and/or Central Ram to Banks or Agent, or any one or more of them, arising under or relating to any Loan Documents.

                           "Signing Date" means September 10, 1992, or such
                  other date as is agreed to by Borrower, Agent and Banks.

                           "Solvent" shall mean, with respect to any Person on
                  the date any determination thereof is to be made, that on such date: (a) the fair valuation of the Assets of such Person is greater than the fair valuation of such Person's probable liability in respect of existing debts; (b) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature; (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, which would leave such Person with Assets remaining which would constitute unreasonably small capital after giving effect to the nature of the particular business or transaction; and (d) such Person is generally paying his or her debts as they become due. For purposes of this definition:
                  (i) the "fair valuation" of any Assets means the amount realizable within a reasonable time, either through collection or sale of such Assets at their regular market value, which is the amount obtainable by a capable and diligent businessman from an interested buyer willing to purchase such Assets within a reasonable time under ordinary circumstances; and
                  (ii) the term "debts" includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent.

                           "Standby Letter of Credit" shall mean any standby
                  letter of credit issued hereunder (including any letter of credit issued under the Prior Loan Agreement that is converted on the Closing Date to a letter of credit issued hereunder and is deemed to have been issued hereunder) for the purpose of supporting: (a) prior standby letters of credit to be replaced or supported by letters of credit issued under this Agreement by an Issuing Bank; (b) the obligations of third party insurers of Borrower; (c) performance, payment, deposit, or surety obligations of Borrower, if required by law or governmental regulation or in accordance with custom and practice in the industry; or (d) obligations to Floor Plan Lenders in an aggregate amount not to exceed at any time Seven Hundred Fifty Thousand Dollars ($750,000).

                           "Stated Amount" shall mean, at any time, the maximum
                  amount available to be drawn under each Letter of Credit, without regard to whether any conditions to drawing could then be met.

                           "Stock Purchase Agreement" shall mean that certain
                  Stock Purchase Agreement, dated as of May 1, 1991, among BCE Holdings and the Perelmans.

                           "Subordinated Debt" shall mean (a) the Indebtedness
                  of Borrower evidenced by the Perelman Subordinated Note and
                  (b) other Indebtedness of Borrower which is subordinated in right of repayment to the Secured Indebtedness pursuant to subordination provisions in form and substance satisfactory to Required Banks.

                           "Subsidiary" shall mean, with respect to any
                  Person: (a) any corporation in which such Person, directly or indirectly through its Subsidiaries, owns more than fifty percent (50%) of the stock of any class or classes having by the terms thereof the ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency); and (b) any partnership, association, joint venture, or other entity in which such Person, directly or indirectly through its Subsidiaries, has more than a fifty percent (50%) equity interest at the time.

                           "Supplemental Signature Page" shall mean that certain
                  page to be executed by each of Borrower, Agent, and a New Bank, at the time such New Bank becomes a Bank hereunder pursuant to Section 11.19 of this Agreement, and substantially in the form of Exhibit S-1 attached hereto. Each Supplemental Signature Page shall be deemed to be an "Ancillary Document," as defined herein.

                           "Tangible Net Worth" shall mean (a) the aggregate of
                  total stockholders' equity less (b) the aggregate of any treasury stock, any intangible assets, and any obligations due from stockholders, employees, or affiliates plus (c) Permanent Subordinated Debt.

                           "Taxes" shall mean any tax based upon or measured by
                  net or gross income, gross receipts, sales, use, ad valorem, transfer, franchise, withholding, payroll, employment, excise, occupation, premium or property taxes, or conduct of business, together with any interest and penalties, additions to tax and additional amounts imposed by any federal, state, local, or foreign taxing authority upon any Person.

                           "Termination Event" shall mean, with respect to
                  Borrower or an ERISA Affiliate: (a) a Reportable Event; (b) the withdrawal of Borrower or an ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA;
                  (d) the institution of proceedings to terminate a Plan under Title IV of ERISA; or (e) any other event or condition which is reasonably likely to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

                           "Total Debt" shall mean, with respect to any Person,
                  the aggregate of current liabilities and non-current liabilities of such Person and, without duplication, Letter of Credit Usage of such Person.

                           "UCC" shall mean the California Uniform Commercial
                  Code, as amended or supplemented from time to time, and any successor statute.

                           "Unmatured Event of Default" shall mean an event,
                  act, or occurrence which, with the giving of notice or the passage of time, would become an Event of Default.

                           "Unpaid Drawings" shall mean, at any time, all
                  drawings under any Letter of Credit paid by the Issuing Bank with respect thereto, on behalf of Banks, for which such Issuing Bank has not been reimbursed by Borrower or funded by Loans pursuant to Sections 2.1 or 2.2 hereof.

                           "Usage" shall mean, on the date of any determination
                  thereof, the aggregate outstanding principal amount of the Loans plus Letter of Credit Usage plus the Hedge Reserve.

                           "West Coast" shall mean West Coast Private Equity
                  Partners, L.P., a Delaware limited partnership.

                  1.2 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, the part includes the whole, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." References in this Agreement to a "determination" by Agent or Required Banks, as applicable, includes good faith estimates by Agent or Required Banks, as applicable, in the case of quantitative determinations, and good faith beliefs by Agent or Required Banks, as applicable, in the case of qualitative determinations. The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit, and schedule references are to this Agreement unless otherwise specified. Any reference in this Agreement, the Notes, or any of the Ancillary Documents includes any and all alterations, amendments, changes, extensions, modifications, renewals, supplements, substitutions, or replacements thereto or thereof, as applicable. Any terms used herein and not separately defined shall have the meanings ascribed thereto in the UCC.

                  1.3 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP as in effect from time to time, including applicable statements, bulletins, and interpretations issued by the Financial Accounting Standards Board and bulletins, opinions, interpretations, and statements issued by the American Institute of Certified Public Accountants or its committees. When used herein, the term "financial statements" shall include the notes and schedules thereto. All financial statements required hereunder shall be prepared, and computations relating to all financial covenants hereunder shall be made, for the Borrower and its Subsidiaries on a consolidated and consolidating basis, unless otherwise indicated.

                  1.4 Disclosure Statement. The Disclosure Statement delivered by Borrower pursuant hereto and all of the exhibits and schedules attached to this Agreement shall be deemed incorporated herein by reference.

                                   ARTICLE II

                            AMOUNT AND TERMS OF LOANS

                  2.1      Revolving Credit Facility.

                           (a)      Subject to the terms and conditions hereof:

                                    (i) each Bank severally agrees to make Loans
                  to Borrower, pro rata in proportion of its share of the Commitment, from the Closing Date to but not including the Maturity Date, at such times and in such amounts as Borrower may request in accordance with Section 2.8 hereof; and

                                    (ii) Borrowings under the Revolving Credit
                Facility may be borrowed, repaid and reborrowed.

                           (b)      In no event and at no time shall:

                                    (i) the aggregate principal amount at any
                  time outstanding of all Loans made by any Bank exceed such Bank's pro rata share of an amount equal to: (A) the Commitment then in effect; minus (B) the sum of (x) Letter of Credit Usage plus (y) the Hedge Reserve;

                                    (ii) the aggregate principal amount of any
                  Borrowing requested to be made exceed the positive difference between: (A) the Borrowing Base then in effect; minus (B) the Usage immediately prior to such Borrowing; and

                                    (iii) the Usage exceed the Borrowing Base
                  then in effect.

                           (c)      In the event that, at any time:

                                    (i) the Usage exceeds the then existing
                  amount of the Borrowing Base, then, and in each such event, Borrower shall repay within one (1) Business Day the amount of such excess to Agent to be distributed to Banks based upon their pro rata shares of the Basic Rate Loans then outstanding, or, in the event that no Basic Rate Loans are then outstanding, to be held as cash collateral in a Cash Collateral Account for the repayment at maturity of Eurodollar Rate Loans and contingent reimbursement obligations of Borrower with regard to Letters of Credit; or

                                    (ii) the Usage exceeds an amount equal to
                  the then existing amount of the Commitment, Borrower shall immediately repay the amount of such excess to Agent to be distributed to Banks based upon their pro rata shares of the Basic Rate Loans then outstanding, or, in the event that no Basic Rate Loans are then outstanding, to be held as cash collateral in a Cash Collateral Account for the repayment at maturity of Eurodollar Rate Loans and contingent reimbursement obligations of Borrower with regard to Letters of Credit.

                           (d)      Subject to Section 2.1(b) hereof, (i) each
Borrowing of Basic Rate Loans shall be in the minimum principal amount of One Hundred Thousand Dollars ($100,000) and in an integral multiple of Fifty Thousand Dollars ($50,000), and (ii) each Borrowing of Eurodollar Rate Loans shall be in the minimum principal amount of Five Million Dollars ($5,000,000) and in an integral multiple of One Million Dollars ($1,000,000).

                           (e)      As part of the Revolving Credit Facility and
subject to the terms and conditions hereof, Borrower may request, in accordance with Section 2.2 hereof, that an Issuing Bank issue Letters of Credit for the account of Borrower. Notwithstanding the foregoing, no Issuing Bank shall issue any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed the Letter of Credit Amount.

                  2.2      Letters of Credit.

                           (a)      Immediately upon the issuance of each Letter
of Credit hereunder, each Bank shall be deemed to and hereby agrees to have irrevocably purchased from the Issuing Bank a participation in such Letter of Credit and any drawing thereunder in an amount equal to such Bank's pro rata share of the Commitment to the same extent and with the same effect as if such Bank had issued such Letter of Credit. In the event of any drawing under any Letter of Credit, Issuing Bank shall provide notice to Borrower of such drawing and Borrower shall immediately pay Agent the amount of such drawing. In the event Borrower fails so to pay Agent, each Bank shall, pursuant to the provisions of Section 2.10(c) hereof, remit to Agent, in immediately available funds, an amount which is in the same proportion to the amount drawn under the Letter of Credit as such Bank's share of the Commitment, plus interest on such amount, at the rate set forth in Section 2.10(c) hereof, payable from the date of such drawing to the date such Bank initiates payment of such amount to Agent. Borrower and Banks hereby agree that amounts paid by or on behalf of Banks under and pursuant to each Letter of Credit shall constitute Basic Rate Loans made under Section 2.1. Each Bank's obligation to make the Basic Rate Loans referred to in this Section 2.2 shall continue despite the occurrence of any Event of Default or Unmatured Event of Default or any inability of Borrower to require that such Bank fund its pro rata share of the Commitment, including any inability resulting from the operation of Section 365(c)(2) of the federal Bankruptcy Code or otherwise.

                           (b)      Each Letter of Credit is to be issued only
upon satisfaction of the following conditions:

                                    (i) Borrower shall be entitled under Section
                  2.1 to a Borrowing in an amount equal to or greater than the face amount of the Letter of Credit on the date of the issuance thereof;

                                    (ii) all conditions to Loans specified in
                  Sections 3.1 and 3.2 hereof, with respect to Letters of Credit to be issued on the Closing Date, and in Section 3.3, and to the extent applicable, Section 3.4 hereof, with respect to all Letters of Credit, shall have been satisfied on the date of the issuance of each Letter of Credit;

                                    (iii) Borrower shall have submitted an
                  application and executed such other documents, instruments, and agreements as may be required by the Issuing Bank, all in form and substance reasonably satisfactory to such Issuing Bank;

                                    (iv) If the requested Letter of Credit is a
                  Standby Letter of Credit, the issuance of such Standby Letter of Credit shall be in compliance with Section 6.14; and

                                    (v) After giving effect to the issuance of
                  the requested Letter of Credit, Letter of Credit Usage shall not exceed the Letter of Credit Amount.

                           (c)      Borrower shall pay to Agent fees with regard
to Letters of Credit as follows: (i) for the account of the Banks, fees at the Issuing Bank's then prevailing rate shall be payable quarterly in arrears in connection with each Commercial Letter of Credit; provided, however, that in no event shall such fee for the initial quarter be less than Two Hundred Fifty Dollars ($250); (ii) for the account of the Banks, a non-refundable fee equal to
2.375 percent per annum of the Stated Amount of each Standby Letter of Credit, pro rated over the tenor of such Standby Letter of Credit, shall be payable quarterly in advance; provided, however, that in no event shall such fee for the initial quarter be less than Five Hundred Dollars ($500); and (iii) for the account of the Issuing Bank, such other fees of the types currently charged by the Issuing Bank in connection with Letters of Credit, including amendment fees, negotiation fees, and documentary and processing charges, in accordance with the Issuing Bank's then prevailing rates for such fees. With respect to any letter of credit fee paid by Borrower to BofA (or Security Pacific National Bank as its predecessor) under the Prior Loan Agreement that related in part to periods of time after the Closing Date, Borrower shall be entitled to credit for the portion of such fee paid under the Prior Loan Agreement that is allocable to such remaining period of time after the Closing Date with respect to which such fee was paid, with such credit to pertain to such remaining period of time after the Closing Date with respect to the corresponding Letter of Credit deemed issued hereunder on the Closing Date, and BofA shall share such credited portion of such fee with the other Banks in accordance with the provisions of this Agreement as if such credited portion of such fee had been paid by Borrower hereunder, provided that Borrower shall not be entitled to any rebate (or to any credit with respect to any other Letter of Credit fee or any other period of time) by reason of any differential in letter of credit pricing between this Agreement and the Prior Loan Agreement.

                           (d)      Each Letter of Credit shall be administered
by the Issuing Bank on behalf of all Banks. Except for fees paid pursuant to
Section 2.2(c)(iii), fees paid to Agent with regard to Letters of Credit shall be allocated and paid by Agent to all Banks pro rata according to their share of the Commitment.

                           (e)      If, for any reason, a Bank fails to pay its
liability on a Letter of Credit in accordance with the provisions of this
Section 2.2, then the Issuing Bank shall be automatically subrogated to the right of such defaulting Bank to repayment, in full, of the Basic Rate Loan created by virtue of a drawing on a Letter of Credit prior to distribution of any repayments to the defaulting Bank.

                           (f)      Letters of Credit issued pursuant to this
Section 2.2 shall have an expiration date not later than (i) twelve (12) months from the date of issuance and (ii) the Maturity Date. Letters of Credit issued on or after the Closing Date shall not contain automatic renewal clauses, except that one Standby Letter of Credit in a face amount of not more than $350,000 issued for the benefit of Borrower's insurer may contain an automatic renewal clause, so long as the Issuing Bank has the right to give notice of non-renewal no less frequently than once a year.

                           (g)      In determining whether to pay under a Letter
of Credit, the Issuing Bank shall be responsible to determine only that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that they comply on their face with the requirements of the Letter of Credit.

                           (h)      To the extent any application or
reimbursement agreement that is executed or entered into in connection with a Letter of Credit contains terms that are inconsistent with the terms of this Agreement, the terms of this Agreement shall control.

                  2.3 Authorization and Issuance of the Notes. Borrower has authorized the issuance of Notes in the aggregate principal amount of Sixty Million Dollars ($60,000,000). On the Signing Date, Borrower shall issue a separate Note, payable to the order of each Bank, substantially in the form of Exhibit N-1 attached hereto, with appropriate insertions. Each such Note shall be in an amount equal to such Bank's pro rata share of the Commitment in effect on the Signing Date. Borrower shall deliver each such Note to Agent for delivery to the appropriate Bank. The Notes delivered to each Bank shall evidence the outstanding principal balance of the Loans made, from time to time, by such Bank to Borrower, together with interest thereon.

                  2.4 Rate Designation. Borrower shall designate each Borrowing requested by it as a Basic Rate Borrowing or a Eurodollar Rate Borrowing, in the Notice of Borrowing given to Agent in accordance with Section
2.8 hereof.

                  2.5      Interest Rates; Payment of Principal and Interest.

                           (a)      (i)     The obligation of Borrower to repay
                  all of the Loans shall be evidenced by the Notes.

                                    (ii) All of the Notes shall be payable to
                  the order of each Bank at Agent's office in accordance with
                  Section 2.22(a). Payments made by Borrower to Agent for the account of the Banks shall be deemed made to each Bank and shall constitute satisfaction of Borrower's obligations to each Bank with respect to the Loans so repaid upon receipt by Agent of such payments as are made in compliance with the terms of this Section 2.5(a) and with Section 2.22(a). Agent shall, upon either the Domestic Business Day which is the day upon which Agent receives a payment from Borrower if Agent shall have received such payment from Borrower by 10:00 a.m., California time, on that day, or upon the next Domestic Business Day following the Domestic Business Day upon which Agent receives a payment from Borrower if such payment is received after 10:00 a.m., California time, initiate payment to each Bank of its pro rata share of the Loans repaid. If Agent shall initiate such payment to a Bank later than the date set forth in the immediately preceding sentence, then Agent shall pay to such Bank, in addition to its pro rata share of the Loans repaid, interest on such amount at the Federal Funds Rate.

                           (b)      Subject to Section 2.6 hereof, each Basic
Rate Loan shall bear interest, upon the unpaid principal balance thereof, from and including the date advanced or converted to but excluding the date of repayment or conversion thereof, at a fluctuating rate, per annum, equal to the Basic Rate. Interest due on Basic Rate Loans shall be due and payable monthly, in arrears, commencing on the Initial Basic Rate Loan Interest

Payment Date, continuing on the first day of each calendar month thereafter, and on the Maturity Date.

                           (c)      Subject to Section 2.6 hereof, each
Eurodollar Rate Loan shall bear interest, upon the unpaid principal balance thereof, from and including the date advanced, converted, or continued to but excluding the date of repayment or conversion thereof, at a rate, per annum, equal to the applicable Eurodollar Rate. Interest due on Eurodollar Rate Loans shall be due and payable, in arrears, on each Interest Payment Date applicable to that Eurodollar Rate Loan. In the event of a prepayment by Borrower of all or part of any Eurodollar Rate Loan, accrued interest on the amount so prepaid shall be due and payable on the date of such prepayment. Notwithstanding anything to the contrary contained in this Agreement, Borrower shall not have more than ten (10) Eurodollar Rate Borrowings outstanding at any one time.

                           (d)      Notwithstanding anything to the contrary
contained in this Agreement, Borrower shall not be obligated to pay, and Banks shall not be entitled to charge, collect, receive, reserve, or take interest ("interest" being defined as the aggregate of all charges which constitute interest under applicable law that are contracted for, charged, reserved, received, or paid) in excess of the maximum rate allowed by applicable law. During any period of time in which the interest rate specified herein exceeds such maximum rate, interest shall accrue and be payable at such maximum rate; provided, however, that, if the interest rate declines below such maximum rate, interest shall continue to accrue and be payable at such maximum rate (so long as there remains any unpaid principal with respect to the Loans) until the interest that has been paid hereunder and under the Notes equals the amount of interest that would have been paid if interest had at all times accrued and been payable at the interest rate specified in this Section 2.5 without being limited to the maximum rate specified in this Section 2.5(e).

                  For purposes of this Section 2.5(e), the term "applicable law" shall mean that law in effect from time to time and applicable to the loan transaction between Borrower and Banks which lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of California and, to the extent controlling, laws of the United States of America.

                           (e)      In the event that, as a result of the
operation of any provision of this Agreement, Borrower repays, in whole or in part, a Eurodollar Rate Loan prior to the expiration of the Interest Period applicable thereto, Borrower shall, concurrently with the repayment of any such Loan, in whole or in part, pay any and all accrued and unpaid interest on the amount repaid.

                  2.6 Default Rate. Upon the occurrence and during the continuance of a Designated Event of Default, at the option of Required Banks, all Secured Indebtedness shall bear interest, without affecting any of the other rights and remedies provided for herein or in the Notes, at a rate (the "Default Rate") equal to the lesser of: (a) (i) for all amounts other than Eurodollar Rate Loans, at the Basic Rate plus two and one-half (2-1/2) percentage points; and (ii) as to all Eurodollar Rate Loans, at the Eurodollar Rate plus two and one-half (2-1/2) percentage points; and (b) the Highest Lawful Rate. Agent will endeavor promptly to notify Borrower of any election by Required Banks to invoke the Default Rate, but any failure or delay of Agent to provide such notice shall not impose liability on Agent and shall not affect the effectiveness of any such election.

                  2.7      Computation of Interest and Fees.

                           (a)      All computations of Fees and computations of
interest with respect to the Loans shall be calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed in such period. Interest shall accrue from the first day of the making of a Loan (or the date on which interest or fees or other payments are due hereunder, if applicable) to, but excluding, the date of repayment of such Loan (or the date of the payment of interest or fees or other payments, if applicable) in accordance with the provisions hereof; provided, however, that if a Loan is repaid on the same day on which it is made, then one (1) day's interest shall be paid on that Loan.

                           (b)      Agent shall give prompt notice to Borrower
and Banks of each determination of the Basic Rate or the Eurodollar Rate, and of each change in the Basic Rate applicable to any Loan outstanding hereunder. Each such determination shall be conclusive in the absence of manifest error. The failure of Agent to give any such notice specified in this subsection shall not affect Borrower's obligation to pay such interest.

                  2.8      Request for Borrowing.

                           (a)      Each Basic Rate Borrowing shall be made on a
Domestic Business Day and each Eurodollar Rate Borrowing shall be made on a Eurodollar Business Day.

                           (b)      Each Borrowing shall be made upon written
notice, by way of a Notice of Borrowing, in the form of Exhibit N-2, given by telex, telefacsimile transmission, mail, or personal service, delivered to Agent at Global Agency # 5596, Bank of America NT&SA, 1455 Market Street, 12th Floor, San Francisco, California 94103, and confirmed by telephone, as follows:

                                    (i) for a Basic Rate Borrowing, Agent shall
                  be given notice on or before the Domestic Business Day on which such Borrowing is to be made, and such notice shall specify that a Basic Rate Borrowing is requested and state the amount thereof (subject to the provisions of this Article II); provided, however, if Borrower shall fail to specify the type of Borrowing requested, Borrower shall be deemed to have requested a Basic Rate Borrowing;

                                    (ii) for a Eurodollar Rate Borrowing, Agent
                  shall be given notice at least three (3) Eurodollar Business Days prior to the day on which such Borrowing is to be made, and such notice shall specify that a Eurodollar Rate Borrowing is requested and shall state the amount thereof and the proposed Interest Period therefor (subject to the provisions of this Article II); and

                                    (iii) For the issuance of a Letter of
                  Credit, Agent and the Issuing Bank shall be given notice at least two (2) Domestic Business Days prior to the date on which such Letter of Credit is to be issued, or such shorter period of time as is acceptable to the Issuing Bank; provided, however, that any such notice period shall be sufficiently long as is necessary to satisfy the conditions set forth in
                  Section 2.2, as applicable, with respect to such issuance. Such notice shall specify that a Letter of Credit issuance is requested and shall state the amount thereof (subject to the provisions of this Article II).

                           (c)      If the notice provided for in clause (b) is
received by Agent not later than 9:00 a.m., California time, on a Domestic Business Day or Eurodollar Business Day, as applicable, such day shall be treated as the first Domestic Business Day or Eurodollar Business Day, as applicable, of the required notice period. In any other event, such notice will be treated as having been received immediately before 9:00 a.m., California time, of the next Domestic Business Day or Eurodollar Business Day, as applicable.

                           (d)      In lieu of delivering the above-described
Notice of Borrowing, Borrower, by one of its Responsible Officers or any other individual authorized in writing to act on its behalf, may give Agent telephonic notice requesting a Borrowing to be disbursed pursuant to the terms of Section
2.21 hereof by the required time of any proposed Borrowing under this Section 2.8; provided, however, that such notice shall be immediately confirmed in writing by telefacsimile delivery of a Notice of Borrowing to Agent. Agent and Banks shall incur no liability to Borrower and Agent shall incur no liability to Banks in acting upon any telephonic notice referred to above which Agent believes in good faith to have been given by a Responsible Officer or other individual authorized to act on behalf of Borrower or for otherwise acting in good faith under this Section 2.8 and in making any Loans in accordance with this Agreement pursuant to any telephonic notice. Subject to Section 2.8(e), any Notice of

Borrowing (or telephonic notice in lieu thereof) shall be irrevocable and Borrower shall be bound to make a Borrowing in accordance therewith.

                           (e)      In the event that Borrower determines that,
as a result of a Basic Rate Borrowing or a Eurodollar Rate Borrowing to be made pursuant to a pending Notice of Borrowing or Notice of Conversion/Continuation, or a Letter of Credit to be issued pursuant to a pending Notice of Borrowing,
(i) Borrower shall be required to pay or reimburse any amounts to any Bank pursuant to Sections 2.15, 2.17, or 2.18 hereof, or (ii) any Bank shall not be required to fund a requested Eurodollar Rate Loan pursuant to Section 2.16 hereof, then Borrower shall be entitled to withdraw such Notice of Borrowing or Notice of Conversion/Continuation, as to such Bank or all Banks, without penalty by giving notice thereof to Agent (and the Issuing Bank, if applicable); provided, however, that such notice of withdrawal shall be given prior to the issuance of any affected Letter of Credit, prior to the day on which any affected Basic Rate Borrowing was intended to be made, and at least three (3) Eurodollar Business Days prior to the day on which any affected Eurodollar Rate Borrowing was intended to be made; provided further, however, that to the extent that any affected Bank shall have transferred funds to Agent in connection with such affected Borrowing prior to the provision of such notice of withdrawal by Borrower, such Bank shall be entitled to the immediate return of such amount by Agent and to recover on demand from Borrower interest on such amount until paid at the customary rate set by such Bank for the correction of errors among banks for the first three (3) Domestic Business Days and, thereafter, at the Basic Rate. In the event any such notice of withdrawal affects less than all Banks, the affected Notice of Borrowing or Notice of Conversion/Continuation shall be deemed to be a request for a Basic Rate Loan from each affected Bank in the amount of its pro rata share of such Borrowing.

                  2.9      Conversion or Continuation.

                           (a)      Subject to the provisions of clause (d) of
this Section 2.9 and Section 2.16, Borrower shall have the option to: (i) convert all or any part of its outstanding Loans equal to One Hundred Thousand Dollars ($100,000), and in integral multiples of Fifty Thousand Dollars ($50,000) in excess of such amount, to a Basic Rate Loan;(ii) convert all or any part of its outstanding Loans in an amount equal to Five Million Dollars ($5,000,000), and in integral multiples of One Million Dollars ($1,000,000) in excess of such amount, to a Eurodollar Rate Loan; and (iii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, continue all of such Eurodollar Rate Loan as a Eurodollar Rate Loan, and the succeeding Interest Period of such continued Loan shall commence on the expiration date of the Interest Period previously applicable thereto; provided further, however, that a Eurodollar Rate Loan may only be converted or continued, as the case may be, on the expiration date of the Interest Period applicable thereto; provided further, however, that no outstanding Loan may be continued as, or be converted into, a Eurodollar Rate Loan when any Event of Default has occurred and is continuing; provided further, however, that, if, before the expiration of an Interest Period of a Eurodollar Rate Loan, Borrower fails to deliver the appropriate Notice of Conversion/Continuation or telephonic notice in respect thereof, such Eurodollar Rate Loan shall automatically be converted to a Basic Rate Loan.

                           (b)      Notwithstanding any provisions of the
foregoing paragraph of this Section 2.9 to the contrary, Borrower may convert a Eurodollar Rate Loan into a Basic Rate Loan prior to the expiration date of the Interest Period applicable thereto upon payment to each Bank, pursuant to the provisions of Section 2.15 hereof, of all costs, expenses and losses incurred by such Bank as a result of the timing of such conversion.

                           (c)      Borrower shall deliver a Notice of
Conversion/Continuation, in the form of Exhibit N-3, with respect to a conversion or continuation of one of its Loans to Agent no later than 9:00 a.m., California time, on a Domestic Business Day (in the case of a conversion to a Basic Rate Loan), and at least three (3) Eurodollar Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). A Notice of Conversion/Continuation shall specify: (i) the proposed conversion/continuation date (which shall be a Domestic Business Day or a Eurodollar Business Day, as applicable); (ii) the amount of the Loan to be converted/continued; (iii) the nature of the proposed conversion/continuation; and (iv) in the case of a conversion to, or continuation of, a Eurodollar Rate Loan, the requested Interest Period.

                           (d)      In lieu of delivering the above-described
Notice of Conversion/Continuation, Borrower, by any of its Responsible Officers or any other individual authorized in writing to act on behalf of Borrower, may give Agent telephonic notice by the required time of any proposed conversion/continuation under this Section 2.9; provided, however, that such notice shall be immediately confirmed in writing by telefacsimile delivery of a Notice of Conversion/Continuation to Agent. Agent and Banks shall incur no liability to Borrower in acting upon any such telephonic notice which Agent believes in good faith to have been given by a Responsible Officer or other individual authorized to act on behalf of Borrower, or for otherwise acting in good faith under this Section 2.9 and in converting/continuing pursuant to any telephonic notice. Subject to Section 2.8(e), any Notice of Conversion/Continuation (or telephonic notice in lieu thereof) shall be irrevocable and Borrower shall be obligated to convert or continue in accordance therewith.

                           (e)      No Borrowing (or portion thereof) may be
converted into, or continued as, a Eurodollar Rate Borrowing with an Interest Period that ends after the Maturity Date.

                  2.10     Loans by Banks.

                           (a)      Agent shall promptly notify each Bank of
that Bank's pro rata portion of a Borrowing requested pursuant to Section 2.8 hereof. Not later than 12:00 noon, California time, on the date specified in such notice as the date on which the Borrowing so requested is to be made, each Bank, subject to the terms and conditions hereof, shall initiate a transfer of funds to make its pro rata portion of the Borrowing available in immediately available funds, to Agent at its office located at Global Agency # 5596, Bank of America NT&SA, 1455 Market Street, 12th Floor, San Francisco, California 94103.

                           (b)      Each Bank's obligation to make any Loan
pursuant hereto is several, and not joint or joint and several, and is not conditioned upon the performance by each, any, or all of the other Banks of their obligations to make Loans. The failure by any Bank to perform its obligation to make Loans will neither increase any other Bank's pro rata portion of the Commitment nor relieve any other Bank of its obligation to make Loans pursuant to its share of the Commitment. For purposes of the foregoing, each Bank's obligations to make Loans shall be deemed to include such Bank's obligations with regard to participation in Letters of Credit pursuant to
Section 2.2(a).

                           (c)      An Issuing Bank shall promptly notify Agent
and each Bank of a drawing made under a Letter of Credit which has not been repaid by Borrower pursuant to Section 2.2(a). Not later than 12:00 noon, California time, on the date specified in such notice as the date on which such drawing is to be paid, each Bank, subject to the terms and conditions hereof, shall initiate a transfer of funds to make its pro rata portion of such drawing available, in immediately available funds, to Agent. In the event that the Issuing Bank is unable to notify Banks in time sufficient to permit Banks to timely remit their portion of the drawing to the Issuing Bank, then each Bank shall be required to initiate a transfer of funds to make payment to Agent of its pro rata portion of the drawing under the Letter of Credit, together with interest thereon accrued from the date of the drawing to the date on which such Bank initiates payment to Agent at the rate set forth in the following sentence, by no later than 12:00 noon, California time, on the Domestic Business Day immediately following the date of receipt of the notice from the Issuing Bank. In the event that any Bank fails to make any payment to Agent, as specified above, the Issuing Bank shall be entitled to recover such amount on demand from such Bank together with interest thereon until paid at the Federal Funds Rate.

                  2.11     Termination or Reduction of Commitment.

                           (a)      The Commitment shall terminate on the
Maturity Date, and any Loans then outstanding, together with any and all interest accrued and unpaid thereon, shall be immediately due and payable, without demand, on such date.

                           (b)      Borrower shall have the right, at any time
and from time to time, to reduce permanently, in whole or in part, the unused portion of the Commitment. Borrower shall give Agent not less than three (3) Domestic Business Days prior written notice designating the date (which shall be a Domestic Business Day) of such reduction and the amount of such reduction. Such reduction shall be effective on the date specified in Borrower's notice given in compliance herewith. Any reduction shall be in a minimum amount of Five Hundred Thousand Dollars ($500,000), and an integral multiple of Five Hundred Thousand Dollars ($500,000). Any reduction of the Commitment pursuant to this
Section 2.11 shall reduce each Bank's pro rata share of the Commitment.

                  2.12 Voluntary Prepayments. Borrower may prepay Loans at any time, in whole or in part, without penalty or premium, subject to Section 2.15; provided, however, that (a) with regard to the prepayment of any Basic Rate Loan, Borrower shall provide prior written notice to Agent not later than 9:00 a.m., California time, on the intended date of prepayment, which date of prepayment shall be a Domestic Business Day; and (b) with regard to the prepayment of any Eurodollar Rate Loan, Borrower shall provide prior written notice to Agent not later than 9:00 a.m., California time, three (3) Eurodollar Business Days prior to the intended date of prepayment, which date of prepayment shall be a Eurodollar Business Day. Each prepayment of Basic Rate Loans shall be in the minimum principal amount of One Hundred Thousand Dollars ($100,000) and, thereafter, in integral multiples of Fifty Thousand Dollars ($50,000), provided, however that, if the outstanding principal balance of such Loans is less than such amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. Each prepayment of Eurodollar Rate Loans shall be in the minimum principal amount of Five Million Dollars ($5,000,000) and in an integral multiple of One Million Dollars ($1,000,000), provided, however that, if the outstanding principal balance of such Loans is less than such amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof.

                  2.13     Fees.

                           (a)      Borrower shall pay a fee (the "Commitment
Fee") to Agent, to be distributed by Agent to each Bank based upon such Bank's pro rata share of the Commitment. The Commitment Fee shall be payable quarterly in arrears for each calendar quarter, commencing on October 1, 1992 and continuing on the first day of each April, July, October, and January thereafter so long as the Commitment or any part thereof is outstanding. The Commitment Fee payable with respect to any calendar quarter shall be a dollar amount equal to
(i) 0.00375, times (ii) the number of days in such calendar quarter, times (iii) the average daily amount during such calendar quarter of the difference between the Commitment and Usage, (iv) divided by 360.

                           (b)      On the Signing Date, Borrower shall pay to
Agent a fee (the "Participation Fee") in the amount of $187,500.00, to be distributed by Agent to each Bank based upon such Bank's pro rata share of the Commitment.

                           (c)      On the dates provided for in the Fee Letter,
Borrower shall pay to Agent each of the fees set forth in the Fee Letter in accordance with the terms set forth therein.

                  2.14 Replacement of Banks. In the event that (a) Borrower shall be required to pay or reimburse any amounts to any Bank pursuant to Sections 2.15, 2.17, or 2.18 hereof, or (b) any Bank shall not be required to fund Eurodollar Rate Loans pursuant to Section 2.16 hereof, then Borrower shall have the right, subject to the prior consent of Agent (which consent shall not be unreasonably withheld) and Required Banks (which consent shall not be unreasonably withheld), to replace such Bank (the "Replaced Bank") with another solvent and reputable financial institution which (i) is willing to assume all rights and obligations of the Replaced Bank under and pursuant to this Agreement, (ii) will be required to be paid or reimbursed for amounts pursuant to Sections 2.15, 2.17, and 2.18 hereof which are less than those of the Replaced Bank, and (iii) will not be relieved of its obligations to fund Eurodollar Rate Loans pursuant to Section 2.16. Any such replacement of a Bank shall be made pursuant to the terms of Section 11.8(b) hereof, including the payment of the assignment fee set forth therein.

                  2.15 Eurodollar Costs. Borrower shall reimburse each Bank (by payment to Agent for the account of such Bank) for any increase in its costs which shall include Taxes (other than Taxes imposed on, or measured by, or with respect to overall net income or gross receipts of such Bank (including any applicable withholding Taxes) and any Taxes imposed by means of withholding at the source), fees, or charges (other than any increased costs which are already included in the LIBOR Reserve Percentage), or any loss or expense (including, with respect to any event contemplated by clauses (d) and (e) below, any loss or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain the outstanding principal amount of its Eurodollar Rate Loans) incurred by it or any reduction in any amount receivable by such Bank hereunder, which costs, losses, expenses, or any reduction directly or indirectly results from the making of, the continuation of, the conversion into, or the funding for any Eurodollar Rate Loan, or the making available of its share of the Commitment due to:

                                    (a)     any change occurring or implemented
after the date of this Agreement, in any law, regulation, or treaty or the interpretation thereof by any governmental or monetary authority (irrespective of whether having the force of law) including any of the foregoing which imposes or modifies any reserve, special deposit, minimum capital, capital ratio, or similar requirements (other than those provided for in

Section 2.18 hereof and other than those included in the calculations of Base LIBOR) relating to any extensions of credit, or any deposits with, or other liabilities of, such Bank relating to loans based upon Base LIBOR;

                                    (b)     any change occurring or implemented
after the date of this Agreement, in the application of any law, regulation, or treaty or the interpretation thereof by any governmental or monetary authority (irrespective of whether having the force of law) including any of the foregoing which imposes or modifies any reserve, special deposit, minimum capital, capital ratio, or similar requirements (other than those provided for in Section 2.18 hereof and other than those included in the calculations of Base LIBOR) relating to any extensions of credit, or any deposits with, or other liabilities of, such Bank relating to loans based upon Base LIBOR;

                                    (c)     compliance by such Bank with any
request or directive occurring or implemented after the date of this Agreement (irrespective or whether having the force of law) of any monetary or fiscal agency or authority including any of the foregoing which imposes or modifies any reserve, special deposit, minimum capital, capital ratio, or similar requirements (other than those provided for in Section 2.18 hereof and other than those included in the calculations of Base LIBOR) relating to any extensions of credit, or deposits with, or other liabilities of, such Bank relating to loans based upon Base LIBOR;

                                    (d)     except as otherwise expressly
provided for herein, any payment or conversion of a Eurodollar Rate Loan at any time prior to the end of the applicable Interest Period, whether as a result of an optional prepayment, a mandatory prepayment, a payment as a result of acceleration, or otherwise; or

                                    (e)     except as otherwise expressly
provided for herein, any failure by Borrower to make or continue a Eurodollar Rate Borrowing, or to convert a Borrowing into a Eurodollar Rate Borrowing, after giving Agent a Notice of Borrowing or a Notice of Conversion/Continuation (or telephonic notice in respect thereof), as applicable (including the failure to satisfy the conditions precedent specified in Article III of this Agreement).

                  For the purposes of this Section 2.15, in attributing such Bank's general costs or reduction in amounts available relating to its eurocurrency operations to any transaction under this Agreement, or averaging any costs over a period of time, such Bank may use any reasonable attribution or averaging methods which it deems appropriate and practical. Without limiting the generality of the foregoing, any attribution or determination made by any Bank pursuant to this Section 2.15 may be made on the assumption and as if such Bank had funded its Eurodollar Rate Loans by accepting matching deposits in the London interbank market, without requiring any Bank to demonstrate whether it in fact accepted such deposits. Such Bank shall notify Borrower of the amount due such Bank pursuant to this Section 2.15 in respect of any Eurodollar Rate Loan as soon as practicable but in any event within forty-five (45) days after the last day of the applicable Interest Period and Borrower shall pay to such Bank the amount due within fifteen (15) days of its receipt of such notice. If requested by Borrower, a certificate specifying the basis for claiming amounts payable under this Section and showing the computation thereof in reasonable detail shall be submitted by such Bank to Borrower prior to the date on which Borrower is to make any payment due pursuant to this Section, and such certificate shall be conclusive in the absence of manifest error.

                  2.16     Special Eurodollar Circumstances.

                           (a)      In the event that any change occurring or
implemented after the date of this Agreement in any law, regulation, treaty, or directive, or in the interpretation or application of any currently existing law, regulation, treaty, or directive, shall at any time in the reasonable opinion of any Bank make it unlawful or impractical (a "Eurodollar Illegality") for such Bank to fund or maintain a Eurodollar Rate Loan in the eurodollar market or to continue such funding or maintaining, or to determine or charge interest rates based upon the Eurodollar Rate, such Bank shall as soon as practicable give notice of such circumstances to Borrower, Agent, and each other Bank and: (i) in the case of any Eurodollar Rate Loan which is outstanding, Borrower shall, if requested by such Bank, prepay (without penalty or premium) such Bank's Eurodollar Rate Loan on or before the date specified in such request, together with interest accrued and unpaid thereon, and the date so specified shall be deemed to be the last day of the term of that Eurodollar Rate Loan and, concurrently with any such prepayment, such Bank shall make a Basic Rate Loan to Borrower in a principal amount equal to the principal amount of the Eurodollar Rate Loan so prepaid; and (ii) such Bank shall not be obligated to make any further Eurodollar Rate Loans to Borrower until such Bank shall determine that it would no longer be unlawful or impractical to do so. In the event that any Bank determines at any time following the giving of notice pursuant to this clause that such Bank may lawfully make Eurodollar Rate Loans, such Bank shall promptly give written notice to Borrower and Agent (which notice Agent shall promptly transmit to each Bank) of that determination, whereupon Borrower's right to request, and such Bank's obligation to make, Eurodollar Rate Loans shall be restored.

                           (b)      If a Eurodollar Illegality occurs with
respect to a Bank, the affected Bank shall, prior to giving the notice pursuant to clause (a) above, make all reasonable efforts (which shall not require such Bank to incur a loss or take any action which would be materially disadvantageous to it as determined in its sole discretion) to make an assignment of its rights and delegation and transfer of its obligations hereunder to another of its offices, branches, or Affiliates for the purpose of causing such Eurodollar Illegality to cease to exist so long as: (i) such assignment and delegation will not create another Eurodollar Illegality; and (ii) such Bank shall be permitted under applicable law to continue to hold Eurodollar Rate Loans pending such assignment and delegation.

                           (c)      If Agent determines (which determination
shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "Eurodollar Rate" are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for fixing the Eurodollar Rate, then Agent shall give Borrower and Banks prompt notice thereof, and, so long as such condition remains in effect, Banks shall not be obligated to make any further or continue any Eurodollar Rate Loans, or to convert any outstanding Loan into a Eurodollar Rate Loan and, Borrower shall, at its option, either prepay (without penalty or premium) the affected Eurodollar Rate Loans or convert (without penalty or premium) such Eurodollar Rate Loans into Basic Rate Loans.

                           (d)      During any period in which a Bank (an
"Affected Bank") shall not be obligated to make Eurodollar Rate Loans pursuant to clauses (a) or (c) above, such Affected Bank shall instead make Basic Rate Loans and any Notice of Borrowing requesting a Eurodollar Rate Loan shall be deemed to be a request for a Basic Rate Loan from such Affected Bank in the amount of its pro rata share of such Borrowing and a request for Eurodollar Rate Loans from the non-Affected Banks for the balance of the Borrowing.

                  2.17 Taxes. All payments made by Borrower in connection with this Agreement shall be made free and clear of, and without reduction for or on account of, any present or future income, stamp, or other Taxes, levies, imposts, duties, charges, fees, deductions, or withholdings, now or hereafter imposed, levied, collected, withheld, or assessed by any country (or by any political subdivision or taxing authority thereof or therein) other than Excluded Taxes (as defined below) (hereinafter referred to as "Non-Excluded Taxes"). For purposes of this Section 2.17, "Excluded Taxes" shall mean Taxes or such other amounts payable on, or measured by or with respect to, overall net income, franchise, or gross receipts of any Bank (including any applicable withholding taxes) and any Taxes or such other amounts imposed by means of withholding at the source imposed by: (a) the United States of America or any political subdivision or taxing authority thereof or therein; or (b) any country in which any Bank's lending or principal executive offices are located, or in which any Bank is organized or has a permanent establishment or trade or business or any political subdivision or taxing authority thereof or therein where such Taxes arise out of such Bank's organization, presence, or trade or business in that country and not because of any activity, transaction, or relationship that such Bank has with Borrower, directly or indirectly. If any Non-Excluded Taxes are required to be deducted or withheld from any such payments to any Bank (a "Tax

Event"), the amounts of such payments shall be increased to the extent necessary in order that the amount of such payment to any such Bank (after payment of all Taxes) shall equal the amount which would have been received by such Bank in the absence of any Non-Excluded Taxes. Whenever any Non-Excluded Taxes are payable by Borrower, as promptly as possible thereafter, Borrower shall send to Agent, for the account of such Bank, a certified copy of the original official receipt, if any, received by Borrower showing payment thereof. If Borrower fails to pay any Non- Excluded Taxes when due to the appropriate taxing authority or fails to remit to Agent, for the account of such Bank, the required receipts or other required documentary evidence, Borrower shall indemnify such Bank for any incremental Non-Excluded Taxes that may become payable by such Bank and all reasonable costs and expenses related thereto (including reasonable attorneys' fees) as a result of any such failure. If Borrower pays any Non-Excluded Taxes to the appropriate taxing authority for the account of such Bank or pays any amount to such Bank pursuant to the indemnification described in the preceding sentence, and such Bank receives a refund of or credit for all or a portion of the Non-Excluded Taxes with respect to which such payment was made, such Bank shall pay to Borrower the amount of such refund or credit as soon as practicable following the receipt thereof, unless an Event of Default shall have occurred and be continuing, in which case such amount shall be applied in accordance with the provisions of Section 7.2 hereof.

                           If a Tax Event occurs with respect to a Bank, the
affected Bank shall make all reasonable efforts (which shall not require such Bank to incur a loss or otherwise suffer any disadvantage) to make, within thirty (30) days and subject to the consent of Borrower, an assignment of its rights and delegation and transfer of its obligations hereunder to another of its offices, branches, or Affiliates for the purpose of avoiding the occurrence of future Tax Events.

                  2.18 Increased Capital Cost. If any Bank determines that the cost to such Bank of maintaining its share of the Loans or the Commitment is increased because of any law or regulation or any interpretation, directive, or request (irrespective of whether having the force of law), of any foreign or domestic court or governmental or monetary authority (which cost is incurred due to the introduction, enactment, implementation, or enforcement after the date hereof of any such law, regulation, directive, or request or any change therein or in the interpretation thereof after the date of this Agreement), such Bank may, by written notice given to Borrower as promptly as practicable but in any event within forty-five (45) days after such Bank's learning of such increased costs, require Borrower to pay, on demand, an amount equal to such Bank's additional cost (as determined by such Bank) incurred with respect to the Loans or the Commitment during the fiscal quarter such notice is given and incurred during each fiscal quarter thereafter. Each such Bank shall state in reasonable detail in the notice required by this Section 2.18 the cause and amount of such additional cost.

                  2.19 Funding Sources. Nothing herein shall be deemed to obligate any Bank to obtain the funds to make any Loan in any particular place or manner and nothing herein shall be deemed to constitute a representation by any Bank that it has obtained or will obtain such funds in any particular place or manner.

                  2.20 Holidays. Any payments which would otherwise become due on a day other than a Domestic Business Day shall instead become due on the next succeeding Domestic Business Day and such extension shall be reflected in the computation of any payments due hereunder on such adjusted date; provided, however, if any such extension shall cause a Eurodollar Rate Loan to be due in the next calendar month, then such amount shall be due on the next preceding Eurodollar Business Day.

                  2.21 Place of Borrowings. All Borrowings made hereunder shall be disbursed by credit to Borrower's deposit account maintained with Agent at Agent's office located at Agency Management Services # 5596, Bank of America NT&SA, 1455 Market Street, 12th Floor, San Francisco, California 94103, or as may otherwise be agreed to between Borrower and Agent.

                  2.22     Time and Place of Payments.

                           (a)      Borrower shall make each payment hereunder
or on the Notes by making, or causing to be made, the amount thereof available to Agent in Dollars in immediately available funds at Agent's office located at Agency Management Services # 5596, Bank of America NT&SA, 1455 Market Street, 12th Floor, San Francisco, California 94103, not later than 10:00 a.m., California time, on the day of payment (except in the case of (i) costs reimbursed pursuant to Section 2.15 hereof, and (ii) interest paid in respect of a Eurodollar Rate Borrowing as to which any Bank shall have requested and received prepayment of a Eurodollar Rate Loan and made a Basic Rate Loan in a principal amount equal to the principal amount thereof pursuant to clause (a) of
Section 2.16 hereof, respectively, which shall be paid when due directly to the Bank entitled thereto).

                           (b)      Without limitation of any Bank's rights of
setoff provided for and contemplated by Section 11.15 hereof or by law, Agent shall have the right to charge (i.e., debit) any account of Borrower maintained with Agent for the amount of any payment due hereunder or on the Notes by Borrower. Except upon the occurrence and during the continuance of an Event of Default, Agent shall provide notice to Borrower one (1) Business Day prior to the day of any such charge.

                  2.23 Survivability. Borrower's obligations under Sections 2.5, 2.6, 2.15, 2.17, and 2.18 hereof shall survive repayment of the Loans and termination of the Commitment hereunder.

                                   ARTICLE III

                               CONDITIONS TO LOANS

                  3.1 Conditions Precedent to Initial Loans. The obligation of each Bank to make its initial Loans hereunder (including Loans made in accordance with Section 11.18 hereof) is, in addition to the conditions set forth in Sections 3.2 and 3.3 hereof, subject to the fulfillment, to the satisfaction of Agent on behalf of the Banks, of each of the following conditions on or before the Closing Date:

                           (a)      The Closing Date shall occur on or before
the Closing Deadline;

                           (b)      Borrower shall have completed, executed, and
delivered the Notes to Agent;

                           (c)      Agent shall have received the written
opinions, dated the Closing Date, of counsel to Borrower, to the effect set forth in Exhibit 3.1(c) attached hereto, or otherwise in form and substance satisfactory to Agent and its counsel;

                           (d)      Agent shall have received a certificate of
corporate status with respect to Borrower, dated as of a recent date prior to the Closing Date, or confirmed by telex, if telex confirmation is available, by the Secretary of State of California, such certificate to be issued by the Secretary of State of California, which certificate shall indicate that Borrower is in good standing in such state;

                           (e)      Agent shall have received a copy of
Borrower's articles of incorporation certified by its Secretary or Assistant Secretary;

                           (f)      Agent shall have received a copy of the by-
laws of Borrower certified by its Secretary or Assistant Secretary;

                           (g)      Agent shall have received signature and
incumbency certificates respecting the officers executing this Agreement, the Notes, and the Ancillary Documents;

                           (h)      Agent shall have received an Officer's
Compliance Certificate from Borrower, dated as of the Closing Date, duly executed by the chief financial officer or controller of Borrower, substantially in the form of Exhibit O-1 attached hereto, certifying that no Event of Default or Unmatured Event of Default has occurred and is continuing and detailing the calculations by which Borrower has determined it is in compliance with the financial covenants contained herein;

                           (i)      Agent shall have received duly executed
originals of the Ancillary Documents listed on Schedule A-1 and each of such Ancillary Documents shall be in full force and effect;

                           (j)      Agent shall have received a certificate from
Borrower's Secretary or Assistant Secretary attesting to the resolutions of Borrower's board of directors authorizing the execution and delivery of this Agreement, the Notes, and the Ancillary Documents to be executed and delivered by Borrower, and authorizing specific officers to execute same;

                           (k)      Agent shall have received full payment of
all Fees due on or before the Closing Date;

                           (l)      Agent shall have received a certificate from
Borrower's chief financial officer or controller setting forth Borrower's Rewrite Policy as in effect on the Closing Date;

                           (m)      The representations and warranties of
Borrower set forth in Article IV of this Agreement and in the Ancillary Documents shall be true and correct in all material respects as of the Closing Date;

                           (n)      Agent shall have received originals or
copies of each of the documents referred to in clauses (c), (d), (e), (f), (g),
(h), (i), (j), and (l) hereof in sufficient numbers so as to enable Agent to provide a copy thereof to each Bank;

                           (o)      The incurrence of the initial Loans and the
application of the proceeds thereof shall not constitute a default under or breach of any term or condition of any material agreement of Borrower;

                           (p)      No Material Adverse Effect shall have
occurred, since June 30, 1992, with respect to Borrower;

                           (q)      No injunction, writ, restraining order, or
other order of any nature materially adverse to the making of the initial Loans hereunder shall have been issued and remain in force by any governmental authority;

                           (r)      Agent shall have completed and received all
audits, inspections, and examinations as deemed necessary in Agent's opinion with respect to the Collateral, the books and records of Borrower, the financial and business condition and operations of Borrower, and the transactions contemplated hereby;

                           (s)      Agent and each Floor Plan Lender providing
financing to Borrower as of the Closing Date shall have executed and delivered an intercreditor agreement in form and substance satisfactory to Agent and its counsel;

                           (t)      Agent shall have received such documentation
as it reasonably may require to verify the termination of the

Related Funding Agreement (as such term is defined in the Prior Loan Agreement), to verify the repayment of all Related Funding Agreement Loans (as such term is defined in the Prior Loan Agreement) and all other amounts, if any, due the Related Lender (as such term is defined in the Prior Loan Agreement), and to verify that the Related Lender (as such term is defined in the Prior Loan Agreement) no longer claims any interest in any of the Collateral;

                           (u)      Agent shall have received copies of
insurance binders or insurance certificates evidencing that Borrower has obtained property, casualty, and liability insurance in amounts, with endorsements, and with insurers reasonably satisfactory to Agent, and such insurance binders or insurance certificates shall evidence that Agent has been named as a loss payee of all of Borrower's property and casualty insurance policies, with a waiver of warranties on a form 438-BFU or similar endorsement;

                           (v)      Not later than two (2) Domestic Business
Days prior to the Closing Date, Agent shall have received a Borrowing Base Certificate, dated as of a date on or after July 31, 1992;

                           (w)      Agent shall have received a Certificate
Regarding California Commercial Code Section 9102(5)-(7), duly executed by the chief financial officer or controller of Borrower, substantially in the form of
Exhibit 3.1(w) attached hereto; and

                           (y)      All other documents and legal matters in
connection with the transactions contemplated by this Agreement shall have been delivered, executed, recorded, or filed and shall be in form and substance reasonably satisfactory to Agent and its counsel.

                  3.2 Conditions Precedent to All Loans. The obligation of each Bank to make each Loan hereunder is subject to the fulfillment, to the satisfaction of Agent, at or prior to the time of the making of such Loan, of each of the following further conditions:

                           (a)      the representations and warranties of
Borrower contained in this Agreement and the Ancillary Documents, to the extent that Borrower is a party thereto, and the representations and warranties of Central Ram contained in the Ancillary Documents to which it is a party shall be true and correct in all material respects at and as of the date of such Loan, as though made on and as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date);

                           (b)      both before and after giving effect to such
Loan, Borrower shall be in compliance in all material respects with all of the requirements of each of the covenants contained in this Agreement;

                           (c)      no Event of Default or Unmatured Event of
Default shall have occurred and be continuing on the date of such Loan, nor shall an Event of Default or Unmatured Event of Default result from the making of such Loan.

                           (d)      Borrower shall have delivered to Agent a
Notice of Borrowing pursuant to the terms of Section 2.8 hereof; and

                           (e)      No injunction, writ, restraining order, or
other order of any nature preventing any Bank from funding any portion of such Loan shall have been issued or remain in force by any governmental authority.

                  3.3 Condition Subsequent to Initial Loans. The obligation of each Bank to make any Loan hereunder after the Closing Date is, in addition to the conditions set forth in Section 3.2 hereof, subject to the fulfillment of the following conditions subsequent:

                           (a)      Within fifteen (15) days after demand
therefor, Agent shall have received full payment of all of Agent's costs and expenses (including the fees and expenses of Agent's counsel, including allocated amounts for Agent's in-house counsel) incurred in connection with the preparation, negotiation, execution, and delivery of this Agreement, the Notes, the Ancillary Documents, and the other documents related hereto and thereto.

                  3.4 Determinations Under Section 3.1. For purposes of determining compliance with the conditions specified in Section 3.1 each Bank shall be deemed to have consented to, approved, accepted, or be satisfied with each document or other matter required thereunder to be consented to, or approved of, or acceptable, or satisfactory to such Bank unless the Agent shall have received notice from such Bank prior to the Closing Date specifying its objection thereto and such Bank shall not have made available to Agent such Bank's ratable portion of the initial Loans.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                   OF BORROWER

                  In order to induce Agent and each Bank to enter into this Agreement, Borrower makes the following representations and warranties which, except as set forth in the Disclosure Statement with a specific reference to the Section of this Article IV affected thereby, shall be true, correct, and complete in all respects as of the date hereof, and shall be true, correct, and complete in all respects as of the Closing Date, and at and as of the date of each Loan made thereafter, as though made on and as of the date of the making of such Loan (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans.

                  4.1 Due Organization; Subsidiaries. Borrower is a duly organized and validly existing corporation in good standing under the laws of the State of California and is duly qualified to conduct business as a foreign corporation in all jurisdictions where it owns or leases real property or where its failure to do so could reasonably be expected to have a Material Adverse Effect on Borrower. Except as set forth in the Disclosure Statement, Borrower has no Subsidiaries.

                  4.2      Capital Stock or Interests of Borrower.

                           (a)      Set forth in the Disclosure Statement is the
following information regarding Borrower: (i) the number of authorized shares of each class of Borrower's common and preferred stock; and (ii) the number of shares outstanding of each such class of shares. All of the shares of capital stock of Borrower are owned by the persons identified in the Disclosure Statement. All of the outstanding capital stock of Borrower has been validly issued and is fully paid and non-assessable.

                           (b)      Except as set forth in the Disclosure
Statement, no capital stock (or any securities, instruments, warrants, option or purchase rights, conversion or exchange rights, calls, commitments, or claims of any character convertible into or exercisable for capital stock) of Borrower is subject to issuance under any security, instrument, warrant, option or purchase rights, conversion or exchange rights, call, commitment, or claim of any right, title, or interest therein or thereto.

                           (c)      Borrower may amend the Disclosure Statement
with respect to this Section 4.2 to reflect changes that would not, individually or in the aggregate, have a Material Adverse Effect on Borrower, violate any of the provisions of this Agreement, or materially adversely affect Borrower's ability to repay any or all of the Loans.

                  4.3 Requisite Power and Authorization. Borrower has all requisite corporate power to execute and deliver this Agreement, the Notes, the Ancillary Documents to which it is a party, and to borrow the sums provided for in this Agreement. Borrower has all domestic governmental licenses, authorizations, consents, and approvals necessary to own and operate its Assets and to carry on its business as now conducted and as proposed to be conducted, other than licenses, authorizations, consents, and approvals which are not currently required or the failure to obtain which could not reasonably be expected to have a Material Adverse Effect on Borrower. The execution, delivery, and performance of this Agreement, the Notes, and the Ancillary Documents to which it is a party have been duly authorized by Borrower's board of directors and all necessary corporate action in respect thereof has been taken, and the execution, delivery, and performance thereof do not require any consent or approval of the stockholders of Borrower which has not been obtained.

                  4.4 Binding Agreements. This Agreement has been duly executed and delivered by Borrower and constitutes, and the Notes and the Ancillary Documents to which it is a party, when executed and delivered by Borrower, will constitute, the legal, valid, and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, except as the enforceability hereof or thereof may be affected by: (a) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally; (b) the limitation of certain remedies by certain equitable principles of general applicability; and (c) the fact that the rights to indemnification thereunder or hereunder may be limited by federal or state securities laws.

                  4.5 Other Agreements. The execution, delivery, and performance by Borrower of this Agreement, the Notes, and the Ancillary Documents to which it is a party do not and will not: (i) violate (A) any provision of any material federal (including the Exchange Act), state, or local law, rule, or regulation (including Regulations G, T, U, and X of the Federal Reserve Board) binding on Borrower, or (B) any order of any domestic governmental authority, court, arbitration board, or tribunal binding on Borrower, or (C) the articles of incorporation or bylaws of Borrower; or (ii) contravene any provisions of, result in a breach of, constitute (with the giving of notice or the lapse of time) a material default under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the Assets of Borrower pursuant to, any Contractual Obligation of Borrower; or (iii) except as provided for in Section 3.1(t) hereof, require termination of any Contractual Obligation of Borrower.

                  4.6      Litigation; Adverse Facts.

                           (a)      There is no action, suit, proceeding, or
arbitration at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, pending or, to the knowledge of Borrower, threatened against or affecting Borrower which could reasonably be expected to have a Material Adverse Effect on Borrower, or on its ability to perform its obligations hereunder, under the Notes, or under the Ancillary Documents to which it is a party;

                           (b)      Borrower is not: (i) in violation of any
applicable law, ordinance, rule, or regulation in a manner which could reasonably be expected to have a Material Adverse Effect on Borrower; or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule, or regulation of any court or of any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, in a manner which could reasonably be expected to have a Material Adverse Effect on Borrower; and

                           (c)      (i) as of the date hereof or the Closing
Date, there is no action, suit, proceeding or, to the best of Borrower's knowledge or belief, investigation pending or, to the best of Borrower's knowledge or belief, threatened against or affecting Borrower which questions the validity or the enforceability of this Agreement, the Notes, or the Ancillary Documents to which Borrower is a party; and (ii) after the Closing Date, there is no action, suit, or proceeding pending or, to the best of Borrower's knowledge or belief, threatened against or affecting Borrower pursuant to which, on the date of the making of any Loan hereunder, there is in effect a binding injunction which could materially and adversely affect the validity or enforceability of this Agreement, the Notes, or the Ancillary Documents to which Borrower is a party.

                  4.7 Government Consents. Other than such as may have previously been obtained, filed, or given, as applicable, no consent, license, permit, approval, or authorization of, exemption by, notice to, report to or registration, filing, or declaration with, any governmental authority or agency is required in connection with the execution, delivery, and performance by Borrower of this Agreement, the Notes, or the Ancillary Documents to which Borrower is a party.

                  4.8      Financial Condition.

                           (a)      Borrower has delivered to Agent and Banks
balance sheets for Borrower at October 31, 1991, 1990, and 1989, and the related statements of earnings and retained earnings and cash flow for the periods then ended. All such financial statements have been examined by the Auditors whose reports thereon are included with such financial statements. All such financial statements have been prepared in conformity with GAAP applied on a consistent basis (except for changes, if any, disclosed therein). Except for the effect, if any, on the results of operations and cash flows of Borrower for the year ended October 31, 1989, such statements of earnings and retained earnings and cash flow present fairly the results of operations and cash flows of Borrower for the respective periods covered, and the balance sheets present fairly the financial condition of Borrower as of their respective dates. Since October 31, 1990, there has been no change in any of the significant accounting policies, practices, or procedures of Borrower.

                           (b)      Borrower has delivered to Agent and Banks a
balance sheet for Borrower at June 30, 1992, and the related statement of earnings and the monthly delinquency report for the period then ended. Such interim financial statements have been certified by the chief financial officer or controller of Borrower. All such interim financial statements have been prepared in accordance with GAAP consistently applied during the periods covered (except as disclosed therein), the statements of earnings present fairly the results of operations of Borrower for the respective periods covered, and the balance sheets present fairly the financial condition of Borrower as of their respective dates, except that such financial statements may omit footnote disclosures required by GAAP to the extent the content thereof would not materially differ in nature or amount from those disclosures reported in the most recent audited period and year-end adjustments to the extent not material. All such interim financial statements reflect all adjustments (which consist only of normal recurring adjustments not material in amount) necessary for a fair presentation.

                           (c)      Since June 30, 1992, there has not been,
occurred, or arisen:

                                    (i)  any change in or event affecting
                  Borrower or its business that has had or may reasonably be expected to have a Material Adverse Effect on Borrower,

                                     (ii) any strike or other labor dispute, or

                                    (iii) any casualty, loss, damage, or
                  destruction (whether or not covered by insurance) of any material property of Borrower.

                           (d)      To the best of Borrower's knowledge,
Borrower does not have any liabilities of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, probable of assertion or not, that, in accordance with GAAP applied on a consistent basis, should have been but were not reflected or disclosed in the most recent of the financial statements (including the notes thereto) referred to in subsections
(a) and (b) above, except liabilities which were incurred after October 31, 1990 in the ordinary course of business. As of the date hereof and as of the Closing Date, Borrower has no material Accommodation Obligation which is not: (i) reflected in the most recent of the foregoing statements or in the notes thereto; or (ii) specifically set forth in the Disclosure Statement.

                  4.9 Title to Assets; Liens. Except for Permitted Liens, all of the Assets of Borrower are free from all Liens of any nature whatsoever. Except for Permitted Liens, Borrower has good and valid title to all of its real property and good and marketable title to all of its other Assets reflected in its books and records as being owned by it. Substantially all of the Assets owned by, leased to, or used by Borrower are in adequate operating condition and repair, ordinary wear and tear excepted, are free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations, and are able to serve the function for which they are currently being used, except in each case where the failure of such Asset to meet such requirements could not reasonably be expected to have a Material Adverse Effect on Borrower. Neither this Agreement, nor any of the Ancillary Documents to which Borrower is a party, nor any transaction contemplated under any such agreement will affect any right, title, or interest of Borrower in and to any of the Assets of Borrower in a manner that could reasonably be expected to have a Material Adverse Effect on Borrower.

                  4.10 Tax Examination. Except as set forth in the Disclosure Statement, no federal income tax returns of Borrower have been examined by the Internal Revenue Service for all tax periods prior to and including the taxable year ending October 31, 1990 and there are no tax examinations in progress. Borrower has no knowledge of any material federal income tax liability with respect to open taxable years in excess of amounts accrued on Borrower's audited financial statements for its fiscal year ended October 31, 1990 that would be required to be so accrued in accordance with GAAP.

                  4.11 Payment of Taxes. All tax returns and reports of Borrower required to be filed by it have been timely filed (inclusive of any permitted extensions), and all Taxes, assessments, fees, amounts required to be withheld and paid by it to a governmental agency or regulatory authority, and other governmental charges upon Borrower, and upon its Assets, income, and franchises, which are due and payable by it have been paid, except to the extent that: (a) the failure to file such returns or reports, or pay such Taxes, assessments, fees, and other governmental charges, as applicable, could not reasonably be expected to have a Material Adverse Effect on Borrower; or (b) other than with respect to Taxes, assessments, charges or claims which have become a federal tax Lien upon any of Borrower's Assets, such Tax, assessment, charge, or claim is being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted, and an adequate reserve or other appropriate provision, if any, shall have been made as required in order to be in conformity with GAAP. Borrower does not know of any proposed, asserted, or assessed tax deficiency against it that, if such deficiency existed and had to be rectified, could reasonably be expected to have a Material Adverse Effect on Borrower.

                  4.12     Governmental Regulation.

                           (a)      Borrower is not, and immediately after the
application by Borrower of the proceeds of the Loans, will not be an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                           (b)      Borrower is not: (i) a holding company or a
Subsidiary or Affiliate of a holding company, or a public utility, within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (ii) subject to any state law or regulation regulating public utilities or similar entities.

                           (c)      Borrower is not limited in its ability to
incur debt under: the Federal Power Act, the Interstate Commerce Act, or any federal, state, or local law, rule, or regulation.

                  4.13 Securities Activities. Borrower is not engaged principally, or as one of its principal activities, in the business of extending, or arranging for the extension of, credit for the purpose of "purchasing" or "carrying" any margin stock or securities (within the meaning of Regulations G, T, U, or X of the Federal Reserve Board). No part of any Borrowing will be used by Borrower for any purpose other than those set forth in
Section 6.14 hereof.

                  4.14     Employee Benefit Plans.

                           (a)      Borrower and each ERISA Affiliate is in
compliance in all material respects with ERISA with respect to all Plans and Multiemployer Plans, the failure to comply with which could reasonably be expected to have a Material Adverse Effect on Borrower, including: (i) having fulfilled the minimum funding standards of ERISA; (ii) not having incurred liability to the PBGC; and (iii) being able to pay benefits under each Plan and Multiemployer Plan when due.

                           (b)      Borrower and its ERISA Affiliates have not
incurred nor reasonably expect to incur any of the following which in the aggregate could reasonably be expected to have a Material Adverse Effect on
Borrower:

                                    (i)  a Termination Event;

                                    (ii) withdrawal liability under ERISA to a
                  Multiemployer Plan;

                                    (iii) unpaid and overdue insurance premiums
                  to a Plan (which is a "welfare plan" under Section3(l) of ERISA which is funded with insurance); or

                                    (iv) unpaid contributions to a Plan (which
                  is a "welfare plan" under Section3(l) of ERISA, which is not funded with insurance).

                           (c)      Liabilities on a termination basis (irre-
spective of whether vested) of Borrower and its ERISA Affiliates under all Plans (excluding unfunded deferred compensation agreements or other arrangements of similar nature whether subject to ERISA and welfare plans not subject to the funding requirements of ERISA) that have Assets (including accrued contributions for the current plan year on a daily weighted average, provided that such accrued contributions do not materially vary from the amount of the contributions actually received by the plan for the prior plan year, on a daily weighted average) less than liabilities (irrespective of whether vested) do not exceed the Assets thereunder.

                  4.15 Disclosure. As of the date hereof and as of the Closing Date, no representation or warranty of Borrower contained in this Agreement or any other document, certificate, or written statement furnished to Agent or any Bank, by or on behalf of Borrower with respect to the businesses, operations, Assets, prospects, or condition (financial or otherwise) of Borrower for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Borrower (other than matters of a general economic nature) which Borrower reasonably believes could reasonably be expected to have a Material Adverse Effect on Borrower, which has not been disclosed herein or in such other documents, certificates, and statements furnished to Agent and Banks for use in connection with the transactions contemplated hereby. Borrower has furnished, or shall furnish, to Agent and Banks certain financial information concerning Borrower, including estimates and projections of Borrower's results of operations and financial position for and as at the end of certain future periods. There are no statements or conclusions therein which, when taken as a whole, in light of the circumstances under which they are or were made, to the knowledge and belief of Borrower at the time provided, are based upon or include materially misleading information or fail to take into account material information regarding the matters covered therein. Borrower has no reason to believe that any of the statements or conclusions included therein are not true and correct in all material respects at the time provided. It is understood that no representation or warranty is made by Borrower concerning any predictions, forecasts, estimates, or any other analyses prepared by it or on its behalf, which are dependent on future events, except that such predictions, forecasts, estimates, and analyses were prepared with reasonable care.

                  4.16 Indebtedness. Borrower does not have any Indebtedness outstanding on the date of this Agreement other than the Indebtedness reflected in the financial statements referred to in Section 4.8 hereof or in the Disclosure Statement or which is otherwise permitted under Section 6.1 hereof. After the Closing Date, Borrower will not have any Indebtedness outstanding other than the Indebtedness permitted by Section 6.1 hereof.

                  4.17     Licenses, Patents, Trademarks, and Intellectual
Property.

                           (a)      Borrower owns, is licensed or otherwise has
the lawful right to use, or has all copyrights, franchises, governmental approvals, licenses, patents, patent rights, permits, service marks, trademarks, trademark rights, trade names, and trade name rights used in or necessary in order for it to conduct its business and to operate its Assets substantially as now or as proposed to be conducted or operated, as the case may be, without known conflict with or infringement upon the rights of third Persons (except for conflicts or infringements which could not be reasonably expected to have a Material Adverse Effect on Borrower), and all of same are valid and subsisting, except where such lack of validity or subsistence could not reasonably be expected to have a Material Adverse Effect on Borrower. The consummation of the transactions contemplated by this Agreement will not alter or impair any of such rights of Borrower.

                           (b)      The Disclosure Statement contains a listing
of all of Borrower's copyrights, franchises, patents, patent rights, service marks, trademarks, trademark rights, and trade names, and, if applicable, the date and place of registration thereof.

                           (c)      Borrower has not been charged or, to the
best of Borrower's knowledge, is not threatened to be charged with any infringement of, nor has it infringed on any unexpired copyright, copyright registration, patent, patent registration, trademark, trademark registration, trade name, or other proprietary right of any Person, which charge or threat could reasonably be expected to have a Material Adverse Effect on Borrower. Except as disclosed in the Disclosure Statement, Borrower is not aware of any infringement or, to the best of Borrower's knowledge, threatened infringement by any other Person of any copyright, copyright registration, patent, patent registration, service mark, trademark, trademark registration, trade name, or any other proprietary right of Borrower which could reasonably be expected to have a Material Adverse Effect on Borrower.

                  4.18 Burdensome Agreements. Borrower is not a party to any unusual or unduly burdensome agreement or undertaking, or is subject to any unusual or unduly burdensome court order, writ, injunction, or decree of any court or governmental instrumentality, domestic or foreign, which could reasonably be expected to have a Material Adverse Effect on Borrower.

                  4.19 Existing Defaults. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, and no condition exists which, with the giving of notice or the lapse of time, would constitute a default under such Contractual Obligation, except, in any such case, where the consequences, direct or indirect, of such default or defaults, if any, would not have or could not reasonably be expected to have a Material Adverse Effect on Borrower.

                  4.20     Contract Warranties.  With respect to all
Contracts (to which Borrower is a party) scheduled, listed, or referred to on any balance sheet or books and records of Borrower, or referred to in any other report delivered by Borrower to Agent:

                           (a)      the Contracts are genuine, are in all
respects what they purport to be, and are not evidenced by a judgment;

                           (b)      the Contracts represent bona fide transac-
tions completed in accordance with the terms and provisions contained in the documents delivered to Agent with respect thereto; and

                           (c)      the services furnished or goods sold giving
rise to the Contracts when delivered to the customer (or carrier or intermediary, as the case may be) were not subject to any lien except for Permitted Liens or Liens in favor of Borrower.

                  4.21 Compliance with Consumer Finance Laws. Borrower is in compliance, in all material respects, with all laws, regulations, or directives with respect to consumer finance, including the California Unruh Act, California Civil Code Sections 1799.90 et seq., the Federal Truth in Lending Act and the Federal Equal Credit Act, all as may be amended, noncompliance with which could reasonably be expected to have a Material Adverse Effect on Borrower or its ability to repay timely the Loans.

                  4.22 Leases. Borrower enjoys peaceful and undisturbed possession under all of the leases to which it is a party or under which it is operating and which are material to the business of Borrower, and all such leases are valid and subsisting and no material default by Borrower exists under any of them.

                  4.23 Fire, Explosion, and Labor Disputes. Neither the business nor the Assets or operations of Borrower are presently affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (irrespective of whether covered by insurance), which could reasonably be expected to have a Material Adverse Effect on Borrower.

                  4.24 Location of Chief Executive Office. Except as provided by
Section 6.17 hereof, the chief executive office of Borrower is located at the address indicated in the Disclosure Statement. The tangible Assets of Borrower are located at the locations identified on the Disclosure Statement and, upon compliance with the terms of Section 6.17 hereof, Borrower may amend the Disclosure Statement to add additional locations where such Assets may, thereafter, be located.

                  4.25 No Partnerships. Borrower is not a partner in any partnership or a joint venturer in any joint venture.

                  4.26 Employment Agreements and Relations. Borrower is not a party to any employment agreement or collective bargaining agreement. Borrower has not made, obligated itself to make, renewed, extended, or otherwise modified or amended any previous agreement to make, any excess parachute payment as defined in Section 280G of the Code. During the three (3) years preceding the Closing Date there was (or were) no:
(a) strikes or shutdowns resulting from labor activity; or (b) concerted work stoppages or concerted slowdown of any nature or length of time, at any retail outlet, warehouse, or other facility owned or operated by Borrower.

                  4.27 Environmental Matters. Borrower is in compliance, in all material respects, with all applicable environmental, hazardous waste, health and safety statutes and regulations governing its operations or properties, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, the Federal Toxic Substances Control Act, and the California Health and Safety Code. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

                  4.28 Solvency. Borrower is Solvent after giving effect to this Agreement, the Notes, and the Ancillary Documents to which Borrower is a party.

                  4.29 No Default. No Event of Default or Unmatured Event of Default has occurred and is continuing.

                  4.30     Representations and Warranties Relating to Central
Ram.

                           (a)      Central Ram is a duly organized and validly
existing corporation in good standing under the laws of the State of Delaware and is duly qualified to conduct business as a foreign corporation in all jurisdictions where it owns or leases real property or where its failure to do so could reasonably be expected to have a Material Adverse Effect on Central Ram.

                           (b)      Central Ram has all requisite corporate
power to execute and deliver the Ancillary Documents to which it is party. Central Ram has all domestic governmental licenses, authorizations, consents, and approvals necessary to own and operate its Assets and to carry on its business as now conducted and as proposed to be conducted, other than licenses, authorizations, consents, and approvals which are not currently required or the failure to obtain which cold not reasonably be expected to have a Material Adverse Effect on Central Ram. The execution, delivery, and performance of the Ancillary Documents to which it is a party have been duly authorized by Central Ram's board of directors and all necessary corporate action in respect thereof has been taken, and the execution, delivery, and performance thereof do not require any consent or approval of the stockholders of Central Ram which has not been obtained.

                           (c)      The Ancillary Documents executed and
delivered by Central Ram constitute the legal, valid, and binding obligations of Central Ram, enforceable against Central Ram in accordance with their terms, except as the enforceability hereof or thereof may be affected by: (i) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally; (ii) the limitation of certain remedies by certain equitable principles of general applicability; and
(iii) the fact that the rights to indemnification thereunder or hereunder may be limited by federal or state securities laws.

                           (d)      The execution, delivery, and performance by
Central Ram of the Ancillary Documents to which it is a party do not and will not: (i) violate (A) any provision of any material federal (including the Exchange Act), state, or local law, rule, or regulation (including Regulations G, T, U, and X of the Federal Reserve Board) binding on Central Ram, or (B) any other of any domestic governmental authority, court arbitration board, or tribunal binding on Central Ram, or (C) the articles of incorporation or bylaws of Central Ram; or (ii) contravene any provisions of, result in a breach of, constitute (with the giving of notice or lapse of time) a material default under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the Assets of Central Ram pursuant to, any Contractual Obligation of Central Ram; or (iii) require termination of any Contractual Obligation of Central Ram.

                           (e)      Each of the representations and warranties
relating to Borrower set forth in Sections 4.6 and 4.7 and Sections 4.9 through
4.28 are also true, correct and complete in all respects with respect to Central Ram as of June 14, 1994, and at and as of the date of each Loan made thereafter, as though made on and as of the date of making such Loan; provided, that each reference to Borrower shall for purposes of this Section 4.30(e) be deemed to be a reference to Central Ram and each reference to Borrower's execution, delivery or performance of, or the validity of, any Loan Document shall for purposes of this Section 4.30(e) be deemed to refer to Central Ram's execution, delivery or performance of, or the validity of, each Loan Document to which Central Ram is a party.

                           (f)      Central Ram is Solvent after giving effect
to each Ancillary Document to which it is a party.

                                    ARTICLE V

                        AFFIRMATIVE COVENANTS OF BORROWER

                  Borrower covenants and agrees that, so long as any portion of the Commitment under this Agreement shall be in effect and until payment, in full, of the Loans, with interest accrued and unpaid thereon, and any other amounts due hereunder, and except as set forth in the Disclosure Statement with specific reference to the Section of this
Article V affected thereby concerning matters which do not conform to the covenants of this Article V, Borrower shall perform each and all of the following covenants:

                  5.1 Accounting Records and Inspection. Borrower shall maintain financial and accounting books and records in accordance with sound business practices and GAAP consistently applied, and permit any representative of a Bank, upon reasonable notice to Borrower, at any time during usual business hours, to inspect, audit, and examine such books and records and to make copies and take extracts therefrom, and to discuss its affairs, financing, and accounts with its officers and independent public accountants. Borrower shall furnish each Bank with any information reasonably requested by any Bank regarding Borrower's business or finances promptly upon such Bank's request. Borrower shall permit those Persons designated by any Bank to visit and inspect any of the Assets of Borrower upon reasonable notice and as often as may be reasonably requested. Without limiting the generality of the foregoing, Borrower will permit and fully cooperate with Agent and Collateral Agent in the performance of a complete field audit to be performed at least twice during each fiscal year of Borrower at Borrower's expense.

                  5.2 Financial Statements and Other Information. Borrower shall furnish Agent:

                           (a)      as soon as practicable and, in any event,
within forty-five (45) calendar days after the close of each of the first three fiscal quarters of each fiscal year of Borrower, and within one hundred (100) days after the close of the fourth fiscal quarter of each fiscal year of Borrower, on a store-by- store basis, a statement of profit and loss for such fiscal quarter of Borrower for each retail store location of Borrower, and, if so requested by Agent, a summary of the inventory of Borrower on a location-by-location basis (including warehouses) at the end of such fiscal quarter of Borrower for each location of Borrower, each setting forth in comparative form, if applicable and to the extent available, the corresponding figures for the corresponding period of the previous fiscal year of Borrower, all in reasonable detail, prepared without footnotes and subject to year-end audit adjustments, and certified by the chief financial officer or controller of Borrower to have been prepared in accordance with GAAP consistently applied; provided, however, that if such information is otherwise prepared with any footnotes, such footnotes shall be furnished to Agent and each Bank;

                           (b)      as soon as practicable and, in any event,
within forty-five (45) calendar days after the close of each and every fiscal quarter of Borrower, and within thirty (30) calendar days after the close of each fiscal month of Borrower other than any month that marks the end of any fiscal quarter of Borrower:

(i) a statement of stockholders' equity and a cash flow statement of Borrower for such period; (ii) an income statement of Borrower for such period; and (iii) a balance sheet of Borrower as of the end of such period, each setting forth in comparative form, if applicable, the corresponding figures for the corresponding period of the previous fiscal year, all in reasonable detail, prepared without footnotes and subject to year-end audit adjustments and certified by the chief financial officer or controller of Borrower to have been prepared in accordance with GAAP consistently applied; provided, however, that if such information is otherwise prepared with any footnotes, such footnotes shall be furnished to Agent and each Bank;

                           (c)      as soon as practicable and, in any event,
within one hundred eight (108) calendar days after the close of each fiscal year of Borrower ending 1995 and within one hundred (100) calendar days after the close of each fiscal year of Borrower thereafter, a copy of the annual audited report for such year for Borrower, including therein: (i) a statement of stockholders' equity and a cash flow statement of Borrower for such fiscal year;
(ii) an income statement of Borrower for such fiscal year; (iii) a balance sheet of Borrower as of the end of such fiscal year, each setting forth corresponding figures for the previous year, all in reasonable detail; and (iv) any management letter or other report of substance submitted to Borrower by Borrower's Auditors in connection with any audit of the books of Borrower; the statements and balance sheet shall be audited by Borrower's Auditors, shall contain an unqualified opinion of Borrower's Auditors as to the fairness thereof, and shall be certified by such Auditors to have been prepared in accordance with GAAP, consistently applied;

                           (d)      within thirty (30) calendar days after the
close of each fiscal month and contemporaneously with each quarterly and year-end financial report required by clauses (b) and (c) of this Section 5.2, an Officer's Compliance Certificate duly executed by the chief financial officer or controller of Borrower stating that he or she has individually reviewed the provisions of this Agreement, the Ancillary Documents, and the Notes (such certificate shall contain the calculations and other details necessary to demonstrate Borrower's compliance with Section 6.6 hereof), that a review of the activities of Borrower during such year, monthly period, or quarterly period, as the case may be, has been made by or under such individual's supervision, with a view to determining whether Borrower has fulfilled all of its obligations under this Agreement, the Ancillary Documents, and the Notes, that Borrower has observed and performed each undertaking contained in this Agreement, the Ancillary Documents, and the Notes, and that Borrower is not in default in the observance or performance of any of the provisions hereof or thereof, or if Borrower shall be so in default, specifying all such defaults and events of which such individual may have knowledge or belief;

                           (e)      as soon as practicable and, in any event,
within one hundred twenty (120) calendar days after the close of each fiscal year of each Sister Company: (i) a statement of stockholders' equity and a cash flow statement of such Sister Company for such fiscal year; (ii) an income statement of such Sister Company for such fiscal year; and (iii) a balance sheet of such Sister Company as of the end of such fiscal year, each setting forth corresponding figures for the previous year, all in reasonable detail; the statements and balance sheet of Finance shall be audited by Finance's Auditors, shall contain an unqualified opinion of Finance's Auditors as to the fairness thereof, shall be certified by such Auditors to have been prepared in accordance with GAAP, consistently applied, and shall be accompanied by any management letter or other report of substance submitted to Finance by Finance's Auditors in connection with any audit of the books of Finance; the statements and balance sheet of each other Sister Company may be company-prepared; the requirements of this subsection (e) may be satisfied by the delivery to Agent and each Bank, in lieu of the statements and balance sheets described above, of consolidating schedules to the audited financial statements of Holdings containing the same detailed financial information;

                           (f)      as soon as practicable and, in any event,
within sixty (60) calendar days after the close of each and every fiscal quarter other than the fourth fiscal quarter of each Sister Company: (i) a statement of stockholders' equity and a cash flow statement of such Sister Company for such period; (ii) an income statement of such Sister Company for such period; and
(iii) a balance sheet of such Sister Company as of the end of such period, each setting forth in comparative form, if applicable, the corresponding figures for the corresponding period of the previous fiscal year, all in reasonable detail, prepared without footnotes and subject, in the case of Finance, to year-end audit adjustments and certified by the chief financial officer or controller of such Sister Company to have been prepared in accordance with GAAP consistently applied; provided, however, that if such information is otherwise prepared with any footnotes, such footnotes shall be furnished to Agent and each Bank; the requirements of this subsection (f) may be satisfied by the delivery to Agent and each Bank, in lieu of the statements and balance sheets described above, of consolidating schedules to the company-prepared financial statements of Holdings containing the same detailed financial information;

                           (g)      within fifteen (15) days after the close of
each fiscal month of Borrower, a Borrowing Base Certificate demonstrating Borrower's compliance with Section 2.1(b)(iii) hereof as of the end of such month, together with (i) a summary delinquency aging report with regard to outstanding Contracts as of the end of such month; (ii) a month-end management report for such month summarizing delinquencies, charge-offs, recoveries and number of Contracts outstanding; and (iii) a summary aging of its accounts payable and accounts receivable as of the end of such month;

                           (h)      within thirty (30) calendar days after the
close of each fiscal month and contemporaneously with each quarterly and year-end financial report required by clauses (b) and (c) of this Section 5.2, Borrower's analysis of financial results, as customarily prepared by management of Borrower for internal use;

                           (i)      Prompt notice of the particulars of any
change known to any Responsible Officer of Borrower pertaining to Borrower's location within an "enterprise zone" that could affect the taxability of any interest or fees payable by Borrower to any Bank under any Loan Document;

                           (j)      contemporaneously with each quarterly and
year-end financial report required by clauses (b) and (c) of this Section 5.2, a certificate of the chief financial officer or controller of Borrower separately identifying and describing all Accommodation Obligations of Borrower; provided, however, that such certificate shall not be required with regard to any period during which the aggregate Indebtedness of Borrower with regard to Accommodation Obligations does not exceed Fifty Thousand Dollars ($50,000);

                           (k)      promptly upon the request of Agent, an
inventory listing detailing Borrower's inventory by supplier and by category as of the end of the most recently ended fiscal quarter of Borrower;

                           (l)      notice, as soon as possible and, in any
event, within five (5) calendar days after Borrower has knowledge, of: (i) the occurrence of any Event of Default or any Unmatured Event of Default; or (ii) any default or event of default (and passage of any applicable cure period) as defined in any evidence of Indebtedness of Borrower or under any agreement, indenture, or other instrument under which such Indebtedness has been issued, irrespective of whether such Indebtedness is accelerated or such default waived. In any such event, Borrower shall also supply Agent and each Bank with a statement from Borrower's chief financial officer or controller setting forth the details thereof and the action which Borrower proposes to take with respect thereto;

                           (m)      as soon as practicable, any written report
pertaining to material items in respect of Borrower's internal control matters submitted to Borrower by its Auditors in connection with each annual or interim special audit of the financial condition of Borrower;

                           (n)      as soon as practicable, written notice of
any condition or event (other than general economic or market trends) which has resulted or may reasonably be expected to result in: (i) a Material Adverse Effect on Borrower; (ii) a breach of, or noncompliance with, any term, condition, or covenant contained in this Agreement, the Ancillary Documents, or the Notes; or (iii) a material breach of, or noncompliance with, any material term, condition, or covenant of any Contractual Obligation of Borrower;

                           (o)      as soon as practicable, written notice of
any claims, proceedings, or disputes against, or to the knowledge or belief of Borrower, threatened or affecting, Borrower which, if adversely determined, would have a Material Adverse Effect on Borrower (without in any way limiting the foregoing, claims, proceedings, or disputes involving monetary amounts in excess of Two Hundred Thousand Dollars ($200,000) in excess of any insurance coverage therefor shall be deemed to be material for purposes of this subsection
(o)), or any material labor controversy resulting in or threatening to result in a strike against Borrower, or any proposal by any public authority of which Borrower has knowledge to acquire any of the material Assets of Borrower;

                           (p)      promptly, upon becoming aware of the occur-
rence of any of the following events, a written notice specifying the nature thereof and, when known, any action taken or threatened by the Internal Revenue Service, PBGC, Department of Labor, or other party with respect thereto: (i) a Reportable Event; (ii) a "prohibited transaction," as such term is defined in
Section 4975 of the Code (which prohibited transaction could subject Borrower or an ERISA Affiliate to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code); (iii) a failure to pay timely the required annual payment or the full amount of a required installment for any Plan in any plan year by the due date as required by Section 412 of the Code; (iv) any additional premium that must be paid to PBGC under
Section 4006(a)(3)(E) of ERISA; or (v) any Lien on the Assets of Borrower or an ERISA Affiliate under Section 412 of the Code or Section 302 of ERISA;

                           (q)      promptly, copies prepared or received by
Borrower or an ERISA Affiliate of: (i) all notices of intent to terminate or to have a trustee appointed to administer any Plan; (ii) all written demands by the PBGC under Subtitle D of Title IV of ERISA; (iii) at the request of Agent, each annual report (Internal Revenue Form 5500 series or similar series under the applicable laws of any foreign country) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan or Multiemployer Plan, and schedules showing the amounts contributed to each Plan or Multiemployer Plan by or on behalf of Borrower or any ERISA Affiliates; (iv) all written notices received concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA; (v) all notices required to be sent to employees or to the PBGC under Section 302 of ERISA or Section 412 of the Code;

                           (r)      promptly and in any event not later than two
(2) months after the end of each fiscal year of Borrower, Borrower's cash flow, income statement, and balance sheet projections for Borrower for the one (1) year period immediately following such fiscal year, set forth on a quarterly basis and otherwise in form and substance reasonably acceptable to Agent, together with any other forecasts and similar reports, if any, customarily prepared by the management of Borrower for internal use or pursuant to any provisions of any instrument or document relating to any Indebtedness of Borrower;

                           (s)      promptly upon becoming aware of any Person's
seeking to obtain or threatening to seek to obtain a decree or order for relief with respect to Borrower in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, a written notice thereof specifying what action Borrower is taking or proposes to take with respect thereto;

                           (t)      prompt notice of all legal or arbitral
proceedings, and all proceedings by or before any governmental or regulatory authority or agency to which Borrower is a party or, to the best of Borrower's knowledge or belief, affecting Borrower which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on Borrower, or on the timely payment of the principal of or interest on the Loans, or the enforceability of this Agreement, the Ancillary Documents, or the Notes, or the rights and remedies of Agent or any Bank hereunder or thereunder, as applicable;

                           (u)      promptly, copies of all amendments to the
articles or certificate of incorporation or bylaws of Borrower;

                           (v)      as soon as practicable and, in any event,
within thirty (30) calendar days after the close of each fiscal month of Borrower, a month-end dilution report for such month, summarizing returns, rebates, discounts, credits, and allowances.

                           (w)      promptly, such other information and data
with respect to Borrower as from time to time may be reasonably requested by Agent; and

                           (x)      at the times specified with respect to
Borrower in this Section 5.2, comparable information required with respect to Borrower for Central Ram; provided that the consolidating financial statements of Borrower shall not be required to be audited.

                  5.3 Corporate Existence. Except as provided by Section 6.7 hereof, Borrower shall preserve and keep in full force and effect, at all times, its corporate existence.

                  5.4 Payment of Taxes and Claims. Borrower shall pay all Taxes, assessments, and other governmental charges imposed upon it or any of its Assets or in respect of any of its business, income, or Assets before any penalty or interest accrues thereon, and all claims (including claims for labor, services, materials, and supplies) for sums which have become due and payable and which by law have or may become a Lien upon any of its Assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that, unless such Taxes, assessments, charges, or claims have become a federal tax Lien on any of Borrower's Assets, no such Tax, assessment, charge, or claim need be paid if the same is being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted and if an adequate reserve or other appropriate provision, if any, shall have been made therefor as required in order to be in conformity with GAAP.

                  5.5 Maintenance of Properties. Borrower shall maintain or cause to be maintained in good repair, working order, and condition all of those Assets useful or necessary to its business or which are used in connection therewith or related thereto, except for Assets which in the aggregate are not material to the business or operations of Borrower. From time to time, Borrower shall make or cause to be made all appropriate repairs, renewals, and replacements thereto and thereof. Notwithstanding the foregoing, Borrower shall not be required to comply with the requirements of this Section 5.5 to the extent that compliance therewith would not be economical and the failure so to comply would not have a Material Adverse Effect on Borrower.

                  5.6 Insurance. Borrower shall maintain or cause to be maintained, with financially sound and reputable insurers, (rated "A" or better by "Best's Insurance Reports") insurance with respect to its Assets and business against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations. Agent shall be named as the sole loss payee (or, together with any Floor Plan Lender(s), the sole loss payees), under a 438-BFU endorsement or other similar endorsement, under Borrower's insurance policies; provided, however, that: (i) so long as no Event of Default or Unmatured Event of Default has occurred and is continuing; and
(ii) so long as no Event of Default or Unmatured Event of Default shall arise from the payment by Borrower of the costs or expenses of repair or replacement of such insured Assets, then Borrower shall be entitled to use such proceeds of insurance in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year of Borrower (or such greater amount thereof as Borrower can demonstrate is necessary) solely to repair or replace such Assets. Borrower shall, concurrently with the financial information required to be delivered by Borrower at the end of each fiscal year of Borrower pursuant to
Section 5.2(c)
hereof, deliver to Agent copies of certificates describing Borrower's workmen's compensation insurance, property insurance, casualty insurance, business interruption insurance, and liability insurance then in effect, and confirming the ratings of the insurers providing such insurance, and Borrower shall deliver to Agent such other information, certificates and data regarding insurance as from time to time may be reasonably requested by Agent. Notwithstanding the foregoing, in the event that Borrower has obtained any insurance in accordance with this Section 5.6 and, after the effective date of such insurance, the insurer providing such insurance shall be rated less than "A" by "Best's Insurance Reports," Borrower shall retain or replace such insurance as follows:
(x) if the new rating of such insurer is "B" or better, Borrower may retain such insurance until the next renewal date thereof (but, in any event, not more than twelve (12) months after such insurer has been rated less than "A") at which time such insurance shall be replaced with an insurer satisfying the requirements set forth in this Section 5.6; and (y) if the new rating of such insurer is less than "B," Borrower shall immediately replace such insurance with an insurer satisfying the requirements set forth in this Section 5.6.

                  5.7 Compliance with Laws. Borrower shall exercise all due diligence in order to comply in all material respects with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, noncompliance with which could reasonably be expected to have a Material Adverse Effect on Borrower; provided, however, that no such law, rule, regulation, or order of any governmental authority need be complied with if the same is being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted.

                  5.8 Compliance with ERISA. Borrower shall and shall take all necessary actions to ensure that each ERISA Affiliate shall take no action which would render the representations and warranties set forth in Section 4.13 hereof inaccurate in any material respect.

                  5.9 Consumer Finance Regulations. Borrower shall comply, in all material respects, with all laws, regulations, or directives with respect to consumer finance, including the California Unruh Act, California Civil Code Sections 1799.90 et seq., the Federal Truth in Lending Act and the Federal Equal Credit Act, all as may be amended, noncompliance with which could reasonably be expected to have a Material Adverse Effect on Borrower or its ability to repay timely the Loans; provided, however, that this Section 5.9 shall not prevent Borrower from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings.

                  5.10 Further Assurances. At any time or from time to time upon the request of Agent, Borrower shall execute and deliver such further documents and do such other acts and things as Agent may reasonably request, including the endorsement and delivery to Agent of the originals of all notes, instruments, consumer credit agreements, chattel paper, and any other documents included in the Collateral, in order to evidence, perfect, or continue perfected the security interests in the Collateral granted to Agent under this Agreement or the Ancillary Documents. It is the intention of the parties that Agent shall have a Lien upon all of Borrower's present and future Assets other than premises of Borrower encumbered by New Mortgages; as such, at any time and from time to time upon the request of Agent, Borrower shall execute and deliver documents, agreements and instruments and do such other acts and things as Agent may reasonably request to grant, evidence, perfect or continue perfected Liens in favor of Agent with regard to any of Borrower's Assets, present or future, which are not encumbered pursuant to the Ancillary Documents as of the Closing Date. Borrower shall cause the following legend (or a legend similar in substance) to be prominently displayed on the face page and each signature page of each Contract, security agreement owned by Borrower, and other note, chattel paper, or instrument:

                           "THIS DOCUMENT HAS BEEN ASSIGNED
                           AND SECURES INDEBTEDNESS TO BANK OF
                           AMERICA NATIONAL TRUST AND SAVINGS
                           ASSOCIATION, AS AGENT, AND ITS
                           SUCCESSORS."

The foregoing notwithstanding, with respect to such documents entered into prior to the Signing Date, or after the Signing Date but utilizing pre-printed forms printed prior to the Signing Date, such legend may refer to Security Pacific National Bank and its successors rather than to BofA. Borrower shall cause each secured promissory note in favor of Borrower which is not included in the body of a security agreement to be stapled to the applicable security agreement and shall cause the following legend to be prominently displayed on the face of each such note:

                           "THIS OBLIGATION IS SECURED BY AN
                           INTEREST IN COLLATERAL AS SHOWN BY
                           THE SECURITY AGREEMENT ATTACHED
                           HERETO."

                  5.11 Compliance by Central Ram. Borrower shall cause Central Ram to perform each and every covenant contained in Sections 5.3 through 5.10; provided, that for purposes of this Section 5.11, each reference to Borrower contained in Sections 5.3 through 5.10 shall be deemed to be a reference to Central Ram.

                  5.12 Intercompany Services. Borrower shall cause all services performed by Borrower or any Affiliate of Borrower for any other Affiliate of Borrower or Borrower, as applicable, to be subject to an Intercompany Billing Agreement in form and substance satisfactory to Agent and Banks.

                  5.13 Collection and Disbursement Procedures. Borrower shall comply with the procedures for collections and disbursements of funds between Affiliates of Borrower provided in the attachment to that certain memorandum dated October 4, 1995 from Stephen D. Olson to Don Farris.

                                   ARTICLE VI

                         NEGATIVE COVENANTS OF BORROWER

                  Borrower covenants and agrees that, so long as any portion of the Commitment under this Agreement shall be in effect and until payment, in full, of the Loans, with interest accrued and unpaid thereon, and any other amounts due hereunder, and except as set forth in the Disclosure Statement with specific reference to the Section of this Article VI affected thereby concerning matters which do not conform to the covenants of this Article VI, Borrower shall perform each and all of the following covenants:

                  6.1 Indebtedness. Borrower shall not create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

                           (a)      Borrower may become and remain liable with
respect to the Indebtedness evidenced by the Notes, this Agreement, and the Ancillary Documents;

                           (b)      Borrower may become and remain liable with
respect to the Indebtedness resulting from Capitalized Leases permitted by
Section 6.6(e) hereof (other than such Indebtedness secured by Permitted Liens);

                           (c)      Borrower may become and remain liable with
respect to the Accommodation Obligations permitted by Section 6.4 hereof;

                           (d)      Borrower may remain liable with respect to
the Indebtedness set forth in the Disclosure Statement;

                           (e)      Borrower may become and remain liable with
respect to Indebtedness secured by Liens set forth in clauses (viii), (x), and
(xi) of the definition of "Permitted Liens";

                           (f)      Borrower may remain liable with respect to
the Indebtedness evidenced by the Perelman Subordinated Note;

                           (g)      Borrower may become and remain liable with
respect to Indebtedness incurred pursuant to any Hedge Agreement;

                           (h)      Borrower may become and remain liable with
respect to Indebtedness advanced by Floor Plan Lenders for the purpose of acquiring inventory and equipment in an aggregate amount not to exceed at any time $18,000,000; provided, however, that each such Floor Plan Lender shall have entered into an intercreditor agreement with Agent in form and substance satisfactory to Agent and its counsel;

                           (i)      Borrower may become and remain liable with
respect to Indebtedness consisting of New Mortgage Loans; and

                           (j)      Borrower may become and remain liable with
respect to refinancings, renewals, or extensions of Indebtedness permitted under clauses (b), (c), (d), (e), (f), (g), (h), and (i) of this Section 6.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as:
(i) the terms and conditions of such refinancings, renewals, or extensions are substantially similar to the then current terms and conditions of such Indebtedness; (ii) to the extent that such Indebtedness constitutes subordinated debt, such refinancing, renewing, refunding, or extending Indebtedness contains subordination provisions substantially similar to the then current subordination provisions of such Indebtedness; (iii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended; and (iv) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity (at the time of such refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended.

                           (k)      Borrower may become and remain liable with
respect to any existing or future revolving Subordinated Debt owed to any of its Affiliates, which is incurred to finance Borrower's working capital needs, provided that the subordination agreement executed in connection with such Subordinated Debt shall provide, among other things, that payments of principal and interest on such Debt (at a rate not exceeding the rate or rates payable by Borrower to the Banks hereunder) may be made on such Debt, subject to the subordination provisions thereof.

                           (l)      Borrower may become and remain liable with
respect to Permanent Subordinated Debt.

                  6.2      Liens.  Borrower shall not:

                           (a)      create, incur, assume, or permit to exist,
directly or indirectly, any Lien of any kind on or with respect to any of its Assets, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens; or

                           (b)      enter into, assume, or permit to exist any
agreement to refrain from granting Liens to Agent for the benefit of Banks, on or with respect to any of its Assets, whether now owned or hereafter acquired.

                  6.3 Investments. Borrower shall not make or own, directly or indirectly, any Investment in any Person, except:

                           (a)      Borrower may make loans or advances to its
employees; provided, however, that (i) aggregate loans and advances to any one employee shall not exceed Two Thousand Dollars ($2,000) and (ii) aggregate loans and advances to all employees shall not exceed Fifty Thousand Dollars ($50,000);

                           (b)      Borrower may maintain any Investment extant
on the date hereof, which Investments are set forth in the Disclosure Statement; and

                           (c)      Borrower may make and maintain Investments
in Cash Equivalents.

                  6.4 Accommodation Obligations. Borrower shall not create or become or be liable, directly or indirectly, with respect to any Accommodation Obligation, except:

                           (a)      Accommodation Obligations resulting from the
endorsement of instruments for collection in the ordinary course of business;

                           (b)      Accommodation Obligations disclosed in the
financial statements and related notes referred to in Section 5.2 hereof or reflected in the Disclosure Statement and any refinancings, renewals, or extensions of such Accommodation Obligations on terms substantially similar to the original terms thereof;

                           (c)      Accommodation Obligations not in excess of
Fifty Thousand Dollars ($50,000) with regard to Indebtedness of Borrower's employees; and

                           (d)      Accommodation Obligations relating to
Letters of Credit.

                  6.5 Dividends. Borrower shall not make or declare, directly or indirectly, any dividend (in cash, return of capital, or any other form of Assets) on, or make any other payment or distribution on account of, or set aside Assets for a sinking or other similar fund for the purchase, redemption, or retirement of, or redeem, purchase, retire, or otherwise acquire any shares or interest of, any class of Borrower's capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Assets or in obligations; provided, however, that if no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom, the provisions of this Section 6.5 shall not be violated by reason of (a) the payment of any dividends by Borrower to BCE Holdings to enable BCE Holdings to make payment of its Federal and state income and franchise tax obligations appropriately allocable to the operations of Borrower (using an allocation methodology reasonably acceptable to Required Banks); and (b) the payment of any dividends in cash by Borrower to BCE Holdings in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) and the payment of dividends by Borrower to BCE Holdings in the form of promissory notes issued by employees of Borrower to BCE Holdings to purchase shares of BCE Holdings common stock, which promissory notes were subsequently contributed to the common equity of Borrower, provided, however, that within five (5) days of the receipt thereof such distributions of cash and notes are applied by BCE Holdings to the repurchase from employees of Borrower of shares of BCE Holdings common stock, provided, further, that if after the Closing Date shares of BCE Holdings common stock are issued and sold by BCE Holdings to employees of Borrower and the net cash proceeds of such sales or promissory notes of such employees related thereto are contributed to the common equity of Borrower by BCE Holdings, then the aggregate amount of such dividends made pursuant to this clause (b) shall be deemed not to include an amount equal to the sum of (x) the amount of such net cash proceeds received in respect of such contribution and (y) the amount of any cash payment(s) to Borrower in respect of any such contributed promissory note; provided, further, that if no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom, Borrower may, notwithstanding this Section, pay dividends or distributions to West Coast or BCE Holdings strictly in accordance with the terms of the Net Worth Maintenance Agreement.

                  6.6      Financial Covenants.

                           (a)      Ratio of Total Debt to Tangible Net Worth.
Borrower shall not permit, as of the last day of any of its fiscal quarters, the ratio of: (i) Total Debt (not including Permanent Subordinated Debt), to (ii) Tangible Net Worth, to be greater than 3.50:1.0.

                           (b)      Past Due Receivables Ratio. Borrower shall
not permit, as of the last day of any of its fiscal months, the ratio of (i) the total amount owing to Borrower under each Eligible Contract in which any payment is more than sixty (60) days past due, to (ii) the total amount owing to Borrower under all Eligible Contracts, to be greater than 0.0400:1.00 for any fiscal month; provided, however, that for purposes of calculating this ratio during the period from and including November 30, 1995 to and including March 31, 1996 only, those Eligible Contracts that were purchased under that certain Asset Purchase Agreement dated as of May 26, 1994, among Central Ram, Golden Gate Furniture, Inc., Ramco Finance Company, and Steven R. Ram shall be excluded from clause (i) and (ii);

                           (c)      Cash Advances and Loans. Borrower shall not
permit (i) the total amount of cash advances and loans made to Sister Companies, excluding BCE Playground, Inc., to exceed Five Hundred Thousand Dollars ($500,000) outstanding at any time or (ii) the total amount of cash advances and loans made to BCE Playground, Inc. to exceed Two Hundred Seventy Five Thousand Dollars ($275,000) at any one time.

                           (d)      Capital Expenditures. Borrower shall not
make any Capital Expenditure during any fiscal year of Borrower if, after giving effect thereto, the aggregate amount of all Capital Expenditures (other than Capital Expenditures made with the proceeds of insurance solely to repair or replace Assets in accordance with the provisions of Section 5.6 hereof) incurred by Borrower during such fiscal year would exceed Seven Hundred Fifty Thousand Dollars ($750,000) with respect to any fiscal year.

                           (e)      Operating Leases. Borrower shall not create,
incur or assume obligations payable during any fiscal year with respect to Operating Leases which in the aggregate exceed the aggregate obligations with respect to Operating Leases paid or payable by Borrower during the immediately preceding fiscal year plus: Seven Hundred Fifty Thousand Dollars ($750,000) with respect to each fiscal year (in each case versus the prior fiscal year).

Notwithstanding the provisions of clauses (d) and (e) of this Section 6.6, the maximum amounts set forth therein shall be automatically increased or decreased, as follows:

                                    (1) the maximum amount permitted for Capital
                           Expenditures or Operating Leases for any fiscal year may be increased by an equivalent amount of Permanent Subordinated Debt, not to exceed an aggregate of $2,000,000, incurred during such year;

                                    (2) the maximum amount permitted under
                           clause (e) for Operating Leases expenditures shall be decreased in each fiscal year that follows a fiscal year in which an increase in permitted Operating Leases expenditures under clause (1) has occurred, by the amount of such increase;

                                    (3) the maximum amount permitted for either
                           Capital Expenditures or Operating Leases in any fiscal year shall be increased by an amount equal to the difference between the maximum permitted amount in the prior fiscal year, and Borrower's actual Capital Expenditures or obligations incurred under Operating Leases, as the case may be, during such prior fiscal year.

                           (f)      Cash Flow to Interest Coverage Ratio.
Borrower shall not permit, as of the last day of any of its fiscal quarters, its Cash Flow to Interest Coverage Ratio (defined as the ratio of (i) (A) net income (or loss) after taxes, plus (B) depreciation and amortization expenses, plus (C) total interest expense, plus (D) other non-cash items reducing net income (excluding extraordinary items), minus (E) cash capital expenditures to the extent not funded by new cash equity contributions to Borrower, Permanent Subordinated Debt, or the proceeds of Permitted Indebtedness incurred from sources other than Loans by the Banks; to (ii) cash interest expense), to be less than 2.50:1.00, calculated as of the last day of each fiscal quarter for such quarter and the immediately preceding fiscal quarter.

                           (g)      Doubtful Accounts Ratio. Borrower shall not
permit its Doubtful Accounts Ratio (defined as the ratio of (i) the reserve for bad debt expense maintained by Borrower in accordance with GAAP to (ii) Net Contracts) to be less than .03:1.0 at any time.

                           (h)      Tangible Net Worth. Borrower shall not
permit its Tangible Net Worth to be less than $15,500,000 as of October 31, 1993, plus, as of the end of each succeeding fiscal quarter, 50% of the amount, as of the end of such quarter, of Borrower's net income for such quarter. The minimum Tangible Net Worth required under this Section shall not be reduced by any losses incurred by Borrower.

                           (i)      Net Chargeoffs to Net Contracts Ratio.
Borrower shall not permit, as of the last day of each of its fiscal months, its Net Chargeoffs to Net Contracts Ratio (defined as the ratio of (i) (A) chargeoffs minus (B) cash recoveries, minus (C) all unearned interest or finance charges thereon, all calculated for the twelve (12) month period then ending, to
(ii) the average of Net Contracts for such period) to be greater than .0750:1.0."

                  6.7 Restriction on Fundamental Changes. Borrower shall not acquire, form, or make any Investment in any new Subsidiary of Borrower, change its corporate or fictitious business names, change the nature of its business, open any additional retail or warehouse locations, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or Assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise, all or substantially all the business or Assets of, or stock or other evidence of beneficial ownership of, any Person, except:

                           (a)      Borrower may sell, assign, transfer, convey,
or otherwise dispose of any of its Assets in accordance with the provisions of
Section 6.9 hereof;

                           (b)      upon thirty (30) calendar days prior written
notice to Agent, Borrower may change its corporate name;

                           (c)      Borrower may engage in Permitted Expansions;

                           (d)      Borrower may enter into new real property
leases for, or may otherwise acquire, additional retail space not exceeding 15,000 square feet per location, and not exceeding three locations in any one fiscal year of Borrower, even if such transactions do not qualify as Permitted Expansions;

                           (e)      Borrower may form a wholly-owned Subsidiary
of Borrower, to be named "Discount Central Stores" or a substantially similar name; provided, however, that Borrower may not make Investments in, or sell assets to, or otherwise conduct business with such Subsidiary, without having first obtained any waiver or consent otherwise required under this Agreement from the Required Banks or the Banks, as the case may be.

                  6.8 Sales and Lease-Backs. Borrower shall not become liable, directly or indirectly, as lessee or as guarantor or other surety with respect to any lease, whether an Operating Lease or a Capitalized Lease, of any Assets, whether now owned or hereafter acquired:

                           (a)      which Borrower has sold or transferred or is
to sell or transfer to any other Person; or

                           (b)      which Borrower intends to use for
substantially the same purpose as any other Asset which has been or is to be sold or transferred by Borrower to any Person in connection with such lease, unless such sale or transfer is permitted pursuant to Section 6.9 hereof, without aggregation.

                  6.9 Sale of Assets. Borrower shall not sell, assign, transfer, convey, or otherwise dispose of any of its Assets, whether now owned or hereafter acquired, except for:

                           (a)      the sale or other disposition by Borrower of
Assets in the ordinary and usual course of business, in accordance with past practices;

                           (b)      with the prior written consent of Required
Banks, the sale or other disposition of any of the business or Assets of Borrower outside of the ordinary and usual course of business for not less than the fair value thereof; for purposes of this Section 6.9(b), the fair value of any Asset of Borrower shall be determined by Borrower's board of directors, and any such determination evidenced by a resolution of such board of directors shall be conclusive in the absence of manifest error;

                           (c)      involuntary sales or other dispositions of
any of the business or Assets of Borrower; provided, however, that, except to the extent otherwise provided herein (including Section 5.6 hereof), Borrower shall pay to Agent one hundred percent (100%) of the Net Cash Proceeds arising from any such involuntary sale or other disposition, which amount shall be paid to Agent to reduce the Loans in accordance with Section 2.12 of this Agreement; and

                           (d)      in addition to the other sales or other
dispositions permitted under this Section 6.9, the sale or other disposition by Borrower of any business or Assets of de minimis value; for the purposes of this Section 6.9(d), the term de minimis value shall mean: (i) with respect to any transaction, Assets with respect to which the aggregate of Borrower's share of the fair value thereof does not exceed Fifty Thousand Dollars ($50,000); and (ii) for any consecutive twelve (12) month period during the term of this Agreement, Assets with respect to which the aggregate of Borrower's share of the fair value thereof does not exceed Two Hundred Thousand Dollars ($200,000), without any right to carry forward; for purposes of this Section 6.9(d), the fair value of any Asset of Borrower shall be determined by Borrower's board of directors, and any such determination evidenced by a resolution of such board of directors shall be conclusive in the absence of manifest error.

                           At the time of any sale or other disposition under
clause (c) of this Section 6.9, Borrower shall deliver to Agent a certificate, duly executed by a Responsible Officer of Borrower, setting forth in detail the determination of the Net Cash Proceeds of such sale or other disposition and such other information as is necessary to demonstrate compliance with clause
(c).

                           Upon  satisfactory arrangements to be mutually
agreed upon by Borrower and Agent in connection with any sale or other distribution permitted by this Section 6.9, Agent shall, at Borrower's expense, execute and deliver all agreements and documents as may reasonably be requested to effect a release of the Liens held by Agent on the Assets which are the subject of any such sale or other disposition.

                  6.10 Transactions with Shareholders and Affiliates. Except for any transaction expressly permitted by any other section of this Agreement, and except as otherwise disclosed in the Disclosure Statement with respect to management fees, Borrower shall not enter into or permit to exist, directly or indirectly, any transaction (including the purchase, sale, lease, or exchange of any Asset or the rendering of any service) with any holder of five percent (5%) or more of any class of equity securities of Borrower or any of its Affiliates, or with any Affiliate of Borrower or of any such holder, on terms that are less favorable to Borrower than those terms which might be obtained at the time from Persons who are not such a holder or Affiliate, or if such transaction is not one in which terms could be obtained from such other Person on terms that are not negotiated in good faith on an arm's length basis. Prior to Borrower engaging in any such transaction with a Person described in this Section 6.10, the board of directors of Borrower shall determine that such transaction has been negotiated in good faith and on an arm's length basis; such determination shall be conclusive and be evidenced by a resolution of the board of directors of Borrower; provided, however, that no member of such board of directors affiliated (except by virtue of being members of the board of directors or by being employed by Borrower) with any such Affiliate shall participate in such determination with respect to transactions in which such holder or Affiliate is a participant.

                           The foregoing provisions of this Section 6.10
notwithstanding: (a) At no time shall Borrower sell, assign, discount, transfer, factor or otherwise dispose of any of its Contracts, accounts, chattel paper, or other rights to payment to Finance, or to any other Affiliate of Borrower at any time engaged in the business of providing financing to consumers (collectively hereinafter "Consumer Finance Affiliates"), without first obtaining the prior written consent of Required Banks; (b) Unless Borrower first shall have obtained the written consent of Required Banks, at no time shall Borrower or any Consumer Finance Affiliate market or promote the products or services of any Consumer Finance Affiliate to customers or prospective customers of Borrower for the purposes of seeking to cause such customers or prospective customers to finance their purchases from Borrower by means of loans or advances from a Consumer Finance Affiliate rather than by means of entering into Contracts, chattel paper or other financing arrangements directly with Borrower, provided that nothing in this clause (b) shall restrict the ability of any Consumer Finance Affiliate to offer financing to, or to make loans or advances to, customers or prospective customers of Borrower for any lawful purpose, (i) so long as such financing, loan, or advance is not in fact restricted to being used solely for the purpose of paying for or financing purchases from Borrower, (ii) so long as any reference in the advertising, promotional materials, disclosures or documentation utilized in connection with such offer, loan, or advance to the ability, or legal or contractual right, to use such financing, loan, or advance to pay for or finance purchases from Borrower, or any reference in the advertising, promotional materials, disclosures or documentation utilized in connection with such offer, loan, or advance to any absence of restrictions upon the use of such financing, loan, or advance, does not by its terms affirmatively promote the use of such financing, loan, or advance for the purpose of financing or paying for purchases from Borrower in preference to other permissible uses of such financing, loan, or advance, and (iii) without regard to whether in fact such customers or prospective customers ultimately do use all or part of the proceeds of such loans or advances to pay for or finance purchases form Borrower; (c) Any usage by any Consumer Finance Affiliate of the premises, personnel, facilities, or equipment of Borrower, or any sharing of any same with Borrower, shall occur only pursuant to and in accordance with a written expense allocation plan pertaining to same, which plan shall have previously been submitted to Agent and approved by Required Banks; and (d) Notwithstanding clause (c) immediately above, Borrower may grant any Consumer Finance Affiliate access to, and permit any Consumer Finance Affiliate to utilize, computer data pertaining to customers of Borrower and their credit and payment histories, including customer lists and mailing lists, without requiring compensation or payment from such Consumer Finance Affiliate, so long as such Consumer Finance Affiliate provides Borrower with free access to its corresponding data and information, and so long as such Consumer Finance Affiliate maintains the confidence of, and does not further divulge, any data and information obtained from Borrower.

                  6.11 Conduct of Business. Subject to Section 6.7 hereof, Borrower shall not engage in any business other than the business in which it is engaged as of the Signing Date or any business or activities (including the provision of consumer financing to customers of its retail store) substantially similar or related thereto.

                  6.12 Issuance of Preferred Stock. Without the prior written consent of Required Banks, Borrower shall not create or issue any class or series of Preferred Stock.

                  6.13 Prepayment of Indebtedness. Except in connection with any refinancing permitted pursuant to Section 6.1(j) hereof, Borrower shall not prepay, redeem, or purchase any of its Indebtedness evidenced by the Perelman Subordinated Note, except that Borrower shall be entitled to the benefit of its rights and shall be entitled to perform its obligations provided for in this Agreement, the Notes, and the Ancillary Documents.

                  6.14 Use of Proceeds. Borrower shall use the proceeds of the Loans made hereunder solely to refinance loans outstanding under the Prior Loan Agreement and for working capital purposes. Commercial Letters of Credit shall be used solely to facilitate the importation of goods by Borrower. Standby Letters of Credit shall be used solely for purposes acceptable to all Banks (provided that any Standby Letter of Credit issued for a purpose specifically provided for in the definition of "Standby Letter of Credit" shall be deemed to be used for a purpose acceptable to all Banks), and shall not be used to support obligations relating to workers' compensation.

                  6.15     ERISA.  Borrower shall not:

                           (a)      do any of the following which in the
aggregate would reasonably be expected to have a Material Adverse Effect on
Borrower:

                                    (i) engage in any transaction which it knows
                  or has reason to know could result in a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by
                  Section 4975 of the Code;

                                    (ii) fail to make any payments to any
                  Multiemployer Plan that Borrower or an ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

                                    (iii) voluntarily terminate any Plan if such
                  termination could result in the imposition of a Lien on the Assets of Borrower or an ERISA Affiliate under Section 4068 of ERISA;

                                    (iv) fail to make any required contribution
                  to any Plan subject to Section 412(n) of the Code that with the passage of time would likely result in a Lien upon the Assets of Borrower or an ERISA Affiliate;

                                    (v) adopt any amendment to a Plan the effect
                  of which is to create or increase the "unfunded current liability" under the Plan as defined in Section 302(d)(8)(A) of ERISA or which amendment will adversely affect Borrower's cash flow; or

                           (b)      permit the present value of all benefits on
a termination basis (irrespective of whether vested) under all Plans (excluding unfunded deferred compensation agreements or other arrangements of a similar nature whether or not subject to ERISA and welfare plans not subject to the funding requirements of ERISA) that have assets (including accrued contributions for the current plan year on a daily weighted average, provided that such accrued contributions do not materially vary from the amount of the contributions actually received by the plan for the prior plan year, on a daily weighted average) less than benefits (irrespective of whether vested), to exceed the "current value" as defined in Section 3(26) of ERISA of the Assets of such Plans.

                  6.16 Misrepresentations. Borrower shall not furnish Agent or any Bank any certificate or other document that: (a) contains any untrue statement of material fact; or (b) omits to state a fact necessary to make it not materially misleading in light of the circumstances under which it was furnished.

                  6.17 Change in Location of Chief Executive Office and Assets. Borrower shall not, without first giving Agent thirty (30) calendar days prior written notice of any proposed relocation, relocate its chief executive office or move any of its tangible Assets to a location other than those locations identified in the Disclosure Statement. To the extent Borrower timely gives Agent such notice, such notice shall be deemed automatically to amend the Disclosure Statement.

                  6.18 Warehouse Receipts. Borrower shall not store its inventory with a bailee, warehouseman, or similar Person where such storage is evidenced by negotiable warehouse receipts.

                  6.19 Margin Regulation. Borrower shall not use any portion of the proceeds of any of the Loans in any manner which might cause the Borrowings, the application of such proceeds, or the transactions contemplated by this Agreement to violate Regulations G, T, U, or X of the Federal Reserve Board or any other regulation of such board or to violate the Exchange Act.

                  6.20 Amendments or Waivers of Certain Documents. Borrower shall not agree to any termination or waiver of, or any amendment, modification, or supplement to, any term or provision of the Stock Purchase Agreement or the Perelman Subordinated Note, which (a) could reasonably be expected to have a material adverse effect on any right or interest of Agent or any Bank or (b) relates to a term or provision regarding the time of any payment or any rate of interest.

                  6.21 Amendment of Rewrite Policy. Borrower shall not amend, supplement or otherwise modify any material term or provision of its Rewrite Policy. On each Anniversary Date, Borrower shall deliver to Agent a certificate from Borrower's chief financial officer or controller setting forth Borrower's Rewrite Policy as then in effect.

                  6.22 Change of Fiscal Periods. Borrower shall not change its fiscal year or any other fiscal period with respect to which it reports financial results.

                  6.23 Compliance by Central Ram. Borrower shall cause Central Ram to perform each and every covenant contained in Article VI; provided, that for purposes of this Section 6.23, each reference to Borrower contained in
Article VI shall be deemed to be a reference to Central Ram; provided, further, that all calculations shall be made only on a consolidated basis; and provided, further, that as long as Central Ram is a wholly-owned subsidiary of Borrower, Central Ram may pay dividends or distributions to Borrower to the extent lawful.

                                   ARTICLE VII

                         EVENTS OF DEFAULT AND REMEDIES

                  7.1 Events of Default. The occurrence of any one or more of the following events, acts, or occurrences shall constitute an event of default ("Event of Default") hereunder:

                           (a)      Failure to Make Payments when Due.

                                    (i) Borrower shall fail to pay any amount
                  owing hereunder or under the Notes with respect to the principal of any of the Loans when such amount is due, whether at stated maturity, as a result of a mandatory repayment requirement, by acceleration, by notice of prepayment, or otherwise; or

                                    (ii) Borrower shall fail to pay, within five
                  (5) calendar days of the date when due, any amount owing hereunder or under the Notes with respect to interest on any of the Loans, with respect to the fees, or with respect to any other amounts (including fees, costs, or expenses), or any other Secured Indebtedness, other than principal payable in connection herewith; or

                           (b)      Breach of Certain Covenants.

                                    (i) Borrower shall fail to perform or comply
                           fully with any covenant, term, or condition contained in Article VI; or

                                    (ii) Borrower shall default in the
                  performance of or compliance with any term contained in this Agreement, other than: (1) those referred to in Sections 7.1(a), 7.1(b)(i), and 7.1(d); or (2) those set forth in the last sentence of Section 5.1, and such default shall not have been remedied or waived within thirty (30) calendar days after receipt of notice from Agent of such default; or

                                    (iii) Borrower shall default in the
                  performance of or compliance with any term contained in the last sentence of Section 5.1 and such default shall not have been remedied or waived within ten (10) calendar days after receipt of notice from Agent of such default; or

                           (c)      Default in Other Agreements.

                                    (i) Borrower shall default (as principal,
                  guarantor, or other surety) in the payment when due (subject to any applicable notice or grace period), whether at stated maturity or otherwise, of any monetary obligation with respect to (howsoever designated) any Indebtedness, whether such Indebtedness now exists or shall hereafter be created and such default gives rise to a right of acceleration; provided, however, that no Event of Default under this clause (i) shall occur or result from a default in the payment of any monetary obligation with respect to any Indebtedness of, or Indebtedness guaranteed by, Borrower, which default is inadvertent or the result of an oversight or which obligation is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and the amount of which, when added to the amount of all other such Indebtedness in default either through inadvertence or oversight or that is being contested in compliance herewith, does not exceed Two Hundred Thousand Dollars ($200,000); or

                                    (ii) Any non-monetary event of default as
                  defined in any mortgage, indenture, interest rate swap agreement, or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of, or Indebtedness guaranteed by, Borrower, whether such Indebtedness now exists or shall hereafter be created, shall occur and be continuing and such event of default gives rise to a right of acceleration; provided, however, that no Event of Default under this clause (ii) shall occur or result from an event of default in any Indebtedness of, or Indebtedness guaranteed by, Borrower, which is the result of inadvertence or oversight or which is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and the amount of which, when added to the amount of all other such Indebtedness in default either through inadvertence or oversight or that is being contested in compliance herewith, does not exceed Two Hundred Thousand Dollars ($200,000); or

                           (d)      Breach of Representation or Warranty. Any
financial statement, representation, warranty, or certification made or furnished by Borrower under this Agreement or in any statement, document, letter, or other writing or instrument furnished or delivered by or on behalf of Borrower to Agent or any Bank pursuant to or in connection with this Agreement or as an inducement to Agent or any Bank to enter into this Agreement shall, at any time, prove to have been materially false, incorrect, or incomplete when made, effective, or reaffirmed, as the case may be; or

                           (e)      Involuntary Bankruptcy.

                                    (i) If an involuntary case seeking the
                  liquidation or reorganization of Borrower under Chapter 7 or Chapter 11, respectively, of the Bankruptcy Code or any similar proceeding shall be commenced against Borrower under any other applicable law and any of the following events occur: (1) Borrower consents to the institution of the involuntary case or similar proceeding; (2) the petition commencing the involuntary case or similar proceeding is not timely controverted; (3) the petition commencing the involuntary case or similar proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Banks shall be relieved of their obligations to make additional Loans; (4) an interim trustee is appointed to take possession of all or a substantial portion of the Assets of, or to operate all or any substantial portion of the business of, Borrower; or (5) an order for relief shall have been issued or entered therein; or

                                    (ii) A decree or order of a court having
                  jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, custodian, trustee, or other officer having similar powers over Borrower to take possession of all or a substantial portion of the Assets of, or to operate all or a substantial portion of the business of, Borrower shall have been entered and, within thirty (30) calendar days from the date of entry, is not vacated, discharged, or bonded against, or any similar relief shall be granted against Borrower under any applicable federal or state law and, within thirty (30) calendar days from the date of entry, is not vacated, discharged, or bonded against; provided, however, that, during the pendency of such period, Banks shall be relieved of their obligations to make additional Loans; or

                           (f)      Voluntary Bankruptcy. Borrower shall
institute a voluntary case seeking liquidation or reorganization under Chapter 7 or Chapter 11, respectively, of the Bankruptcy Code; or Borrower shall file a petition, answer, or complaint or shall otherwise institute any similar proceeding under any other applicable law, or shall consent thereto; or Borrower shall consent to the conversion of an involuntary case to a voluntary case; or Borrower shall consent or acquiesce to the appointment of a receiver, liquidator, sequestrator, custodian, trustee, or other officer with similar powers to take possession of all or a substantial portion of its Assets or to operate all or a substantial portion of the business of Borrower; or Borrower shall generally fail to pay debts as such debts become due or shall admit in writing its inability to pay its debts generally; or Borrower shall make a general assignment for the benefit of creditors; or the board of directors of Borrower (or any committee thereof) adopts any resolution or otherwise authorizes, in writing, action to approve any of the foregoing; or

                           (g)      Judgments and Attachments.

                                    (i) Borrower shall suffer any money
                  judgment(s), writ(s), or warrant(s) of attachment, or similar process(es) involving payment of money in an amount of Two Hundred Thousand Dollars ($200,000) or more, individually or in the aggregate, in excess of any insurance coverage with respect thereto (as to which the insurer has not disputed its liability in respect of such coverage), and such judgment, writ, warrant, or similar process shall remain undischarged in accordance with its terms and the enforcement thereof shall be unstayed and either: (A) a proposed sale under an enforcement proceeding commenced by any creditor thereupon shall have been noticed, or is scheduled, to take place within five (5) calendar days; or (B) there shall have been a period of forty-five (45) calendar days during which stays of such judgment, writ, warrant, or similar process, by reason of pending appeals or otherwise, were not in effect; or

                                    (ii) A judgment creditor shall obtain
                  possession of any of the Assets of Borrower, which Assets constitute a material portion of the Assets of Borrower, by any means, including levy, distraint, replevin, or self-help; or

                           (h)      Dissolution. Any order, judgment, or decree
shall be entered decreeing the dissolution of Borrower, and such order shall remain undischarged or unstayed for a period in excess of twenty (20) calendar days; or

                           (i)      ERISA Liabilities.

                                    (i) Any Termination Event occurs which can
                           reasonably be expected to result in a liability by

                  Borrower or an ERISA Affiliate which would have a Material Adverse Effect on Borrower; or

                                    (ii) Failure to make full payment when due
                  of all amounts which, under the provisions of any Plan or applicable law, Borrower or an ERISA Affiliate is required to pay as a contribution thereto, which would reasonably be expected to have a Material Adverse Effect on Borrower; or

                                    (iii) Borrower or any ERISA Affiliate
                  creates an accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, irrespective of whether waived, with respect to any Plan which would reasonably be expected to have a Material Adverse Effect on Borrower; or

                                    (iv) Borrower or an ERISA Affiliate shall
                  have incurred or received notice of withdrawal liability from a Multiemployer Plan which would reasonably be expected to have a Material Adverse Effect on Borrower; or

                                    (v) Any Lien shall attach to any of the
                  Assets of Borrower or an ERISA Affiliate under the Pension Protection Act; or

                           (j)      Termination of Ancillary Documents. Any of
the Ancillary Documents shall cease to be in full force and effect for any reason other than: (i) any act or omission of Agent or Banks necessary for the perfection of Liens in favor of Agent or any Bank; or (ii) a release or termination thereof upon the full payment and satisfaction of the Indebtedness due hereunder and under the Notes; or (iii) upon the written consent of Required Banks; or (iv) a termination of any Ancillary Document in accordance with its terms; or

                           (k)      Change of Control. At any time from and
after the Signing Date, a Change of Control Event occurs; or

                           (l)      Change of Senior Management. At any time
from and after the Signing Date, Borrower shall not have in office both (i) a president or chief operating officer, and (ii) a chief financial officer; or

                           (m)      Conditions Subsequent. Borrower shall fail
to observe or perform any or all of the conditions subsequent set forth in
Section 3.4 hereof and such failure shall not have been remedied or waived within ten (10) calendar days after receipt of notice from Agent of such failure; or

                           (n)      Material Adverse Effect. After the Signing
Date, there shall occur an event or condition that shall have a Material Adverse Effect on Borrower; or

                           (o)      Defaults Relating to Central Ram. Any event
specified in Section 7.1(c), (d), (e), (f), (g), (h), (i) or (n) occurs with respect to Central Ram and, for purposes of this Section 7.1(o), each reference to Borrower contained in each such subsection shall be deemed to be a reference to Central Ram; or any default by Central Ram under any Ancillary Document to which it is a party, or any such Ancillary Document is revoked, terminated or becomes unenforceable or becomes ineffective or is otherwise unenforceable against Central Ram for any reason other than: (i) any act or omission of Agent or Banks necessary for the perfection of Liens in favor of Agent or any Bank; or
(ii) a release or termination thereof upon the full payment and satisfaction of the Indebtedness due hereunder and under the Notes; or (iii) upon the written consent of Required Banks; or (iv) a termination of any Ancillary Document in accordance with its terms.

                  7.2 Remedies. Upon the occurrence of an Event of Default:

                           (a)      If such Event of Default arises under
subsections (e) or (f) of Section 7.1 hereof, or a comparable Event of Default arises with respect to Central Ram, then the Commitment hereunder shall immediately terminate and the unpaid principal amount of and any accrued and unpaid interest on the Loans and any other amounts owing hereunder, under the Notes, or under the Ancillary Documents shall automatically become immediately due and payable, without presentment, demand, protest, notice, or other requirements of any kind, all of which are hereby expressly waived by Borrower; and

                           (b)      In the case of any other Event of Default
and during its continuance, Required Banks may request Agent to and Agent shall thereupon, by written notice to Borrower, declare the Commitment hereunder terminated and the unpaid principal amount of and any accrued and unpaid interest on the Loans and any other amounts owing hereunder, under the Notes, or under the Ancillary Documents to be, and the same shall immediately become due and payable, without presentment, demand, protest, further notice, or other requirements of any kind, all of which are hereby expressly waived by Borrower.

                           Upon acceleration as provided in subsections (a)
and (b) hereof, Agent, upon the request of Required Banks, without notice to or demand upon Borrower, which are expressly waived by Borrower to the fullest extent permitted by law, shall be entitled to proceed to protect, exercise, and enforce its rights and remedies hereunder, under the Ancillary Documents, or the Notes, or any other rights and remedies as are provided by law or equity. Required Banks may determine, in their sole discretion, the order and manner in which Banks' rights and remedies are to be exercised. All payments received by Agent or Banks, or any one or more of them, shall be applied as follows (regardless of how each Bank may treat the payments for the purpose of its own accounting): first, to all out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by Agent, or Banks, or any of them, in enforcing any Secured Indebtedness, or in collecting any payments due hereunder or under the Notes; second, to all fees due and owing to Agent; third, to all fees due and owing to Banks, pro rata, to each Bank, based upon each Bank's share of the Commitment; fourth, to accrued and unpaid interest on the Loans; fifth, to principal amounts of the Loans outstanding; sixth, pro rata to any other Indebtedness of Borrower owing to Agent or Banks, or any of them; and seventh, to Borrower subject to any rights owing to third Persons. For purposes of the foregoing, regular periodic payments under Hedge Agreements shall be deemed interest on the Loans, and termination payments under Hedge Agreements shall be deemed principal of the Loans.

                                  ARTICLE VIII

                             THE AGENT AND THE BANKS

                  8.1 Appointment and Powers of Agent. Each Bank hereby appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the Ancillary Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Without limiting the foregoing, each Bank hereby expressly authorizes Agent to execute, deliver, and perform its obligations under this Agreement and each of the Ancillary Documents to which Agent is a party, and to exercise all rights, powers, and remedies that Agent may have hereunder or thereunder. As to any matters not expressly provided for by this Agreement or the Ancillary Documents (including enforcement or collection of the Notes), Agent (which term as used in this sentence, in Section
8.2 hereof, in Section 8.5 hereof, in the first sentence of Section 8.6 hereof, in Section 10.1 hereof, and in Section 10.2 hereof shall include reference to its Affiliates, including, without limitation, BASI, and to its own and its Affiliates' officers, directors, employees, and agents) shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Banks, and such instructions shall be binding upon all Banks and all holders of the Notes; provided, however, that Agent shall not be required to take any action which exposes Agent to personal liability or which is contrary to this Agreement, the Ancillary Documents, the Notes, or applicable law. Agent agrees to give to each Bank prompt notice of each notice given to it by Borrower pursuant to the terms of this Agreement or the Ancillary Documents.

                  8.2 Agent's Reliance. Agent shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement, the Notes, or any Ancillary Document, except for its own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until Agent receives and accepts an assignment and acceptance entered into by the Bank which is the payee of such Note, as assignor, and an assignee as provided in Section 11.8 hereof; (b) may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties, or representations made in or in connection with this Agreement, the Notes, or any Ancillary Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of this Agreement, the Notes, or any of the Ancillary Documents on the part of any Person party thereto or to inspect any Asset (including the books and records) of Borrower; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement, the Notes, or any Ancillary Document, or any other instrument or document furnished pursuant hereto or thereto; and
(f) shall incur no liability under or in respect of this Agreement, the Notes, or any Ancillary Document by acting upon any notice, consent, certificate, or other instrument or writing (which may be sent by telegram, cable, telefacsimile, or telex) believed by it to be genuine and signed or sent by the proper Person or Persons.

                  8.3 Defaults. Agent shall not be deemed to have knowledge of the occurrence of an Event of Default or Unmatured Event of Default (other than the non-payment of principal of or interest on Loans or of Fees) unless Agent has received notice from a Bank or Borrower specifying the occurrence of such Event of Default or Unmatured Event of Default and stating that such notice is a "Notice of Default." In the event that Agent receives such a notice of the occurrence of an Event of Default or Unmatured Event of Default, Agent shall give prompt notice thereof to Banks (and shall give each Bank prompt notice of each such non-payment). Agent shall (subject to Sections 8.1, 8.5, and 8.7 hereof) take such action with respect to such Event of Default or Unmatured Event of Default as shall be directed by Required Banks; provided, however, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall in its sole and absolute discretion deem advisable in the best interest of Banks.

                  8.4 Rights as a Bank. With respect to its Commitment and the Loans made by it, BofA (and any successor acting as Agent), in its capacity as a Bank hereunder, shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not Agent, and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include BofA (and any successor acting as Agent) in its individual capacity. BofA (and any successor acting as Agent), as if it were not

Agent, and its Affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to, act as trustee under indentures of and generally engage in any kind of banking, trust, or other business with Borrower or any of its Affiliates and may accept fees and other consideration from Borrower or any of its Affiliates, for services rendered in connection with this Agreement or otherwise without having to account for the same to Banks.

                  8.5 Indemnification. Each Bank hereby agrees to indemnify and hold Agent harmless (to the extent not reimbursed on demand by Borrower), ratably according to the respective principal amount of the Notes held by each of them (or, if no principal is outstanding under the Notes at that time, according to their share of the Commitment) from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs, disbursements, or expenses (including attorneys' fees and expenses) of any kind or nature whatsoever which are imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement, the Notes, or the Ancillary Documents, or as a result of any action taken or omitted to be taken by Agent; provided, however, that no Bank shall be liable for any portion of any such losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs, disbursements, or expenses resulting from the gross negligence or willful misconduct of Agent. Without limiting the generality of the foregoing, each Bank hereby agrees, in the ratio aforesaid, to reimburse Agent promptly following its demand for any out-of-pocket expenses (including attorneys' fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice in respect of, its rights or responsibilities under this Agreement, the Notes, or the Ancillary Documents, or any of them or any other documents contemplated by this Agreement, to the extent that Agent is not reimbursed, on demand, for such amounts by Borrower. Each Bank's obligations under this paragraph shall survive the termination of this Agreement and the discharge of Borrower's obligations hereunder.

                  8.6 Non-Reliance by Banks. Each Bank hereby acknowledges that it has, independently of and without reliance upon Agent or any other Bank, and based upon the financial statements referred to in Section 4.8 hereof and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently of and without reliance upon Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own independent credit decisions in taking or omitting to take action under or in connection with this Agreement. Agent shall not be required to keep itself informed as to the performance or observance by Borrower or any other Person of this Agreement, the Notes, or the Ancillary Documents, or to inspect the Assets or books and records of Borrower or any of its Affiliates, or any other Person. Except for notices, reports, and other documents and information expressly required to be furnished to Banks by Agent hereunder, Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition, or business of Borrower or its Affiliates which may come into the possession of Agent or any of its Affiliates. Agent shall not have any fiduciary or quasifiduciary duty to Banks and shall not be liable to any Bank except for gross negligence in, or willful breach of, its undertakings hereunder.

                  8.7 Failure to Act. Except for action expressly required of Agent hereunder, Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

                  8.8 Excess Payments. If any Bank or other holder of a Note shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset, or otherwise) on account of principal of or interest on any Note in excess of its pro rata share of payments and other recoveries obtained by all Banks or holders of Notes, such Bank or other holder shall purchase from the other Banks or holders such participation in the Notes held by them as shall be necessary to cause such purchasing Bank or holder to share the excess payment or other recovery ratably with each of the other Banks or holders; provided, however, that, if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank or holder, the purchase shall be rescinded and the purchase price restored to such Bank or other holder to the extent of such recovery, but without interest.

                  8.9 Obligations Several. The obligations of each Bank hereunder are several, and neither any Bank nor Agent shall be responsible for the obligation of any other Person hereunder, nor will the failure by Agent or any Bank to perform any of its obligations hereunder relieve Agent or any other Bank from the performance of its respective obligation hereunder. Nothing contained in this Agreement, and no action taken by any Bank or Agent pursuant hereto or in connection herewith or pursuant to or in connection with the Notes, or the Ancillary Documents shall be deemed to constitute Banks, together or with or without Agent, a partnership, association, joint venture, or other entity.

                  8.10 Resignation by or Removal of Agent. Agent may resign at any time as Agent under this Agreement and the Ancillary Documents by giving written notice thereof to Banks and Borrower and may be removed at any time with or without cause by Required Banks; provided, however, that no such resignation or removal shall be effective until a successor Agent shall have

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
been appointed and accepted such appointment. Upon any such resignation or removal, Required Banks shall have the right to appoint a successor Agent with the approval of Borrower, which approval shall not be unreasonably withheld or delayed. If no successor Agent shall have been so appointed by Required Banks, or a successor Agent appointed by Required Banks shall not have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation or Required Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of Banks, appoint a successor Agent with the approval of Borrower, which approval shall not be unreasonably withheld or delayed, which successor Agent shall be a commercial bank organized under the laws of the United States of America or of any state thereof having a combined capital and surplus of at least Three Hundred Million Dollars ($300,000,000). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all of the obligations, rights, powers, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement, and the Ancillary Documents. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

                  8.11 Intercreditor Agreements. Banks hereby authorize and direct Agent on their behalf to negotiate, execute and deliver any intercreditor agreements with Floor Plan Lenders required pursuant to Section 6.1(h).

                                   ARTICLE IX

                             BANKS' REPRESENTATIONS

                  9.1 Investment Representation. Each Bank hereby represents to Borrower and to each other Bank that it will make its Loans for its own account in the ordinary course of its commercial lending business and not with a view to the public distribution or sale of any Note held by such Bank.

                  9.2 Assignment of Interest in Notes; Compliance with Law. Notwithstanding the provisions of Section 9.1 hereof, each Bank shall have the right at any time and from time to time to do either or both of the following without notice to any Person: (a) furnish one or more purchasers or potential purchasers of all or any portion of the Loans or the Notes or an assignment interest therein, with any and all information concerning Borrower which has been supplied by Borrower to Agent or any Bank or obtained by other means by Agent or any Bank; or (b) to sell, assign, pledge, hypothecate, syndicate, transfer, or negotiate all or any portion of such Bank's interests in the Loans or the Notes in accordance with the terms and conditions of Section 11.8 hereof. To the extent that after the Closing Date other financial institutions, acceptable to Borrower and Agent, express an interest in being a "Bank" hereunder, Borrower and Agent agree to execute such amendments or new documentation (including new Notes) as may be necessary to reflect and join such financial institutions as parties hereto and to reflect properly their pro rata benefits and obligations hereunder.

                  9.3 Confidentiality. Each Bank agrees that Confidential Information regarding Borrower and its operations, assets, and existing and contemplated business plans shall be treated by such Bank in a confidential manner, and shall not be disclosed by it to entities or Persons who are not parties to this Agreement, except: (a) to counsel for and other advisors, accountants, and auditors to such Bank; (b) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; (c) as may be agreed to in advance by Borrower; and (d) in connection with any assignment, prospective assignment, sale, prospective sale, or pledge or prospective pledge of a Bank's interests hereunder provided that any such assignee, prospective assignee, purchaser, prospective purchaser, pledgee, or prospective pledgee shall have agreed in writing to take its interest hereunder subject to the terms hereof, including those of this Section 9.3, or shall have entered into a confidentiality agreement with Borrower or for the benefit of Borrower substantially upon the terms of this Section 9.3.

                                    ARTICLE X

                            EXPENSES AND INDEMNITIES

                  10.1 Expenses. Irrespective of whether the transactions contemplated hereby shall be consummated, Borrower hereby agrees to pay on demand: (a) the reasonable out-of-pocket costs and expenses of Agent incurred in connection with the negotiation, preparation, execution, and administration of this Agreement, the Notes, the Ancillary Documents, and all other agreements, instruments, and documents contemplated hereby and thereby, and any amendments, modifications, restatements, or waivers hereto and thereto; (b) the cost of delivering the Notes to Banks pursuant to the provisions of this Agreement; (c) the reasonable fees, expenses, and disbursements of counsel (including allocated fees, expenses, and disbursements of in-house counsel of Agent) to Agent in connection with the negotiation, preparation, reproduction, execution, delivery, syndication, and administration (including semi-annual audits of the Collateral and Borrower's books and records by Agent or Agent's representatives) of this Agreement, the Notes, the Ancillary Documents, and all other agreements, instruments, and documents contemplated hereby and thereby, and any amendments, modifications, restatements, or waivers hereto or thereto; (d) filing, recording, publication, appraisal, audit, and search fees paid or incurred by or on behalf of Agent in connection with the transactions contemplated by, and the administration of, this Agreement, the Notes, and the Ancillary Documents; (e) the reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses, including allocated fees and expenses of in-house counsel of Agent) incurred by Agent to correct any default or to enforce any provision of this Agreement, any of the Notes, any of the Ancillary Documents, or any other document or instrument contemplated hereby or thereby against Borrower; and (f) the reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses, including allocated fees and expenses of in-house counsel of Agent) incurred by Agent in connection with any bankruptcy or other insolvency proceeding, reorganization, workout, composition, or other creditor arrangement of Borrower.

                  10.2 Indemnity. In addition to the payment of expenses pursuant to Section 10.1 hereof, and irrespective of whether the transactions contemplated hereby shall be consummated, Borrower hereby agrees to indemnify, exonerate, pay, and hold harmless Banks, Agent, and any holder of any interest in the Notes, and the officers, directors, employees, and agents of and counsel to Banks, Agent, and such holders (collectively, the "Indemnities" and individually, an "Indemnitee") from and against any and all liabilities, obligations, losses, damages, penalties, actions, causes of action, judgments, suits, claims, costs, expenses, of any kind or nature whatsoever, including the reasonable fees and expenses of counsel to Indemnities (including allocated fees and expenses of in-house counsel of Agent), in connection with any investigative, administrative, or judicial proceeding, irrespective of whether such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by, or asserted against such Indemnitee, in any manner relating to or arising out of this Agreement, any Loans hereunder, the use or intended use of the proceeds of the Loans or the consummation of the transactions contemplated by this Agreement (the "Indemnified Liabilities"); provided, however, that Borrower's obligations to indemnify shall not extend to any losses, damages, liabilities, actions, or claims against any Indemnitee arising as a result of the gross negligence or willful misconduct of such Indemnitee. Each Indemnitee shall promptly notify Borrower of each event of which it has knowledge which may give rise to a claim under the indemnification provisions of this Section 10.2. If any investigative, judicial, or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, Borrower, to the extent and in the manner directed by such Indemnitee after consultation with Borrower, will resist and defend such action, suit, or proceeding or cause the same to be resisted and defended by counsel designated by Borrower (which counsel shall be reasonably satisfactory to such Indemnitee); provided, however, that Borrower's obligation to so resist or defend any such action, suit, or proceeding shall exist if and only if Borrower is directed to do so by the Indemnitee. Such Indemnitee will use its best efforts to cooperate in the defense of any such action, suit, or proceeding. To the extent that the undertaking to indemnify, exonerate, pay, and hold harmless set forth in this Section 10.2 may be unenforceable because it is violative of any law or public policy as determined by a final judgment of a court of competent jurisdiction, Borrower shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The obligations of Borrower under this Section 10.2 shall survive the termination of this Agreement and the discharge of Borrower's other obligations hereunder.

                                   ARTICLE XI

                                  MISCELLANEOUS

                  11.1 No Waivers; Remedies. No failure or delay on the part of Agent, any Bank, or any holder of any Note in exercising any right, power, privilege, or remedy under this Agreement, the Notes, or any of the Ancillary Documents shall impair or operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, privilege, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, privilege, or remedy. The waiver of any such right, power, privilege, or remedy with respect to particular facts and circumstances shall not be deemed to be a waiver with respect to other facts and circumstances. The remedies provided for under this Agreement, the Notes, or the Ancillary Documents are cumulative and are not exclusive of any remedies that may be available to Agent or any Bank, at law, in equity, or otherwise.

                  11.2 Waivers and Amendments. No amendment, modification, restatement, supplement, termination, or waiver of or to, or consent to any departure from, any provision of this Agreement, the Notes, or the Ancillary Documents, shall be effective unless the same shall be in writing and signed by Borrower, Agent, and by or on behalf of Required Banks; provided, however, that no such amendment, modification, supplement, termination, waiver, or consent, as the case may be, which has the effect of: (a) reducing the amount of any sum payable by Borrower to any Bank hereunder or under any Note or reducing the rate of interest payable thereon or extending the Maturity Date or extending the time of payment of interest or fees hereunder; (b) increasing the amount, or extending the stated expiration or termination date of any Bank's portion of the Commitment hereunder; (c) changing this Section 11.2 or Article VII or Sections
10.2 or 11.8 of this Agreement, (d) releasing any material portion of the Collateral except to the extent expressly provided herein (including releases of Collateral in connection with any Asset sale permitted by Required Banks) or in any of the Ancillary Documents; (e) increasing the rates of advance on contracts or inventory, or changing the cap on advances against inventory, relating to computation of the Borrowing Base; or (f) releasing Borrower from the Ancillary Documents to which it is a party except as expressly provided in such Ancillary Documents; shall be effective unless the same shall be signed by or on behalf of all Banks and Agent; provided further, however, that no such amendment, modification, restatement, supplement, termination, waiver, or consent, as the case may be, which has the effect of changing any definition or provision of this Agreement requiring the consent of Agent or Required Banks, or some other specified amount of Banks shall be effective unless the same shall be signed by or on behalf of Agent, Required Banks, or such other specified amount of Banks, as applicable; provided further, however, that no such amendment, modification, restatement, supplement, termination, waiver, or consent, as the case may be, which has the effect of: (i) increasing the duties or obligations of Agent hereunder; (ii) increasing the standard of care or performance required on the part of Agent hereunder; or (iii) reducing or eliminating the indemnities or immunities to which Agent is entitled hereunder (including any amendment or modification of the provisions of these clauses (i), (ii), and (iii) of this
Section 11.2) shall be effective unless the same shall also be signed by or on behalf of Agent.

                           Any waiver of any provision of this Agreement, the
Notes, or the Ancillary Documents and any consent to any departure of Borrower from the terms of any provisions of this Agreement, the Notes, or the Ancillary Documents shall be effective only in the specific instance and for the specific purpose for which given. In any event, no notice to, or demand on, Borrower shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

                  11.3 Changes in Accounting Principles. (a) If any changes in accounting principles from those used in the preparation of the financial statements referred to in this Agreement are hereafter occasioned by the promulgation of rules, regulations, pronouncements, or opinions of, or required by, the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), or there shall occur any change in Borrower's fiscal or tax years and, as a result of any such changes, there shall result a change in the method of calculating any of the financial covenants, negative covenants, standards, or other terms or conditions found in this Agreement, or (b) if Borrower, for prudent and reasonable business purposes, shall desire to change such accounting principles or the application thereof (which change shall be consistent with accounting principles then in effect pursuant to rules, regulations, pronouncements, or opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants) and such desired change would result in a change in the method of calculating any of the financial covenants, negative covenants, or other terms and conditions found in this Agreement, then the parties hereto agree to enter into negotiations in order to amend such provisions and the definition of "GAAP" set forth in Section 1.1 hereof so as to reflect equitably such changes with the desired result that the criteria for evaluating the financial condition and performance of Borrower shall be the same after such changes as if such changes had not been made.

                  11.4 Confirmation. Borrower and each Bank hereby agree that, upon written request received from time to time by one from another, each will confirm to the other, in writing, the aggregate unpaid principal amount of the Loans then outstanding under any Note. Each Bank hereby agrees, upon written request received by it from time to time from Borrower to make any Note held by it available for reasonable inspection by Borrower at the office of such Bank during such Bank's regular business hours.

                  11.5 Notices. Except as provided in Sections 2.8 and 2.9 hereof, all notices, demands, instructions, requests, and other communications required or permitted to be given to, or made upon, any party hereto shall be in writing and (except for financial statements and other related informational documents to be furnished pursuant hereto which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by prepaid telex, TWX, telefacsimile, or telegraph (with messenger service specified) and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the Person to whom it is to be sent pursuant to the provisions of this Agreement. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 11.5, notices, demands, requests, instructions, and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telex, TWX, or telefacsimile numbers) indicated on Exhibit 11.5 attached hereto.

                  11.6 Transfers of Notes. In the event that any Bank wishes to transfer any Note or any interest therein pursuant to Section 11.8, it shall promptly advise Agent and Borrower of such intended transfer. Agent and Borrower shall be entitled to assume conclusively that no transfer of any Note has been made by any holder unless and until Agent and Borrower shall have each received written notice to the contrary. Each transferee of any Note shall take such Note subject to the provisions of this Agreement and the Disclosure Statement, and to any request made, waiver or consent given, or other action taken under or with respect to this Agreement, the Ancillary Documents, and the Disclosure Statement prior to the receipt by Agent and Borrower of written notice of such transfer and, except as otherwise expressly provided in such notice, Agent and Borrower shall be entitled to assume conclusively that the transferee named in such notice shall thereafter be vested with all of the rights and powers of the payee of such Note arising under this Agreement, such Note, the Ancillary Documents, and any other agreements referred to herein. The foregoing is not meant to abrogate or modify, and is subject to, the provisions of Section 11.8 of this Agreement.

                  11.7 Availability of Funds. Unless Agent shall have been notified by a Bank prior to the date upon which any Loan is to be made that such Bank does not intend to make available to Agent such Bank's portion of such Loan, Agent may assume that such Bank has made or will make such proceeds available to Agent on such date and Agent may, in reliance upon such assumption (but shall not be required to), make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to Agent by such Bank, Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith upon such demand, from Borrower) together with interest thereon, in respect to each day during the period commencing on the date such amount was made available to Borrower and ending on the date Agent recovers such amount, at a rate, per annum equal to the customary rate set by Agent for correction of errors among banks for the first three (3) days and, thereafter, the applicable interest rate in respect of such Loan. The provisions of this Section 11.7 are solely for the benefit of Agent and Banks and their successors and assigns and are not intended to benefit Borrower, its successors and assigns, or any other Person.

                  11.8       Successors and Assigns.

                           (a)      This Agreement shall be binding upon, and
inure to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that Borrower may not assign or transfer any interest or rights hereunder without the prior written consent of all Banks and any such prohibited assignment shall be absolutely void; provided, further, that, no Bank may assign, transfer, sell, pledge or grant participations in its rights or obligations under the Loan Documents, except in accordance with subsection (b) of this section, without the prior written consent of Borrower, Agent, and each other Bank, which Borrower, Agent, and the other Banks may grant or withhold in their discretion.

                           (b)      Any transfer, sale or assignment by a Bank
shall be by way of "assignment" and not by way of "participation." Assignments may be made only to Eligible Assignees that have been approved by Borrower and Agent, both of whom agree not unreasonably to withhold or delay their consent. Assignments will not be made of Loans or portions of the Commitment in aggregate amounts of less than $7,500,000. Each such assignment by a Bank shall be of a constant and not a varying percentage of all of the assigning Bank's rights and obligations under this Agreement with respect to the Loans, the Letters of Credit, and the Commitment. If an assignment by a Bank hereunder would result in such Bank's share of the Commitment (after giving effect to such assignment) being reduced to an amount less than $7,500,000, then, unless Agent agrees otherwise, such Bank may not assign less than all of its share of the Commitment, and such assignment must otherwise be in compliance with this subsection (b). An assignment fee of $4,000 for each assignment will be payable to Agent by the Bank making such assignment or the commercial banking institution to which such assignment is made, as a condition of the effectiveness thereof. Notwithstanding the foregoing, BofA will not reduce its pro rata share of the Commitment below $15,000,000 without the prior written consent of Borrower (which Borrower hereby agrees not unreasonably to withhold or delay), and no other Bank will reduce its pro rata share of the Commitment below $7,500,000 without the prior written consent of Borrower (which Borrower

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
hereby agrees not unreasonably to withhold or delay). Any assignment effected in accordance with this section shall be documented by (i) the execution and delivery of an Assignment and Acceptance; and (ii) the giving of notification to Borrower and the other Banks by Agent of the identity of the assignor and assignee, the amount of the Loans or Commitment assigned, and the effective date of the assignment, whereupon, from and after the effective date of such assignment, the assigning Bank shall be released and discharged from, and such assignee shall assume, all rights, duties and obligations with respect to the interest so assigned, and shall become a "Bank" for all purposes of the Loan Documents. Any such assignment shall be made pro rata according to all of the assigning Bank's Loans or Commitment. At such time, this Agreement shall be modified to reflect the pro rata share of the Commitment of such new "Bank" and of the assigning Bank, and if any such institution becomes a "Bank" while Loans are outstanding hereunder, new Notes will be issued to such new "Bank" and to the assigning Bank to the extent needed to reflect their revised pro rata share of the Commitment. The foregoing notwithstanding, any Bank may at any time pledge all or any portion of its rights relating to the Loans made under this Agreement to a Federal Reserve Bank or an Affiliate of the pledging Bank; provided that no such pledge shall release any Bank from its obligations hereunder.

                  (c) By executing and delivering an Assignment and Acceptance, the assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank assigns without recourse and makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in subsections 4.8(a) and (b) hereof such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

                  (d) Agent shall maintain in its records a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of Banks, their respective shares of the Commitment, the Loans made by each Bank and each repayment in respect of the principal amount of such Loans of each Bank from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Agent and Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. Failure to make recordation in the Register, or any error on such recordation, shall not affect Borrower's obligations in respect of such Loans. The Register shall be available for inspection by Borrower, Agent or any Bank at any reasonable time and from time to time upon reasonable prior notice.

                  (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee representing that it is an Eligible Assignee, Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A-1 annexed hereto, and subject to receipt of the written consent of the Borrower or Agent, if required hereby, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Borrower.

                  (f) Any Bank may, in connection with any assignment or proposed assignment pursuant to this Section 11.8, disclose to the assignee or proposed assignee any information relating to Borrower furnished to such Bank by or on behalf of Borrower; provided that, prior to any such disclosure, the assignee or proposed assignee shall agree to preserve the confidentiality of any confidential information relating to Borrower received by it from such Bank.

         11.9 Headings. Article and section headings used in this Agreement and the table of contents preceding this Agreement are for convenience of reference only and shall neither constitute a part of this Agreement for any other purpose nor affect the construction of this Agreement.

         11.10 Execution in Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original. All of such counterparts, taken together, shall constitute but one and the same Agreement. This Agreement shall become effective upon the execution of a counterpart of this Agreement by each of the parties hereto.

                  11.11 GOVERNING LAW. EXCEPT AS SPECIFICALLY SET FORTH IN ANY ANCILLARY DOCUMENT: (A) THIS AGREEMENT, THE NOTES, AND THE ANCILLARY DOCUMENTS SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF CALIFORNIA; AND (B) THE VALIDITY OF THIS AGREEMENT, THE NOTES, AND THE ANCILLARY DOCUMENTS, AND THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

                  11.12 Arbitration.

                           (a) This arbitration provision relates to and governs
the resolution of any controversies or claims between and among Borrower, Agent, Collateral Agent and Banks (hereinafter in this provision collectively referred to as the "Parties"), or any subset of them, that in any way relate or pertain to the Loan Documents or the transactions or dealings among the Parties with respect thereto, including but not limited to any controversies or claims that arise from:

                                    (i) This Agreement (including any renewals,
                           restatements, amendments, supplements, extensions or modifications of this Agreement) or any other Loan Document;

                                    (ii) Any document, agreement or procedure
                           related to or delivered in connection with this Agreement or any other Loan Document;

                                    (iii) Any breach or violation by any Party
                           of this Agreement or any other Loan Document; or

                                    (iv) Any claim for damages (whether in tort
                           or contract) resulting from any business conducted between the Parties or any subset of them that in any way pertains to the Loan Documents or the transactions contemplated thereby.

                           (b) At the request of any Party, any such
controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

                           (c) Arbitration proceedings will be administered by
the American Arbitration Association and will be subject to its commercial rules of arbitration. The arbitration will be conducted within Los Angeles County, California.

                           (d) For purposes of the application of the statute of
limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

                           (e) If there is a dispute as to whether an issue is
arbitrable, the arbitrators will have the authority to resolve any such dispute.

                           (f) The decision that results from an arbitration
proceeding may be submitted to any authorized court of law to be confirmed and enforced.

                           (g) The procedure described above in this Section
11.12 will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation owed to Collateral Agent, Agent, or any Bank that is secured by real property located in California. In this case, all affected Parties must consent to submission of the claim or controversy to arbitration. If such affected Parties do not consent to arbitration, the controversy or claim will be settled as follows:

                                    (i) The affected Parties will designate a
                           referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

                                    (ii) The designated referee (or the panel of
                           referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

                                    (iii) The referee (or the presiding referee
                           of the panel) will be an active attorney or a retired judge; and

                                    (iv) The award that results from the
                           decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

                           (h) This provision does not limit the right of the
Parties to:

                                    (i) exercise self-help remedies such as
                           setoff;

                                    (ii) foreclose against or sell any real or
                           personal property collateral; or

                                    (iii) act in a court of law, before, during
                           or after the arbitration proceeding to obtain:

                                            (A)      an interim remedy; and/or

                                            (B)      additional or supplementary
                             remedies.

                           (i) The pursuit of or a successful action for
interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Parties, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to Collateral Agent, Agent, or any Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of all affected Parties to seek resolution through arbitration.

                           (j) If the Collateral Agent, Agent or any Bank
forecloses against any real property securing any obligation contained in any Loan Document, such foreclosing Party has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

                  11.13 Severability of Provisions. Any provision of this Agreement, the Notes, or the Ancillary Documents which is illegal, invalid, prohibited, or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition, or unenforceability without invalidating or impairing the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                  11.14 Survival of Agreements, Representations, and Warranties. All agreements, representations, and warranties made herein shall survive the execution and delivery of this Agreement, the Ancillary Documents, the Notes, and the making of the Loans hereunder.

                  11.15 Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Bank and each holder or transferee of any Note or any Person with any interest in any Note is hereby authorized by Borrower at any time or from time to time, upon the occurrence and during the continuance of any Event of Default, without notice to Borrower or to any other Person, any such notice being hereby expressly waived to the extent it may lawfully be so waived, to set off or to apply, any and all deposits (general or special, time or demand, provisional or final, including indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other indebtedness at any time owing by that Bank or that subsequent holder to or for the credit or the account of Borrower, against and on account of the Secured Indebtedness, including all claims of any nature or description arising out of or connected with this Agreement, the Notes, or the Ancillary Documents, irrespective of whether that Bank or that subsequent holder shall have made any demand under this Agreement; provided, however, that Banks and the holders or transferee of any Note and any Person with any interest in any Note shall refrain from exercising such rights unless authorized to do so by Required Banks. After the exercise by any Bank or any such subsequent holder of any right of setoff against deposit accounts of Borrower maintained with that Bank or that subsequent holder, that Bank or that subsequent holder shall give Borrower written notice thereof, but without liability for the failure to do so, and no such failure of notice shall affect the validity of such setoff.

                  11.16 Independence of Covenants. All covenants under this Agreement shall be given independent effect so that if a particular action or condition is not permitted by any one covenant, the fact that it would be permitted by another covenant, by an exception thereto, or would otherwise be within the limitations thereof, shall not avoid the occurrence of an Event of Default or Unmatured Event of Default if such action is taken or condition exists.

                  11.17 Complete Agreement. This Agreement, together with the exhibits and schedules hereto, the Disclosure Statement, the Notes, and the Ancillary Documents is intended by the parties hereto as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement with respect to the subject matter of this Agreement.

                  11.18 Relationship to Prior Loan Agreement. On and after the date on which each party hereto shall have signed and delivered to the Agent six original counterpart signatures (which may be provided by facsimile followed promptly by the executed original) to this Agreement, this Agreement shall be effective among the parties hereto and shall supersede the Prior Loan Agreement.

                  11.19 Increase in Commitment.

                           (a) At any time prior to the Maturity Date, BASI may,
at Borrower's request, invite a New Bank to become a Bank under this Agreement and to provide a commitment to lend hereunder in an amount not less than $7,500,000 (and to accordingly increase the Commitment by such amount); provided, however, that in no event shall such actions cause the Commitment to increase above $75,000,000.

                           (b) Borrower, Agent and the New Bank shall execute
and deliver to Agent (for the account of Agent, Borrower, and the New Bank) a Supplemental Signature Page. Upon the execution and delivery of each such Supplemental Signature Page, and despite any contrary provision of this Agreement (i) the New

Bank shall become a Bank hereunder, (ii) Borrower shall deliver a Note to the New Bank, in the principal amount of such New Bank's commitment to lend hereunder, substantially in the form of Exhibit N-1 hereto with appropriate insertions therein, (iii) the New Bank shall simultaneously make Basic Rate Loans to Borrower in an amount equal to its pro rata share of the then outstanding Loans, if any, the proceeds of which shall be simultaneously paid to the Agent for distribution to the Banks to the extent that any Bank's pro rata share of the then outstanding Loans is decreased as a result of the new commitment of the New Bank to make Loans, (iv) each Bank shall remit to the New Bank, as appropriate, the portion of any unearned portion of any letter of credit fee previously paid by Borrower to such Bank, if any, that is prospectively allocable to the portion of the risk undertaken by the New Bank with respect to the relevant letter of credit (prorated over the remaining period to which such fee relates), (v) Borrower shall pay to BASI any fee that it has agreed to pay in connection with BASI's arrangement of the incremental increase in the Commitment provided by the New Bank, (vi) Borrower shall pay to the Agent for distribution to the New Bank, a participation fee equal to one quarter of one percent of the amount of such New Bank's commitment, and (vii) the New Bank shall thereafter be obligated to make Loans to Borrower up to an including the amount of such Bank's pro rata share of the increased Commitment on the terms and conditions contained herein.

                           (c) Upon any increase in the Commitment pursuant to
this Section 11.19, the Agent shall amend Exhibit C-1 hereto to reflect the revised pro rata shares of the Commitment held by the Banks, and shall deliver a copy of such amended Exhibit C-1 to the Borrower and each Bank. Such amended Exhibit C-1 shall supersede the previous Exhibit C-1 and shall be conclusive and binding absent manifest error.

                           (d) Upon the execution and delivery of each
Supplemental Signature Page by Agent, Borrower, and the New Bank that is a party thereto, the amount set forth in the first sentence of Section 2.3 of the Agreement amended, automatically and without further action of the parties, to reflect the amount of the Commitment set forth on the Supplemental Signature Page and on the amended Exhibit C-1 delivered to the Banks pursuant to Section 11.19(c).

                           (e) Despite any other provision of this Section 11.19
to the contrary, no increase in the Commitment will be permitted pursuant to the foregoing unless all Loans then outstanding constitute Basic Rate Loans or, with respect to any Loan that is not a Basic Rate Loan, the Interest Period for such Loan will commence concurrently with the effective date of the increase in the Commitment.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

                                 BANNER'S CENTRAL ELECTRIC, INC.,
                                 a California corporation

                                 By:
                                    ----------------------------

                                 Title:    President
                                       -------------------------

                                 BANK OF AMERICA NATIONAL TRUST AND
                                 SAVINGS ASSOCIATION, as Agent

                                 By:  /s/  Daniel G. Farthing
                                    ----------------------------
                                           Daniel G. Farthing

                                 Title:    Vice President
                                       -------------------------

                                 BANK OF AMERICA NATIONAL TRUST AND
                                 SAVINGS ASSOCIATION, in
                                 its individual capacity as a Bank

                                 By:  /s/  Paul F. Sutherlan
                                    ----------------------------

                                 Title:    Vice President
                                       -------------------------

                                 SUMITOMO BANK OF CALIFORNIA,
                                 as a Bank

                                 By:
                                    ----------------------------

                                 Title:    Vice President
                                       -------------------------

                                 SANWA BANK CALIFORNIA,,
                                 as a Bank

                                 By:  /s/  Joseph C. Arco
                                    ----------------------------
                                           Joseph C. Arco

                                 Title:    Vice President
                                       -------------------------

                      ASSIGNMENT AND ACCEPTANCE AGREEMENT
                            Date              , 199

     Reference is made to that certain Amended and Restated Loan Agreement dated as of September 10, 1992 (as it may be amended, supplemented, restated or otherwise modified from time to time, the "Loan Agreement"; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined) by and among BANNER'S CENTRAL ELECTRIC, INC., a California corporation ("Borrower"), the Banks party thereto and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION ("BofA") as agent for Banks ("Agent"), pursuant to which
        ("Assignor") has committed to make loans (the "Loans") to Borrower and to participate in letters of credit issued for the account of Borrower.

     Assignor and                ("Assignee") agree as follows:

     1. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, that interest in and to [all/a portion] of Assignor's rights and obligations under the Loan Agreement as of the date hereof which represents the percentage interest specified in Section 1 of Schedule 1 hereto of all outstanding rights and obligations under the Loan Agreement (the "Assigned Interest"), including, without limitation, the percentage interest specified in Section 1 of Schedule 1 hereto of Assignor's share of the Commitment and the Loans owing to Assignor. After giving effect to such sale and assignment, Assignee's share of the Commitment, the amount of the Loans owning to Assignee, and Assignee's participation interest in any letters of credit will be as set forth in Section 2 of Schedule 1 hereto.

     2. The sale and assignment contemplated hereby shall become effective as of the date (the "Effective Date") upon which (i) this Assignment and Acceptance Agreement has been executed by Assignor and Assignee, (ii) Assignee has paid to Assignor, in same day funds, at such address and account as
Assignor shall advise Assignee, $         , and (iii) the applicable conditions
contained in Section 11.8 of the Loan Agreement have been satisfied. The Effective Date is set forth in Section 3 of Schedule 1 hereto. From and after the Effective Date, Assignor agrees that Assignee shall be entitled to all rights, powers and privileges of Assignor under the Loan Documents (subject to any limitations therein contained) to the extent of the Assigned Interest, including without limitation (a) the right to receive all payments in respect of the Assigned Interest for the period from and after the Effective Date, whether on account of principal, interest, fees, indemnities in respect of claims arising after the Effective Date, increased costs, additional amounts or otherwise; (b) the right to vote and to instruct Agent


                                     -1-
                                 EXHIBIT A-1
under the Loan Agreement according to its pro rata share based on the Assigned Interest; (c) the right to set-off and to appropriate and apply deposits of Borrower as set forth in the Loan Agreement (subject to any limitations therein set forth); and (d) the right to receive notices, requests, demands and other communications. Assignor agrees that it will promptly remit to Assignee any amount received by it in respect of the Assigned Interest (whether from Borrower, Agent or otherwise) in the same funds in which such amount is received by Assignor.

        3. Assignor (1) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) other than as provided herein, makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under the Loan Agreement or any other instrument or document furnished pursuant thereto. Except as specified in this Section 3, the assignment of the Assigned Interest contemplated hereby shall be without recourse to Assignor.

        4. Assignee (i) confirms that it has received a copy of the Loan Agreement, together with copies of the financial statements referred to in the subsections 4.8(a) and (b) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and purchase the Assigned Interest; (ii) agrees that it will, independently and without reliance upon Assignor, Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (iii) represents and warrants that it is an Eligible Assignee as required by Section 11.8(b) of the Loan Agreement; (iv) appoints and authorizes Agent to take such action as Agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, and (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

        5. This Assignment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

                                      -2-
                                  EXHIBIT A-1

        6. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

        IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.


                                     -3-
                                 EXHIBIT A-1

                              SCHEDULE 1
                                  to
                   Assignment and Acceptance Agreement
                          Dated           , 19

Section 1.

        Percentage Interest of Assignee
                in all outstanding rights and
                obligations under the Loan
                Agreement                       -------------------%

        Percentage Interest of
                Assignor's share of the
                Commitment and Loans owing to
                Assignor under the Loan
                Agreement being assigned to
                Assignee hereby:                -------------------%


Section 2.

        Assignee's Share of the Commitment:     $-------------------

        Aggregate Outstanding
                Principal Amount of Loans
                owing to Assignee:              $-------------------

        Aggregate Participation in              $-------------------
        Outstanding Letters of Credit of
        Assignee:

Section 3.

        Effective Date:                            ----------, 19--

                                                  [NAME OF ASSIGNOR]

                                                  By: -------------
                                                      Title:

                                                  [NAME OF ASSIGNOR]

                                                  By: -------------
                                                      Title:




                                 Schedule 1-1

CONSENTED TO AND ACKNOWLEDGED THIS

- --------------- DAY OF -----------, 19--

BANNER'S CENTRAL ELECTRIC, INC.





By: --------------------------
    Title:


CONSENTED TO AND ACKNOWLEDGE THIS

- --------------- DAY OF -----------, 19--

BANK OF AMERICA NATIONAL TRUST AND
        SAVINGS ASSOCIATION,
        as Agent under the Loan
         Agreement



By: --------------------------
    Title:



                                  Schedule 1-2

                    PRO RATA SHARE OF COMMITMENT OF EACH BANK

BANK                                               DOLLAR SHARE OF                 PERCENTAGE SHARE
                                                   COMMITMENT                      OF COMMITMENT

Bank of America National                           $35,000,000                     58.333333333%
Trust and Savings
Association

Sumitomo Bank of California                        $15,000,000                     25.000000000%

Sanwa Bank California                              $10,000,000                     16.666666667%

Total                                              $60,000,000                              100%


                                   Exhibit C-1

                      (as amended as of November 15, 1993)

                                 PROMISSORY NOTE

ORIGINAL FACE AMOUNT:                    $___________________

MAKER:                                   BANNER'S CENTRAL ELECTRIC, INC., a
                                         California corporation.

DATED AS OF:                             November 15, 1993

         1. PROMISE TO REPAY. FOR VALUE RECEIVED, BANNER'S CENTRAL ELECTRIC, INC., a California corporation ("Maker"), promises to pay to ______________________________ ("Lender"), or order, the principal sum of
_______________ Dollars ($__________) or such lesser amount as shall equal the outstanding amount of the Loans made by Lender to Maker pursuant to Section 2.1 of that certain Amended and Restated Loan Agreement, dated as of September 10, 1992, as amended by Amendment Number One thereto, dated as of December 2, 1992, by Amendment Number Two thereto, dated as of November 15, 1993, and as further amended from time to time (as so amended, the "Loan Agreement"), entered into between Maker, each of the financial institutions which are now or hereafter parties thereto ("Banks"), and Bank of America National Trust and Savings Association, as agent ("Agent") for Banks thereunder.

         2. DEFINED TERMS. Any and all initially capitalized terms used herein shall have the meaning ascribed thereto in the Loan Agreement, unless specifically defined herein. The term "or" as used in this Note has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or". This Promissory Note (this "Note") is one of the promissory notes defined in the Loan Agreement as the "Notes" and is subject to, and entitled to the benefits of, the terms and provisions of the Loan Agreement.

         3. PAYMENTS OF PRINCIPAL AND INTEREST.

                  (a) Maker hereby promises to make payments of principal and interest, with respect to the Loans evidenced hereby at the rates and times, and in the amounts, and in all other respects in the manner as provided in the Loan Agreement.

                  (b) As more fully set forth in the loan Agreement, Maker shall not be obligated to pay, and the holder of this Note shall not be obligated to charge, collect, receive, reserve, or take interest (it being understood that interest shall be calculated as the aggregate of all charges which


                                   Exhibit N-1
constitute interest under applicable law that are contracted for, charged, reserved, received, or paid) in excess of the maximum non-usurious interest rate, as in effect from time to time, which may be charged, contracted for, reserved, received, or collected by Lender in connection with the Loan Agreement, this Note, the Ancillary Documents, or any other documents executed in connection herewith or therewith.

                  4. PREPAYMENT. Maker may prepay the principal balance due under this Note, in whole or in part, only in accordance with the provisions of the Loan Agreement.

                  5. APPLICATION OF PAYMENTS. All payments (including prepayments) made hereunder shall be applied as set forth in the Loan Agreement.

                  6. TIME AND PLACE OF PAYMENTS. All principal and interest due hereunder is payable in immediately available Dollars at Agent's San Francisco office located at Global Agency No. 5596, 315 Montgomery Street, San Francisco, California 94104, (or at such other office as may be designated from time to time by Agent), not later than 10:00 a.m., California time, on the day of payment.

                  7. WAIVERS. Maker, for itself and its legal representatives, successors, and assigns, expressly waives presentment, demand, protest, notice (except as required by the Loan Agreement), and all other requirements of any kind, in connection with the enforcement or collection of this Note.

                  8. ACCELERATION AND WAIVER. IT IS EXPRESSLY AGREED THAT, UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, THE UNPAID PRINCIPAL BALANCE OF AND ANY ACCRUED AND UNPAID INTEREST UNDER THIS NOTE MAY BE DECLARED TO BE, OR SHALL IMMEDIATELY BECOME, DUE AND PAYABLE PURSUANT TO THE TERMS OF THE LOAN AGREEMENT, WITHOUT PRESENTMENT, DEMAND, PROTEST, NOTICE (EXCEPT AS REQUIRED BY THE LOAN AGREEMENT), OR OTHER REQUIREMENTS OF ANY KIND, ALL OF WHICH ARE HEREBY EXPRESSLY WAIVED BY MAKER.

                  9. SECURITY. THIS NOTE IS SECURED BY, AMONG OTHER THINGS, THE LIENS GRANTED TO COLLATERAL AGENT FOR THE BENEFIT OF BANKS PURSUANT TO THE TERMS AND CONDITIONS OF THE ANCILLARY DOCUMENTS EXECUTED BY MAKER.

                  10. ATTORNEYS' FEES. In the event it should become necessary to employ counsel to collect or enforce this Note, Maker agrees to pay the reasonable attorneys' fees and costs of the holder hereof, irrespective of whether suit is brought, to the extent and as provided in the Loan Agreement.

                  11. AMENDMENTS. This Note may not be changed, modified, amended, or terminated except by a writing duly executed by Maker and the holder hereof.

                  12. HEADINGS. Section headings used in this Note are solely for convenience of reference, shall not constitute a part of this Note for any other purpose, and shall not affect the construction of this Note.

                  13. GOVERNING LAW. EXCEPT AS OTHERWISE PROVIDED IN THE LOAN
AGREEMENT: (A) THIS NOTE SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF CALIFORNIA; AND (B) THE VALIDITY OF THIS NOTE AND THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUCTED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

                  14. ARBITRATION. All controversies or claims arising in connection with this Note shall be resolved by arbitration in accordance with the terms set forth in the Loan Agreement.

                                        BANNER'S CENTRAL ELECTRIC, INC.,
                                        a California corporation

                                        By:_____________________________

                                        Title:__________________________

                              NOTICE OF BORROWING

TO:     Bank of America, NT & SA
        Global Agency # 5596
        315 Montgomery Street, 15th Floor
        San Francisco, California 94104

        Pursuant to that certain Amended and Restated Loan Agreement, dated as of September 10, 1992 (the "Loan Agreement"), entered into between BANNER'S CENTRAL ELECTRIC, INC., a California corporation ("Borrower"), the financial institutions which are now or hereafter parties thereto ("Banks"), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as agent ("Agent") for Banks thereunder, this Notice of Borrowing, delivered in accordance with Section 2.8 of the Loan Agreement, represents Borrower's request for an extension of credit pursuant to the Loan Agreement as follows:

   $______    A Basic Rate Borrowing under the Revolving Credit Facility;

   $______ A Eurodollar Rate Borrowing under the Revolving Credit Facility with an Interest Period of _____________ month(s) and expiring on ________________, ___________;

   $______ The issuance of a Letter of Credit on the terms and conditions set forth on Schedule 1 attached hereto, pursuant to Sections 2.1(e) and 2.2 of the Loan Agreement.

   $______    Total


        The undersigned Responsible Officer of Borrower certifies that:

        (a) the representations and warranties of Borrower contained in the Loan Agreement and the Ancillary Documents, to the extent that Borrower is a party thereto, are true and correct in all material respects at and as of the date hereof, as though made on the date hereof (except to the extent such representations and warranties expressly relate solely to an earlier date);

        (b) both before and after giving effect to the proposed Loan, Borrower is in compliance, in all material respects, with all of the requirements of each of the covenants contained in the Loan Agreement; and

        (c) no Event of Default or Unmatured Event of Default has occurred and is continuing on the date of the proposed Loan


                                  Exhibit N-2
                                      -1-
nor shall an Event of Default or Unmatured Event of Default result from the making of the proposed Loan.

        Any and all initially capitalized terms used herein shall have the meaning ascribed thereto in the Loan Agreement, unless specifically defined herein.

Dated:                          , 19
        ------------------------    --

                                        BANNER'S CENTRAL ELECTRIC, INC.,
                                        a California corporation


                                        By
                                           ------------------------------

                                        Title:
                                              ---------------------------


                                  Exhibit N-2

                                   SCHEDULE 1

                   TERMS AND CONDITIONS OF LETTERS OF CREDIT


Stated Amount:

Account party:

Beneficiary:

Expiry Date:

Conditions for Drawing:

                                   EXHIBIT O-1

                    FORM OF OFFICER'S COMPLIANCE CERTIFICATE

                        Certificate for the Period Ending
                           ___________________, 199__

Bank of America NT&SA
Agency Management Services #5596
1455 Market Street, 12th Floor
San Francisco, California 94103

                  Re:  Officer's Compliance Certificate

Gentlemen:

         This Certificate is given in accordance with subsection 5.2(d) of that certain Amended and Restated Loan Agreement, dated as of September 10, 1992 (as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement"), entered into between BANNER'S CENTRAL ELECTRIC, INC., a California corporation ("Borrower"), the financial institutions which are signatories thereto (collectively, "Banks"), and Bank of America National Trust and Savings Association, as agent ("Agent") for Banks thereunder. Any and all initially capitalized terms used herein shall have the meanings ascribed thereto in the Loan Agreement, unless specifically defined herein. I hereby certify that:

         1. I am the (chief financial officer/controller) of Borrower;

         2. The enclosed consolidated and consolidating financial statements, balance sheets, profit and loss statements and cash flow statements of Borrower fairly present the financial condition of Borrower and its subsidiaries as of the dates indicated, and I have reviewed such statements in preparing this certificate;

         3. I have reviewed the terms of the Loan Agreement and the Notes and the transactions and the consolidated financial condition of Borrower during the accounting period covered by the enclosed financial statements;

         4. To the best of my knowledge and belief no event or condition exists which constitutes an Unmatured Event of Default or an Event of Default as of the date of this Officer's Compliance Certificate (this "Certificate") except as set forth below, and Borrower is in compliance with all of the terms and provisions of the Loan Agreement except as set forth below.

                  Described below (or in a separate attachment hereto) are the exceptions, if any, to paragraph (4), listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking or proposes to take with respect to each such condition or event:


                  ______________________________________________________________
                  ______________________________________________________________
                  ______________________________________________________________

         5. As of the date of this Certificate, Borrower is not in default under any negative covenant set forth in
                  ARTICLE VI of the Loan Agreement.

         IF OTHER THAN FISCAL QUARTER, COMPLETE ONLY PARAGRAPHS 7, 9, 10, AND 11 BELOW; FOR THE END OF EACH FISCAL QUARTER,
         COMPLETE ALL PARAGRAPHS BELOW.

         6. The ratio of Total Debt to Tangible Net Worth and the minimum Tangible Net Worth for the period covered by this Certificate complies with the requirements of Section 6.6(a) and Section 6.6(h) of the Loan Agreement and may be calculated as follows:

                  (a) Total Debt:
                                                                       _________

                  (b) Tangible Net Worth:
                                                                       _________

                           (i)      the aggregate of total
                                    stockholder's equity:
                                                                       _________

                           (ii)     the aggregate of any treasury
                                    stock, any intangible assets,
                                    and any obligations due
                                    from stockholders, employees, or
                                    affiliates:
                                                                       _________

                           (iii)    Permanent Subordinated Debt:
                                                                       _________

                  Total (item (b) (i) minus item (b) (2)
                  plus item (b) (iii)):
                                                                       _________

                  Total (item (a) divided by item (b)):
                                                                       ____:1.00


         The maximum ratio of Total Debt to
         Tangible Net Worth permitted to be
         maintained by Borrower pursuant to
         Section 6.6(a) of the Loan Agreement, for
         the period covered by this certificate is:                    3.50:1.00

         The minimum Tangible Net Worth permitted to be maintained by Borrower pursuant to
         Section 6.6(h) of the Loan Agreement, for the period covered by this certificate is:

                  (a)      Tangible Net Worth Threshold
                           Amount                                    $15,000,000

                  (b)      50% of net income for fiscal
                           quarter ended:

                           December 31, 1993
                                                                     -----------
                           March 31, 1994
                                                                     -----------
                           June 30, 1994
                                                                     -----------
                           September 30, 1994
                                                                     -----------
                           December 31, 1994
                                                                     -----------
                           March 31, 1995
                                                                     -----------
                           June 30, 1995
                                                                     -----------
                           ------------------                        -----------
                           ------------------                        -----------
                           ------------------                        -----------
                           ------------------                        -----------

                  (c)      Total of (a) and (b)                      $
                                                                     -----------

         7. The Past Due Receivable Ratio for the period covered by this Certificate complies with the requirements of Section 6.6(b) of the Loan Agreement and may be calculated as follows:

                  (a) the total amount owing to Borrower and its subsidiaries under each Eligible Contract in which any payment is more than sixty (60) days past due:

                           Borrower                                  $
                                                                     -----------
                           Central Ram                               $
                                                                     -----------
                                    Total                            $
                                                                     -----------
                  (b) the total amount owing to Borrower and its subsidiaries under all Eligible Contracts:

                           Borrower                                  $
                                                                     -----------
                           Central Ram                               $
                                                                     -----------
                                    Total                            $
                                                                     -----------
                  Total (item (a) divided by item (b)):                    :1.00
                                                                     ------

                  The maximum Past Due Receivable Ratio permitted to be maintained by Borrower and its subsidiaries pursuant to
                  Section 6.6(b) of the Loan Agreement, for the period covered by this Certificate is:

                                                                     0.0400:1.00

         8. The aggregate amount of loans and cash advances made by Borrower and its subsidiaries to Sister Companies, excluding BCE Playground, Inc., and outstanding on the date of this Certificate is in compliance with the limitations set forth in
                  Section 6.6(d) of the Loan Agreement and is:

                                                                   $
                                                                    ------------

                  The maximum aggregate amount of loans and cash advances made by Borrower and its subsidiaries to its Sister Companies, excluding BCE Playground, Inc., permitted to be outstanding at any one time is:

                                                                   $     500,000

                  The aggregate amount of loans and cash advances made by Borrower and its subsidiaries to BCE Playground, Inc. and outstanding on the date of this Certificate is in compliance with the limitations set forth in Section 6.6(d) of the Loan Agreement and is:

                                                                   $
                                                                    ------------

                  The maximum aggregate amount of loans and cash advances made by Borrower and its subsidiaries to BCE Playground, Inc. and permitted to be outstanding at any one time is:

                                                                   $     275,000

         9. The aggregate amount of Capital Expenditures expended by Borrower and its subsidiaries during the period covered by this Certificate is in compliance with the limitations set forth in Section 6.6(d) of the Loan Agreement and to the date hereof is:

                                                                   $
                                                                    ------------


                  The maximum permitted Capital Expenditures for Borrower and its subsidiaries pursuant to Section 6.6(d) of the Loan Agreement, for the period covered by this Certificate is:

                                                                   $     750,000

         10. The aggregate amount of obligations incurred or assumed by Borrower and its subsidiaries with respect to the Operating Leases during the period covered by this Certificate is in compliance with the limitations set forth in Section 6.6(e) of the Loan Agreement and to the date hereof is

                                                                   $
                                                                    ------------

                  The maximum aggregate amount of obligations which Borrower and its subsidiaries are permitted to incur or assume with respect to Operating Leases pursuant to Section 6.6(e) of the Loan Agreement, for the period covered by this Certificate is:

                                                                   $
                                                                    ------------


         11. The Cash Flow to Interest Coverage Ratio for the two consecutive fiscal quarters ending as of the date of this Certificate complies with the requirements of Section 6.6(f) of the Loan Agreement and may be calculated as follows:

                  (a)  Cash Flow:

                            (i)     net income (or loss) after
                                    taxes:
                                                                   $
                                                                    ------------


                           (ii)     depreciation and
                                    amortization expenses:
                                                                   $
                                                                    ------------


                          (iii)     total interest expense:
                                                                   $
                                                                    ------------

                           (iv)     other non-cash items
                                    reducing net income
                                    (excluding extraordinary
                                    items):
                                                                   $
                                                                    ------------

                            (v)     cash capital expenditures
                                    to the extent not funded by
                                    new cash equity
                                    contributions to Borrower,
                                    Permanent Subordinated Debt,
                                    or the proceeds of
                                    Permitted Indebtedness
                                    incurred from sources other
                                    than Loans by the Banks:
                                                                   $
                                                                    ------------


                                    Total (item (a) (i) plus
                                    item (a) (ii) plus item
                                    (a) (iii) plus item (a) (iv)
                                    minus item (a) (v):
                                                                   $
                                                                    ------------


                  (b)      cash interest expense:
                                                                   $
                                                                    ------------

                  Total (item 11(a) divided by item
                  11(b)):
                                                                           :1.00
                                                                    ------------

                  The minimum Cash Flow to Interest Coverage Ratio required to be maintained by Borrower and its subsidiaries pursuant to
                  Section 6.6(f) of the Loan Agreement, for the two consecutive fiscal quarters ending as of the date of
                  this Certificate is:
                                                                       2.50:1.00
                                                                    ------------

         12. The Doubtful Accounts Ratio for the period covered by this Certificate complies with the requirements of Section 6.6(g) of the Loan Agreement as follows:

                  (a)      The reserve for bad debt expense
                           maintained by Borrower and its
                           subsidiaries in accordance with
                           GAAP as of the date hereof is:
                                                                   $
                                                                    ------------


                  (b)      Net Contracts then outstanding

                           (i)      total amount owed under
                                    Contracts then outstanding:

                                    to Borrower
                                                                   $
                                                                    ------------

                                    to Central Ram
                                                                   $
                                                                    ------------

                                            Total
                                                                   $
                                                                    ------------


                           (ii)     all unearned interest or
                                    finance charges thereon:

                                    to Borrower
                                                                   $
                                                                    ------------

                                    to Central Ram
                                                                   $
                                                                    ------------
                                            Total
                                                                   $
                                                                    ------------


                           Total (item (b) (i) minus item
                           (b) (ii))
                                                                    ------------

                           Total (item (a) divided by
                           item (b))
                                                                    ------------

                           The maximum Doubtful Accounts Ratio permitted to be maintained by Borrower and its subsidiaries pursuant to Section 6.6(g) of the Loan Agreement, for the period covered by this
                           Certificate is:
                                                                        .03:1.00

         13. The Net Charge Offs to Net Contracts Ratio for the period covered by this Certificate complies with the requirements of
                  Section 6.6(i) of the Loan Agreement and may be calculated as follows:

                  (a)

                           (i)      gross charge offs for the
                                    twelve (12) month period
                                    ending as of the date hereof:

                                    Borrower
                                                                   $
                                                                    ------------
                                    Central Ram
                                                                   $
                                                                    ------------
                                            Total
                                                                   $
                                                                    ------------

                      (ii) deferred finance charges on gross charge offs for the twelve month period ending as of the date hereof:

                                    Borrower
                                                                   $
                                                                    ------------
                                    Central Ram
                                                                   $
                                                                    ------------
                                            Total
                                                                   $
                                                                    ------------

                     (iii)          cash recoveries for the
                                    twelve month period ending
                                    on the date hereof:

                                    Borrower
                                                                   $
                                                                    ------------
                                    Central Ram
                                                                   $
                                                                    ------------
                                            Total
                                                                   $
                                                                    ------------

                  Total (item (a) (i) minus item (a) (ii) minus item (a) (iii)):

                                    Borrower
                                                                   $
                                                                    ------------
                                    Central Ram
                                                                   $
                                                                    ------------
                                            Total
                                                                   $
                                                                    ------------

                  (b)      Average of Net Contracts for the
                           twelve month period ending on
                           the date hereof:

                                    Borrower
                                                                   $
                                                                    ------------
                                    Central Ram
                                                                   $
                                                                    ------------
                                            Total
                                                                   $
                                                                    ------------

                  Total (item (a) divided by item (b)):

                           Borrower
                                                                           :1.00
                                                                    ------------
                           Central Ram
                                                                           :1.00
                                                                    ------------
                           Total
                                                                           :1.00
                                                                    ------------


                  The maximum Net Charge Offs to Net Contracts Ratio permitted to be maintained by Borrower and its subsidiaries pursuant to
                  Section 6.6(i) of the Loan Agreement, for the period covered by this Certificate is:
                                                                     0.0750:1.00

The foregoing certifications are made and delivered this _____ day of         ,
199___ .

                                                BANNER'S CENTRAL ELECTRIC, INC.,

                                                a California corporation

                                                By:
                                                   -----------------------
                                                Title:
                                                      --------------------

                           SUPPLEMENTAL SIGNATURE PAGE

         Re: Amended and Restated Loan Agreement (the "Loan Agreement") dated as of September 10, 1992, by and between Banner's Central Electric, Inc., the Banks named therein and Bank of America National Trust and Savings Association, as Agent. Capitalized terms used below and not otherwise defined shall have the meanings given such terms in the Loan Agreement.

         The undersigned agrees to become a Bank under the Loan Agreement as if
originally named therein, with a percentage of the Commitment equal to    % of
the aggregate Commitment, which represents $ of the Commitment, effective as of
_____________ , 19   ("Effective Date"). The total amount of the Commitment is
______________ Dollars ($___________). The undersigned further agrees to be bound by the terms and conditions of the Agreement.

         The undersigned (i) confirms that it has received a copy of the Loan Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to become a Bank under the Loan Agreement; (ii) agrees that it will, independently and without reliance upon Agent, BASI, or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (iii) represents and warrants that it meets all of the requirements set forth in the definition of an "Eligible Assignee" under Section 11.8(b) of the Loan Agreement; (iv) appoints and authorizes Agent to take action as Agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof; and (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank. Finally, the undersigned agrees that, as of the Effective Date, Exhibit C-1 to the Agreement is amended in its entirety to read as set forth on the attached Exhibit C-1, which is incorporated by this reference.



                                                   -----------------------------
                                                   [Name of New Bank]

                                                   By:
                                                      --------------------------
                                                   Title
                                                        ------------------------

                                   EXHIBIT S-1

ACKNOWLEDGED AND APPROVED:

         We hereby consent to and approve the foregoing and acknowledge and agree that Exhibit C-1 to the Agreement is, as of the Effective Date, amended in its entirety to read as set forth on the attached Exhibit C-1, which is incorporated by this reference. We further agree that the foregoing, and the amendments effected thereby, shall not alter, diminish or otherwise affect our obligations under any Loan Documents, except as expressly set forth above.

BANNER'S CENTRAL ELECTRIC, INC.                   BANK OF AMERICA NATIONAL TRUST
                                                  AND SAVINGS ASSOCIATION,
                                                  as Agent

By:                                               By:
   -------------------------                          -------------------------

Title                                             Title
     -----------------------                           -------------------------

Date                                              Date
     -----------------------                           -------------------------

                       NOTICE OF CONVERSION/CONTINUATION

TO:     Bank of America, NT & SA
        Global Agency #5596
        315 Montgomery Street, 15th Floor
        San Francisco, California 94104

        Pursuant to that certain Amended and Restated Loan Agreement, dated as of September 10, 1992 (the "Loan Agreement"), between BANNER'S CENTRAL ELECTRIC, INC., a California corporation ("Borrower"), each of the financial institutions ("Banks") which are now or hereafter parties thereto, and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as agent ("Agent") for Banks thereunder, this Notice of Conversion/Continuation represents Borrower's request to:

        (a) Convert $________________ in principal amount of Basic Rate Borrowings on ______________, 19__, to a Eurodollar Rate Borrowing, with an Interest Period of ___ months and expiring on _____________, 19__;

        (b) Convert $________________ in principal amount of Eurodollar Rate Borrowings on ________________, 19__, to Basic Rate Borrowings;

        (c) Continue as Eurodollar Rate Borrowings $_____________________ in principal amount of presently outstanding Eurodollar Rate Borrowings, commencing on _________________, 19__, with a new Interest Period of ___ months and expiring on _________________, 19__.

        The undersigned Responsible Officer of Borrower certifies that:

        (a) the representations and warranties of Borrower contained in the Loan Agreement and the Ancillary Documents, to the extent that Borrower is a party thereto, are true and correct in all material respects at and as of the date hereof, as though made on the date hereof (except to the extent such representations and warranties expressly relate solely to an earlier date);

        (b) both before and after giving effect to the proposed Loan, Borrower is in compliance, in all material respects, with all of the requirements of each of the covenants contained in the Loan Agreement; and

        (c) no Event of Default or Unmatured Event of Default has occurred and is continuing on the date of the proposed loan nor shall an Event of Default or Unmatured Event of Default result from the making of the proposed Loan.

                                      -1-
                                  Exhibit N-3

        Any and all initially capitalized terms used herein shall have the meaning ascribed thereto in the Loan Agreement, unless specifically defined herein.

Dated: __________________, 19__         BANNER'S CENTRAL ELECTRIC, INC., a
                                        California corporation


                                        By
                                          ------------------------------------

                                        Title:
                                              --------------------------------


                                      -2-
                                  Exhibit N-3

                         [O'Melveny & Myers Letterhead]



                                                September 18th, 1992





Bank of America NT&SA
555 South Flower Street
Los Angeles, CA 90071

Sumitomo Bank of California
611 West Sixth Street, Suite 3900
Los Angeles, CA 90017

        Re: Amended and Restated Loan Agreement dated as of September 10, 1992 among Banner's Central Electric, Inc., the Financial Institutions signatory thereto and Bank of America NT&SA, as Agent

Ladies and Gentlemen:

        We have acted as special counsel to Banner's Central Electric, Inc., a California corporation ("Borrower"), in connection with the Amended and Restated Loan Agreement dated as of September 10, 1992 (the "Loan Agreement") among Borrower, the Financial Institutions signatory thereto (the "Banks") and Bank of America NT&SA, as agent ("Agent"). This opinion is being rendered to you pursuant to subsection 3.1(c) of the Loan Agreement. Except as otherwise referenced herein, capitalized terms used herein without definition have the meanings assigned to them in the Loan Agreement.

        In our capacity as such counsel, we have examined, among other things, originals, or copies identified to our satisfaction as being true copies, of such records, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. These records, documents and instruments included the following:

        (a) The Loan Agreement;

                                 Exhibit 3.1(c)

Bank of America NT&SA and
        Sumitomo Bank of California - 9/18/92 - Page 2



                (b) The Promissory Notes executed and delivered by the Borrower (the "Notes");

                (c) The Amended and Restated Security Agreement executed and delivered by the Borrower (the "Security Agreement") in favor of Bank of America NT&SA, as Collateral Agent (the "Collateral Agent");

                (d)  The Fee Letter; and

                (e) Financing Statement No. 91-208508 on Form UCC-1 relating to the Collateral (as such term is defined in the Security Agreement), as filed with the California Secretary of State (the "UCC Financing Statement").

                The documents referenced in items (a) through (d) above are hereinafter sometimes referred to as the "Loan Documents".

                We have been furnished with, and with your consent have relied upon, a certificate of an officer of the Borrower with respect to certain factual matters, a copy of which has been furnished to the Agent. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary or appropriate. We have assumed the genuineness of all signatures by all parties other than Borrower and the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. As to matters of fact, we have also relied upon the representations made by Borrower in the Loan Documents.

                Whenever a statement herein is qualified by "known to us," "to our current actual knowledge," or similar phrase, it is intended to indicate that those attorneys in this firm who have rendered legal services in connection with the representations described in the introductory paragraphs of this opinion letter do not have current actual knowledge of the inaccuracy of such statement. However, except as otherwise expressly indicated, we have not undertaken any independent investigation to determine the accuracy of such statement, and any limited inquiry undertaken by us during the preparation of this opinion should not be regarded as such an investigation. No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Borrower.

Bank of America NT&SA and
     Sumitomo Bank of California - 9/18/92 - Page 3

     Our opinions herein set forth are limited to the laws of the State of California and United States Federal law. We express no opinion as to the laws of any other jurisdiction.

     On the basis of such examinations and our consideration of such questions of law as we have deemed relevant in the circumstances, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that:

     1. The Borrower is a corporation duly incorporated, validity existing and in good standing under the laws of the State of California. The Borrower has the corporate power and corporate authority to own and operate its properties and to carry on its business as presently conducted. The Borrower has the corporate power and corporate authority to execute and deliver the Loan Documents to which Borrower is a party and to consummate the transactions contemplated thereby.

     2. The execution, delivery and performance of the Loan Documents and the payment of the Notes by Borrower have been duly authorized by all necessary corporate action on the part of Borrower.

     3. The Loan Documents to which Borrower is a party have been duly executed and delivered by Borrower and constitute the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.

     4. Neither the execution and delivery of the Loan Documents to which it is a party by the Borrower, nor the performance thereof by the Borrower on or prior to the date hereof nor the payment of the Notes (w) violates the Articles of Incorporation by Bylaws of Borrower, (x) conflicts with or results in a material default under any agreement or instrument identified to us by Borrower as material, or any order, writ, judgment or decree known to us to which Borrower is a party or which its assets are bound, (y) violates any present Federal or California statute, rule or regulation binding on Borrower or any of its assets or (z) results in the creation of any Lien under any present Federal or California statute, rule or regulation binding upon any of the assets of Borrower under any agreement, instrument, order, writ,

Bank of America NT & SA and
        Sumitomo Bank of California - 9/18/92 - Page 4

judgment or decree referred to in clause (x) above (other than Liens created pursuant to such Loan Documents).

        5. The making of the Loans and the application of the proceeds thereof as provided in the Loan Agreement do not violate Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

        6. No consents or approvals of, authorizations by, or registrations, declarations or filings with any Federal or California governmental authority are required on the part of Borrower in connection with
(i) the extensions of credit under the Loan Agreement, (ii) the execution and delivery and performance on or prior to the date hereof by Borrower of the Loan Documents to which it is a party, (iii) the grant of a security interest by Borrower in the Collateral under the Security Agreement, and (iv) the payment by Borrower of the Notes, except as required to perfect Liens in any of such Collateral.

        7. To the best of our knowledge based solely upon a certificate of an officer of Borrower, there are no material actions, suits, or proceedings pending or threatened against Borrower or any of its assets.

        8. It is not necessary in connection with the execution and delivery of the Notes under the circumstances contemplated by the Loan Documents to register the Notes under the Securities Act of 1933, as amended, or to qualify an indenture in respect thereof under the Trust Indenture Act of 1939, as amended. For purposes of this opinion, we have assumed that each Bank is making the loans for its own account, in the ordinary course of its commercial lending business and not with a view to sale or any other distribution thereof.

        9. The provisions of the Security Agreement are sufficient to create in favor of the Collateral Agent a valid security interest in personal property comprising the Collateral to the extent that a security interest can be created therein under the California Uniform Commercial Code ("UCC"). Upon taking possession of the Collateral, the Collateral Agent will have perfected its security interest in the Collateral to the extent it is collateral of the type described in Sections 9304 or 9305 of the UCC. The Collateral Agent has perfected its security interests in Collateral of the type described in the UCC Financing Statement, to the

Bank of America NT & SA and
        Sumitomo Bank of California - 9/18/92 - Page 5

extent that such security interests can be perfected by the filing of a financing statement in the State of California.

        10. The Borrower is not an "investment company" or a company "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended, or a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or an "affiliate" of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        Our opinions in paragraphs 3 and 9 above as to the validity, binding effect or enforceability of the agreements referred to therein are subject to
(a) bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally, (b) general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such validity, binding effect or enforceability is considered in a proceeding in equity or at law), (c) public policy considerations or court decisions which may limit the rights of the Banks, the Agent or the Collateral Agent to obtain indemnification, (d) the unenforceability under certain circumstances of provisions to the effect that rights or remedies are not exclusive, that rights or remedies may be exercised without notice, that each right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, that election of a particular remedy or remedies does not preclude recourse to one or more other remedies, or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy, (e) the unenforceability under certain circumstances of provisions expressly or by implication waiving broadly or vaguely stated rights, unknown future rights, defenses to obligations, rights granted by law or objections to the bringing of an action or proceeding in a particular jurisdiction, where such waivers are against public policy or prohibited by law, and (f) the unenforceability under certain circumstances of any provisions which impose penalties or forfeitures. Certain of the remedies in the agreements referred to in paragraphs 3 and 9 above may be further limited or rendered unenforceable by other applicable laws, but such other laws do not, in our opinion, make the remedies or procedures afforded by such agreements inadequate

Bank of America NT&SA and
        Sumitomo Bank of California - 9/18/92 - Page 6



for the practical realization of the benefits intended to be provided hereby.

                In giving the opinions expressed in paragraphs 4 and 7 above, we have relied, with your approval, for purposes of identification of material agreements and instruments or orders, writs, judgments or decrees or material actions, suits or proceedings, solely on a certificate of an officer of Borrower listing all material agreements and instruments or orders, writs, judgments or decrees or material actions, suits or proceedings, to which Borrower is a party or by which Borrower or any of its respective properties may be bound or which may be threatened against Borrower or any of its assets. In giving the opinions expressed in paragraph 9 above, we have relied, with your approval, on a certificate of the California Secretary of State as to filing of the UCC Financing Statement with such Secretary of State.

                Our opinions rendered in paragraphs 4 and 6 above are based upon our review only of those statutes, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Loan Documents.

                In rendering our opinions in paragraphs 6 and 8 above, we have assumed further that each Bank is a sophisticated financial institution capable of evaluating the merits and risks relating to the Notes, and that each Bank has been provided access to such information relating to Borrower as such Bank has requested.

                In rendering our opinion in paragraph 9 above, we have assumed
(a) that the Borrower has rights in the Collateral within the meaning of
Section 9203(1)(c) of the UCC at all times relevant to this opinion, (b) that none of the Collateral arises out of any transaction described in Section 9104 of the UCC, (c) that the Collateral does not include consumer goods or crops, timber, minerals or the like (including oil and gas) or accounts resulting from the sale of an interest in minerals or the like (including oil and gas), (d) the sufficiency for purposes of the UCC of the description of the Collateral in the Security Agreement and the UCC Financing Statement and (e) that no agreements or understandings exist between the Agent, the Collateral Agent or any Bank or other creditor secured thereby and other parties that would modify, release or terminate the liens or security interests granted to the Collateral Agent pursuant to

Bank of America NT&SA and
        Sumitomo Bank of California - 9/18/92 - Page 7

the Security Agreement in whole or in part, and the opinions expressed above are limited to the extent that neither the Collateral Agent, the Agent nor any Bank or other creditor secured thereby has taken any action to release, terminate or waive the security interest granted by the Security Agreement in all or part of the Collateral. We also call your attention to the fact that the perfection of a security interest in "proceeds" (as defined in the UCC) of collateral is governed and restricted by Section 9306 of the UCC and that the validity of security interests in the inventory of a "retail merchant" (as defined in Section 9102(7) of the UCC) is governed and restricted by Section 9102(4) - (7) of the UCC. We further advise you that we have not made or undertaken to make any investigation of the state of title to, rights in, or nature of the Collateral. We express no opinion with respect to the existence, condition, location or ownership thereof or the priority of any liens thereon or security interests therein. We advise you that with respect to Collateral constituting fixtures that the priority of that security interest in relationship to persons claiming rights to such fixtures under real estate law will not be determined solely by the time of perfection, but may be based on a fixture filing in the real estate records in the county in which the real estate is located.

        Except for the filing of periodic continuation statements every five years within six months prior to each five year anniversary of the date of filing of the UCC Financing Statement, it is not necessary under the UCC to rerecord, reregister or refile the UCC Financing Statement, or to record, register or file any other or additional documents, instruments or statements in order to maintain perfection of the security interest in any Collateral as to which a security interest has been perfected by the filing of the UCC Financing Statement; provided, however, that additional financing statements may be required to be filed if the Borrower changes its name, identity, corporate structure, location of its chief executive office, or chief place of business or the state in which any of the Collateral is located.

        Insofar as the Security Agreement purports to create liens in after-acquired property, such liens will be subject to Sections 547 and 552 of the Bankruptcy Code.

        We have, with your permission, expressed no opinion herein as to the applicability of the Fair Labor Standards Act, 29 U.S.C. Section 201 et seq. ("Act") to the transactions

Bank of America NT&SA and
        Sumitomo Bank of California--9/18/92--Page 8



discussed herein. In certain instances, the Act, where applicable, may preclude the sale or shipment in interstate commerce of certain items of Collateral unless and until all relevant payroll obligations are met.

        To the extent that the obligations of Borrower may be dependent upon such matters, we assume for purposes of this opinion that each other person who is a party to any of the Loan Documents (other than Borrower) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that each of such agreements has been duly authorized, executed and delivered by each such other person party thereto and constitutes or will constitute the legal, valid and binding obligations of each such other person, enforceable in accordance with their respective terms against each such other person; and that each such other person has the requisite corporate or other organizational power and authority to perform its obligations under such agreements.

        Except as expressly set forth in paragraph 5 above, we are not expressing any opinion as to the effect of the Agent's or Collateral Agent's or any Bank's compliance with any state or Federal laws or regulations applicable to the transactions contemplated by the Loan Documents because of the nature of the Agent's or Collateral Agent's or any Bank's business.

        This opinion is rendered only to you and is solely for your benefit in connection with the above transactions. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent. Copies of this opinion may not be furnished to any other person, firm or corporation without our prior written consent, except that each Bank may furnish copies hereof to:
(a) its independent auditors and attorneys; (b) any state or federal regulatory authority with jurisdiction over such Bank; (c) pursuant to order or legal process of any court or governmental agency; or (d) to any proposed participant or assignee of all or a portion of such Bank's rights under the Loan Documents.

                                                Respectfully submitted,

                                                /s/ O'Melveny & Myers
                                                ------------------------------

                        CERTIFICATE REGARDING CALIFORNIA
                      COMMERCIAL CODE SECTION 9102(5)-(7)

        The undersigned delivers this certificate to BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as agent ("Agent") for the financial institutions which are signatories ("Banks") to that certain Amended and Restated Loan Agreement ("Loan Agreement"), dated as of September 10, 1992, entered into between BANNER'S CENTRAL ELECTRIC, INC., a California corporation ("Borrower"), Banks and Agent.

        Reference is made to the credit transactions contemplated by the Loan Agreement, the related Notes, and the Ancillary Documents (as defined in the Loan Agreement). The undersigned has reviewed all of the provisions of the foregoing documents insofar as they may impose any restrictions upon Borrower with respect to the use of loan funds advanced thereunder. The undersigned hereby certifies to Agent and Banks, and agrees that, in connection with the indebtedness to be incurred pursuant to the Loan Agreement, the Notes, and the Ancillary Documents referred to above, Agent and Banks have not made any restrictions as to use of funds thereunder that are commercially unreasonable. The undersigned further agrees that any restrictions as to use of funds thereunder were made by Agent and Banks in good faith.

        The undersigned stipulates that this certificate is an "Ancillary Document" within the meaning of the Loan Agreement.

Dated as of September 10, 1992

                                       BANKER'S CENTRAL ELECTRIC, INC., a
                                       California corporation


                                        By
                                          --------------------------------

                                          Its:
                                              ----------------------------

                                 Exhibit 3.1(w)

                                     NOTICES

PARTIES                    NOTICE INFORMATION

Borrower:                  BANNER'S CENTRAL ELECTRIC, INC.
                           1810 South Main
                           Los Angeles, California 90015
                           Attention:  Gregory J. Andrews
                           Telephone:     (213) 748-9901
                           Telefacsimile: (213) 747-5927

                           with a copy to the attention of William King (at with same address as above, and with the same telephone and telefacsimile numbers as above)

And with a                 WEST COAST PRIVATE EQUITY PARTNERS, L.P.
copy of                    400 South Hope Street, Suite 2000
notices to                 Los Angeles, California 90071
Borrower                   Attention:  Scott R. Dunfrund
to:                        Telephone:     (213) 253-3804
                           Telefacsimile: (213) 624-5689

Agent:                     BANK OF AMERICA, NT&SA
                           Global Agency No. 5596
                           1455 Market Street, 12th Floor
                           San Francisco, California 94103
                           Attn:  Mr. Jouni Korhonen
                           Telephone:     (415) 622-4828
                           Telefacsimile: (415) 622-4894

Banks:                     BANK OF AMERICA, NT&SA
                           Los Angeles Commercial Banking No. 1459
                           525 South Flower Street, Mezzanine
                           Los Angeles, California 90071
                           Attention:  Mark Perry
                           Telephone:     (213) 228-4404
                           Telefacsimile: (213) 228-2051 or 2734

                           SUMITOMO BANK OF CALIFORNIA
                           611 West Sixth Street, Suite 3900
                           Los Angeles, California 90017
                           Attn:       William G. Nelle, Jr. or
                                       Laura French, Note Department
                           Telephone:     (213) 362-5715 (Nelle) or
                                          (213) 362-5714 (French)
                           Telefacsimile: (213) 622-1385 (Both)

                           SANWA BANK CALIFORNIA
                           601 South Figueroa, W10-5
                           Los Angeles, California 90017
                           Attention: Mr. Gilbert Dalmau, Vice President
                           Telephone:    (213) 896-7985
                           Telefacsimile:(213) 896-7090

                                  EXHIBIT 11.5

                         SCHEDULE A-1

                 LIST OF ANCILLARY DOCUMENTS

1. Amended and Restated Security Agreement between Borrower and BofA as Collateral Agent.

2. Amended and Restated Collateral Agency Intercreditor Agreement between Collateral Agent, Agent and Banks.

3. California Uniform Commercial Code Form UCC-1 Financing Statement dated September 24, 1991, filed with the California Secretary of State September 26, 1991, as Instrument No. 91-208508 (referred to below as "Item 3").

4. California Uniform Commercial Code Form UCC-2 Assignment, assigning Item 3 from Security Pacific National Bank, as Collateral Agent, to BofA, as Collateral Agent.

5. California Uniform Commercial Code Form UCC-1 Fixture Filing Financing Statement dated September 24, 1991, pertaining to the Broadway Street, Los Angeles facility of Borrower, recorded with the Los Angeles County, California Recorder (referred to below as "Item 5").

6. California Uniform Commercial Code Form UCC-2 Assignment, assigning Item 5 from Security Pacific National Bank, as Collateral Agent, to BofA, as Collateral Agent.

7. California Uniform Commercial Code Form UCC-1 Fixture Filing Financing Statement dated September 24, 1991, pertaining to the City of Vernon facility of Borrower, recorded with the Los Angeles County, California Recorder (referred to below as "Item 7").

8. California Uniform Commercial Code Form UCC-2 Assignment, assigning Item 7 from Security Pacific National Bank, as Collateral Agent, to BofA, as Collateral Agent.

9. California Uniform Commercial Code Form UCC-1 Fixture Filing Financing Statement dated September 10, 1992, pertaining to the Huntington Park Facility of Borrower, recorded with the Los Angeles County, California Recorder.

10. Landlord Waivers.

11. Perelman Subordination Agreement.

12. Letter Agreement dated as of the Signing Date between Borrower, Agent and Banks that refers to itself as the Syndication Agreement.

13. Certificate Regarding California Commercial Code Section 9102(5)-(7).

14. Security Agreement: Secured Party In Possession between Borrower and BofA as Collateral Agent.

15. Continuing Guaranty between Central Ram, Inc. and BofA, as Agent.

16. Security Agreement between Central Ram, Inc. and BofA, as Collateral Agent.

17. California Uniform Commercial Code Form UCC-1 Financing Statement dated June 14, 1994, executed by Central Ram, Inc., as Debtor, to be filed with the California Secretary of State.

18. California Uniform Commercial Code Form UCC-1 Fixture Filing Financing Statement dated June 14, 1994, executed by Central Ram, Inc., as Debtor, pertaining to the South San Francisco Warehouse of Central Ram, to be recorded as a fixture filing.

19. California Uniform Commercial Code Form UCC-1 Fixture Filing Financing Statement dated June 14, 1994, executed by Central Ram, Inc., as Debtor, pertaining to the Richmond facility of Central Ram, to be recorded as a fixture filing.

20. California Uniform Commercial Code Form UCC-1 Fixture Filing Financing Statement dated June 14, 1994, executed by Central Ram, Inc., as Debtor, pertaining to the Valencia facility of Central Ram, to be recorded as a fixture filing.

21. California Uniform Commercial Code Form UCC-1 Fixture Filing Financing Statement dated June 14, 1994, executed by Central Ram, Inc., as Debtor, pertaining to the Mission facility of Central Ram, to be recorded as a fixture filing.

22. California Uniform Commercial Code Form UCC-1 Fixture Filing Financing Statement dated June 14, 1994, executed by Central Ram, Inc., as Debtor, pertaining to the French Gallery facility of Central Ram, to be recorded as a fixture filing.

23. California Uniform Commercial Code Form UCC-1 Fixture Filing Financing Statement dated June 14, 1994, executed by Central Ram, Inc., as Debtor, pertaining to the San Jose facility of Central Ram, to be recorded as a fixture filing.

24. California Uniform Commercial Code Form UCC-1 Fixture Filing Financing Statement dated June 14, 1994, executed by Central ram, Inc., as Debtor, pertaining to the Oakland facility of Central Ram, to be recorded as a fixture filing.

25. Borrowing Base Maintenance Agreement made by West Coast Private Equity Partners, L.P. in favor of BofA, as Agent.

                                  SCHEDULE D-1

                              DISCLOSURE STATEMENT


Sections 4.1 and 4.2 Due Organization; Subsidiaries; Capital Stock or Interests of Borrower.

        1. Borrower owns 100% of the issued and outstanding capital stock of Central Ram, Inc., a Delaware corporation.

        2. Borrower's issued and outstanding shares of capital stock are as follows:

                          Authorized
Class of Stock          Number of Shares        Outstanding Shares
- --------------          ----------------        ------------------
Common, $.01
par value                   10,000                     100


All of the issued and outstanding shares of common stock of Borrower are owned by Banner's Central Electric Holdings, Inc.


Section 4.17  Licenses, Patents, Trademarks and Intellectual Property.

        1. Borrower has learned of businesses operating under the name "Central Electric Co." at 10792 Vernon Avenue, Ontario, California, 91761, and in Watsonville, California; of a business conducted under the name "Central Electric Co." in Castro Valley, California; and of a business operating under the name of "Central Electric" in Los Angeles, California.

        2. Borrower has filed fictitious business name statements for the names "Central Electric", "Central Furniture, TV, Appliances", "Central Electric Company", "Central Electric Co.", "Discount Central", "Discount Central Stores", "Central Baby and Youth Store", "Baby Central" and "Central Baby". In addition, Borrower has registered the service mark "Central" with the California Secretary of State on April 10, 1985 (Service Mark Registration No. 22789). Except for the preceding marks, Borrower has not registered any marks with any governmental agency.

Section 4.24.  Location of Chief Executive Office.

        The location of the chief executive office of Borrower is at 1810 South Main, Los Angeles, California, and its principal business locations are 1810 South Broadway, Los Angeles, California, and the Pacific Randolph Shopping Center, 6051 Pacific Boulevard, Huntington Park, California. Borrower will commence operations at 5480 Ferguson Drive, Commerce, California, on or about November 26, 1993, and will move its corporate office to the Commerce location on or about January 15, 1994. Borrower leases space in a warehouse located at 2263 East Vernon Avenue, Vernon, California, and in a warehouse located at 2657 East Vernon Avenue, Vernon, California. Borrower also stores certain inventory offsite at a Unocal gas station located at 1900 South Broadway, Los Angeles, California. Borrower has entered into leases for a 7800 square foot store location at 14103 Ramona Boulevard #B, Baldwin Park, California 91706 and a 31,000 square foot store location at 2120 South Bristol Street, Santa Ana, California. Borrower expects to commence operations at the Baldwin Park location on or about November 26, 1993, and at the Santa Ana location on or about March 1, 1994.

Section 4.30.  Central Ram.

        (a) Licenses, Patents, Trademarks and Intellectual Property. Central Ram has the following trade names:

             Ramco
             Ramco Furniture
             Golden Gate
             Golden Gate Furniture

        (b) Chief Executive Office. The chief executive office of Central Ram, Inc. is located at 5480 Ferguson Drive, Commerce, California 90022.

        (c) Location of Assets. Central Ram, Inc. also has assets at the following locations:

                              2293 Mission Street
                        San Francisco, California 94110

                              2301 Mission Street
                        San Francisco, California 94110

                             2345 MacDonald Avenue
                           Richmond, California 94804

                                1019 Clay Street
                           Oakland, California 94607

                          995 East Santa Clara Street
                           San Jose, California 95116

                                 352 Shaw Road
                        San Francisco, California 94080

                              560 Valencia Street
                        San Francisco, California 94110

Section 6.1.  Indebtedness.

        1. Borrower has entered into equipment leases with Amplicon Financial, Inc., Wells Fargo Leasing Company and XL/Datacomp, Inc. The latter two leases have been assigned to LB Credit Corp. or Sanwa Business Credit Corp.

        2. Central Ram has entered into the following equipment leases: (a) Computer Lease ($97,233.00); (b) AVCO ($14,894.00); (c) NDMC Truck TMCC ($4,447.00 evidenced by a note); and (d) Lanier Copier ($4,041.00 evidenced by a note).

Section 6.2.  Liens.

        1. Financing statements have been filed naming Borrower as debtor with respect to the Wells Fargo Leasing Company and XL/Datacomp, Inc. leases described under item 1 of Section 6.1 above (Financing Statement ("F/S") Nos. 88-311551, 89-270172, 90-267934, 91-002709, 91-028985, 91-210212, 91-076313,
92-008359, 92-150113 and 92-150114). It is expected that a financing statement will be filed with respect to the Amplicon Financial, Inc. lease described under item 1 of Section 6.1 above.

        2. Ford Motor Credit has a lien against certain assets of Borrower to secure indebtedness to purchase two vans in the approximate original principal amount of $27,700.

        3. Ladco Leasing F/S No. 91-121314 filed June 3, 1991, naming Borrower as debtor assigned to City National Bank, with respect to an equipment lease for two water coolers.

        4. ITT Commercial Finance Corp. has filed financing statements (F/S Nos. 91-141577, 91-208507) against substantially all of Borrower's assets to secure indebtedness which, together with all other indebtedness advanced by any Floor Plan Lender, does not exceed $18,000,000.

                5. Form UCC-1 Financing Statement filed with the Secretary of State of California on February 7, 1991 (No. 91-025976) by Mission National Bank, as Secured Party, naming Golden Gate Furniture, Inc., as Debtor, which was assumed by Central Ram, Inc.

                6. Form UCC-1 Financing Statement filed with the Secretary of State of California on September 2, 1993 (No. 93-179781) by AVCO Leasing Services, Inc., as Secured Party, naming Ramm's Furniture, as Debtor, which was assumed by Central Ram, Inc.

Section 6.3.  Investments.

                Borrower has invested in Central Ram, Inc. pursuant to the terms and conditions of that certain Asset Purchase Agreement dated as of May 26, 1994.

Section 6.10.  Transactions with Shareholders and Affiliates.

                Borrower pays management fees to its parent, Banner's Central Electric Holdings, Inc., and to West Coast Private Equity Partners, L.P., the majority owner of Banner's Central Electric Holdings, Inc., for services rendered by such companies. Borrower believes that such management fees represent fair and reasonable compensation for the services rendered.